Exhibit 4.13

EXECUTION VERSION

CREDIT AGREEMENT

among

HOME INNS & HOTELS MANAGEMENT INC.

AS BORROWER

CERTAIN SUBSIDIARIES OF THE BORROWER

AS GUARANTORS

BNP PARIBAS HONG KONG BRANCH

CHINATRUST COMMERCIAL BANK, LTD.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

CREDIT SUISSE AG, SINGAPORE BRANCH

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH

NATIXIS, HONG KONG BRANCH

SHINHAN ASIA LIMITED

AS MANDATED LEAD ARRANGERS

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA) LIMITED

AS LEAD ARRANGER

THE LENDERS PARTY HERETO

and

BNP PARIBAS HONG KONG BRANCH

AS FACILITY AGENT AND SECURITY AGENT

US$240,000,000 SENIOR SECURED CREDIT FACILITY

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4.14.	No Breach of Laws	72
4.15.	Environmental Laws	73
4.16.	No Tax Liabilities	73
4.17.	Security	73
4.18.	No Financial Indebtedness; Guarantees; Loans	74
4.19.	Pari Passu Ranking	74
4.20.	Good Title to Assets	74
4.21.	Legal and Beneficial Ownership	74
4.22.	Valid Ownership and Rights to Intellectual Property	74
4.23.	Group Structure Chart	75
4.24.	Identity of Material Group Members	75
4.25.	Representations under the Acquisition Documents, Disclosure	75
4.26.	No Adverse Consequences	75
4.27.	Holdings Companies	76
4.28.	Accounting Reference Date	76
4.29.	No Material Adverse Effect	76
4.30.	Margin Stock	76
4.31.	Times when Representations Made	76

SECTION 5. AFFIRMATIVE COVENANTS		77
5.1.	Financial Statements	77
5.2.	Provision and Contents of Compliance Certificate	77
5.3.	Requirements as to Financial Statements	78
5.4.	Budget	79
5.5.	Presentations	80
5.6.	Information: Miscellaneous	80
5.7.	Notification of Default	81
5.8.	“Know Your Customer” Checks	82
5.9.	Authorizations	83
5.10.	Compliance with Laws	83
5.11.	Environmental Compliance and Claims	83
5.12.	Taxation	84
5.13.	Preservation of Assets	84
5.14.	Pari Passu Ranking	85
5.15.	Payments and Enforcement of Rights under Acquisition Documents	85
5.16.	Maintenance of Insurance	85
5.17.	Pensions	85
5.18.	Access by the Facility Agent	86
5.19.	Ownership and Maintenance of Intellectual Property	86
5.20.	Financial Assistance	87
5.21.	Bank Accounts	87
5.22.	Hedging	87
5.23.	Further Assurance	87
5.24.	Dividends Maximization Undertaking	90
5.25.	Ongoing Accuracy of Information	90
5.26.	Auditors and Accounting Practices	90
5.27.	Conditions Subsequent	90
5.28.	Minimum Initial Offshore Cash Balance	93

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SECTION 6. NEGATIVE COVENANTS		93
6.1.	Financial Covenants	93
6.2.	Merger	96
6.3.	Change of Business	96
6.4.	Acquisitions	96
6.5.	Joint Ventures	97
6.6.	Holding Companies	97
6.7.	Negative Pledge	98
6.8.	Disposals	98
6.9.	Arm’s Length Basis	98
6.10.	Loans or Credit	98
6.11.	No Guarantees or Indemnities	99
6.12.	Dividends and Share Redemption	99
6.13.	Financial Indebtedness	99
6.14.	Amendments to Transaction and Organizational Documents	100
6.15.	Security and Share Capital	100
6.16.	Sanctions	100

SECTION 7. GUARANTY		101
7.1.	Guaranty of the Obligations	101
7.2.	Contribution by Guarantors	101
7.3.	Payment by Guarantors	102
7.4.	Liability of Guarantors Absolute	102
7.5.	Waivers by Guarantors	105
7.6.	Guarantors’ Rights of Subrogation, Contribution, etc.	106
7.7.	Subordination of Other Obligations	106
7.8.	Continuing Guaranty	106
7.9.	Authority of Guarantors or the Borrower	107
7.10.	Financial Condition of the Borrower	107
7.11.	Bankruptcy	107
7.12.	Termination	108

SECTION 8. EVENTS OF DEFAULT		108
8.1.	Events of Default	108
8.2.	Clean-Up Period	113

SECTION 9. AGENTS		114
9.1.	Appointment of Agents	114
9.2.	Powers and Duties	114
9.3.	General Immunity	115
9.4.	Agents Entitled to Act as Lender	117
9.5.	Lenders’ Representations, Warranties and Acknowledgment	117
9.6.	Right to Indemnity	119
9.7.	Successor Facility Agent and Security Agent	119
9.8.	Collateral Documents and Guaranty	121
9.9.	Withholding Taxes	122

SECTION 10. MISCELLANEOUS		122
10.1.	Notices	122

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10.2.	Expenses	124
10.3.	Indemnity	125
10.4.	Set-Off	125
10.5.	Amendments and Waivers	126
10.6.	Successors and Assigns; Participations	128
10.7.	Independence of Covenants	133
10.8.	Survival of Representations, Warranties and Agreements	133
10.9.	No Waiver; Remedies Cumulative	133
10.10.	Marshalling; Payments Set Aside	134
10.11.	Severability	134
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	134
10.13.	Headings	134
10.14.	APPLICABLE LAW	134
10.15.	CONSENT TO JURISDICTION	135
10.16.	WAIVER OF JURY TRIAL	136
10.17.	Confidentiality	137
10.18.	Usury Savings Clause	137
10.19.	Counterparts	138
10.20.	Effectiveness	138
10.21.	USA Patriot Act	138
10.22.	Electronic Execution of Assignments	139
10.23.	No Fiduciary Duty	139
10.24.	Borrower as Agent	140

SIGNATURE PAGES		141

Appendixes, Schedules and Exhibits

APPENDICES:	A	Term Loan Commitments
	B	List of Initial Guarantors
	C	List of Initial Material Group Members
	D	Agreed Security Principles
	E	Notice Addresses
	F	Security
	G	Onshore Capital Requirements

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification

EXHIBITS:	A-1	Funding Notice
	A-2	Interest Rate Notice
	B	Note
	C	Compliance Certificate
	D	Counterpart Agreement
	E	Form of Assignment and Assumption
	F	Form of Solvency Certificate

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G	Form of CP Satisfaction Date Certificate
H	Form of Onshore Cash Sweep Certificate
I	Form of Disbursement Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 26, 2011, is entered into by and among (1) HOME INNS & HOTELS MANAGEMENT INC., a Cayman Islands company (the “Borrower”); (2) each of the SUBSIDIARIES OF THE BORROWER listed on Appendix B, as Guarantors; (3) each of the BANKS listed on Appendix A, as Lenders; (4) BNP PARIBAS HONG KONG BRANCH (“BNP”), CHINATRUST COMMERCIAL BANK, LTD. (“Chinatrust”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“CACIB”), CREDIT SUISSE AG, SINGAPORE BRANCH (“CS”), JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH (“J.P. Morgan”), NATIXIS, HONG KONG BRANCH (“NATIXIS”), and SHINHAN ASIA LIMITED (“Shinhan”) as mandated lead arrangers (collectively the “Mandated Lead Arrangers”); (5) INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ASIA) LIMITED (“ICBC”), as lead arranger (the “Lead Arranger”); and (6) BNP PARIBAS HONG KONG BRANCH, as the facility agent of the Finance Parties (the “Facility Agent”) and security agent of the Secured Parties (the “Security Agent”).

RECITALS

WHEREAS:

A.	Each of the Borrower and the Target is engaged in the business of hotel operations and management in the PRC.

B.	On May 27, 2011, the Borrower, the Sellers and the Target entered into a Share Purchase Agreement pursuant to which, inter alia, the Borrower agreed to acquire 100% of the Target Shares from the Sellers.

C.	The Lenders have agreed to extend a term loan credit facility to the Borrower, in an aggregate principal amount not to exceed US$240,000,000, the proceeds of which will be used by the Borrower to partly fund the Acquisition of the Target Shares on the Closing Date, and to pay for Transaction Costs incurred in connection therewith.

D.	The Borrower and each of the other Guarantors have agreed (i) to jointly and severally guaranty the obligations of the other Guarantors hereunder; and (ii) subject to the Agreed Security Principles, to secure their respective Obligations by granting to the Security Agent, for the benefit of Secured Parties, a First Priority Lien in substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their directly owned Subsidiaries.

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NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each of the parties hereto agrees as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1.	Definitions.

The following terms used herein, including in the preamble, recitals, appendices, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Bank” means (a) a bank or financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody’s; (b) an Agent; (c) with respect to RMB denominated deposits or investments maintained by an Onshore Group Member, the Industrial and Commercial Bank of China, China Construction Bank, the Bank of China, or the Agricultural Bank of China; or (d) any other bank approved by the Majority Lenders.

“Account Bank” means BNP Paribas Hong Kong Branch.

“Acquisition” means the acquisition by the Borrower of the Target Shares pursuant to the Acquisition Documents.

“Acquisition Documents” means (a) the Share Purchase Agreement; (b) the Escrow Agreement, the Trademark Transfer Agreements and the Registration Rights Agreement (each as defined in the Share Purchase Agreement); and (c) any other agreement, instrument, certificate, report and other document executed and delivered in connection with the Acquisition and designated an “Acquisition Document” by the Borrower and the Facility Agent.

“ADSs” means the American depositary shares representing the ordinary shares of the Borrower.

“Affected Lender” as defined in Section 2.16.

“Affected Loan” as defined in Section 2.16.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 30% or more of the Securities having ordinary voting power for the election of directors of such Person; or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means the Facility Agent or the Security Agent.

“Agent Affiliates” as defined in Section 10.1(b).

“Agent’s Fee Letter” as defined in Section 2.7(c).

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.2.

“Agreed Security Principles” means the principles set forth in Appendix D.

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“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, and shall include each Counterpart Agreement executed in connection herewith.

“Amortization Date” as defined in Section 2.8.

“Annual Financial Statements” means the audited financial statements for a Fiscal Year delivered pursuant to Section 5.1(a).

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted after the Signing Date.

“Approved Electronic Communications” means any notice, demand, request, communication, information, document or other material that any Credit Party provides to the Facility Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Facility Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Auditors” means any one of PricewaterhouseCoopers (including PricewaterhouseCoopers Zhong Tian CPAs Limited Company), Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization, registration, permit or similar action that is required of any Person, including each Governmental Authorization and the maintenance of good standing in each jurisdiction in which it is relevant.

“Authorized Officer” means, as applied to any Person, any individual holding the position of director, chief executive officer or chief financial officer, in each case who has been duly authorized to legally bind such Person.

“Available Cash” means the total amount of cash plus Cash Equivalents of the Offshore Group Members but excludes amounts on deposit in the Interest Reserve Account, the Mandatory Prepayment Account and the Sinking Fund Account.

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“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, (a) any of the events or circumstances described in Section 8.1(f), (g) or (h) occurs; or (b) in the reasonable determination of the Majority Lenders made in good faith, such Person is unable to meet its maturing obligations as they fall due in the ordinary course of business; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority (including an instrumentality thereof); provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Case Model” means the base case business plan in the form of a financial model, dated July 4, 2011, covering the period from the Closing Date until the end of the calendar year in which the Final Maturity Date occurs, that has been agreed between the Borrower and the Initial Mandated Lead Arrangers, being the excel file titled: Homerun_syndication model_04 Jul 2011.xlsx.

“Beneficiary” means each Agent, Lender and Hedge Counterparty.

“BNP” as defined in the first paragraph hereto.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the first paragraph of this Agreement.

“Borrower Equity Proceeds” means cash proceeds received by the Borrower from any Equity Interests issued by the Borrower after the Closing Date.

“Break Costs” as defined in Section 2.17(c).

“Budget” means (a) in relation to the period beginning on January 1, 2011 and ending on December 31, 2011, the Base Case Model; and (b) in relation to any other period, any budget delivered by the Borrower to the Facility Agent in respect of that other period pursuant to Section 5.4.

“Business Day” means (a) any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the PRC, Hong Kong or Singapore, or is a day on which banking institutions located in such jurisdiction are authorized or required by applicable law to close; provided that in respect of Hong Kong, if a typhoon signal flag eight (8) or above is hoisted between 9:00 a.m. and 2:00 p.m. on any day, such day shall not be deemed to be a “Business Day;” (b) with respect to any Relevant Interbank Market, the term “Business Day” shall mean any day (other than a Saturday or Sunday) on which banks are open for general business in such Relevant Interbank Market; and (c) in relation to any date for payment, purchase or remittance of US$, the term “Business Day” shall also exclude any day that is a day on which commercial banks in New York City are authorized or required by applicable law to remain closed.

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“CACIB” as defined in the first paragraph hereto.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease or finance lease on the balance sheet of that Person.

“Cash Consideration” has the meaning given to it in the Share Purchase Agreement.

“Cash Equivalents” means, as at any date of determination, (a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank; (b) any investment in marketable debt obligations issued or guaranteed by the government of the USA, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them (but in each case excluding Portugal, Ireland, Greece or Spain) having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; (c) commercial paper not convertible or exchangeable to any other security (i) for which a recognised trading market exists; (ii) issued by an issuer incorporated in the USA, the United Kingdom, any member state of the European Economic Area or any Participating Member State; (iii) that matures within one year after the relevant date of calculation; and (iv) the issuer of which (A) has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s; or (B) if no rating is available in respect of the commercial paper, has in respect of its long-term unsecured and non-credit enhanced debt obligations a rating of A- or higher by S&P or A3 or higher by Moody’s; (d) any investment in money market funds that (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody’s; (ii) invest substantially all their assets in securities of the types described in paragraphs (a) and (b); and (iii) can be turned into cash on not more than 30 days’ notice; or (e) any other debt security approved by the Majority Lenders, in each case, to which any Group Member is beneficially entitled at that time (whether alone or with other Group Members) and that is not issued or guaranteed by any Group Member or subject to any Lien (other than Transaction Security).

“Certain Funds Period” means the period commencing on the Signing Date and ending on the earlier of (a) the Closing Date; and (b) November 25, 2011.

“Certification Date” as defined in Section 1.3(b)(x).

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“Change in Law” means the occurrence after the Commitment Date (or, with respect to any Lender not party hereto on the Signing Date, the date on which such Lender becomes a party to this Agreement) of (a) the adoption of any applicable law; (b) any change in any applicable law or in the interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after Commitment Date; provided that notwithstanding anything herein to the contrary, (i) applicable laws that are attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) shall not be a “Change in Law” to the extent published, legally binding and in force on the Commitment Date; and (ii) any changes to Basel II that are enacted under the regime commonly known as “Basel III”, Basel III itself, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in each case all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued. For purposes of the foregoing definition, the “Commitment Date” shall be March 21, 2011.

“Change of Control” means, at any time, the occurrence of any of the following:

(a)	any Person or group controls or owns, directly or indirectly, legally or beneficially, either (i) 30.0% or more (on a fully diluted basis) of the voting Equity Interests of the Borrower (where any Group Member has issued new shares or otherwise cooperated with such Person or group in obtaining such control or ownership); or (ii) 50.1% or more (on a fully diluted basis) of the voting Equity Interests of the Borrower (where no Group Member has so issued or cooperated);

(b)	any Person or group (other than current management) has obtained the ability to appoint (whether or not exercised) senior officers of the Group or a majority of the members of the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries;

(c)	the ADSs of the Borrower are delisted from NASDAQ, or ADSs representing less than 15% of all issued and outstanding shares of the Borrower are registered and available for trading on NASDAQ; or

(d)	a Disposal of all or substantially all of the assets of the Group.

For purposes of the foregoing definition, (x) “group” shall have the meaning given to it in Rules 13d-3 and 13d-5 of the Exchange Act; and (y) “current management” shall mean the individuals that serve as senior officers of the Borrower on the Signing Date.

“Chinatrust” as defined in the first paragraph hereto.

“Closing Date” means the date on which the Term Loans are made and the Acquisition is consummated by the Borrower.

“Collateral” means, collectively, all of the assets, including real, personal and intangible assets (including Equity Interests) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

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“Collateral Documents” means the agreements and documents set forth on Appendix F and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to create Transaction Security in the Collateral.

“Commitment” means any Term Loan Commitment.

“Commitment Fee” as defined in Section 2.7.

“Companies Ordinance” means the Companies Ordinance (Chapter 32), Laws of Hong Kong, as amended from time to time, and any successor statute.

“Company Material Adverse Effect” means any event or occurrence that, when taken individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of Sellers or the Company to consummate the transactions contemplated by the Transaction Agreements; provided, however, that in no event shall any of the following, alone or in combination, occurring after Signing Date, be deemed to constitute a Company Material Adverse Effect pursuant to clause (i) hereto, nor shall any event or occurrence occurring after Signing Date to the extent relating to or resulting from any of the following be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (i) hereto has occurred or would result: (1) changes in general economic conditions in global or PRC markets (including financial, banking, credit, currency and capital markets); (2) fluctuations in currency exchange rates; (3) changes generally affecting the industry in which the Company and the Company Subsidiaries operate; (4) changes in applicable Law or in IFRS; (5) any actions taken or not taken in accordance with the terms of this Agreement or at the request of Purchaser; (6) the commencement or material worsening of a war or armed hostilities or other national or international calamity, or the occurrence of any military or terrorist attack; (7) acts of God or natural disasters and (8) the announcement, in accordance with the terms of this Agreement, of the Transaction Agreements and the transactions contemplated hereby and thereby, including by reason of the identity of Purchaser, except in the case of clauses (1), (2), (3), (4), (6) and (7), any such change, event, occurrence or effect shall be taken into account if it has or would reasonably be expected to have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which they operate. Notwithstanding the first sentence of Section 1.1 of this Agreement, for the purposes of the foregoing definition, capitalized terms used therein shall have the meanings given to them in the Share Purchase Agreement.

“Competition Clearance” has the meaning given to it in the Share Purchase Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Compliance Report” as defined in Section 5.2(c).

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“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that (a) in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; and (b) are used by any Group Members to fund Joint Ventures. For the avoidance of doubt, the foregoing shall not include the purchase or acquisition of any assets that constitute an ongoing business.

“Consolidated Capitalization” means, as at any date of determination, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to the amount of all items that in accordance with GAAP would be included in the stockholders’ or shareholders’ equity portion of the consolidated balance sheet of the Borrower and its Subsidiaries, including capital stock of any class (net of treasury stock), capital surplus and retained earnings; plus the amount of Consolidated Total Debt; minus the equity value of non-consolidated minority interests.

“Consolidated Debt Service” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to (a) the projected amount of Consolidated Interest Expenses for such period; plus (b) the projected amount of all scheduled principal payments or scheduled principal repayments of Indebtedness that are due during such period.

“Consolidated EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to (a) Consolidated Net Income; plus, to the extent reducing Consolidated Net Income for such period, the sum, without duplication, of amounts for (i) Consolidated Interest Expense; (ii) provisions for Taxes based on income; (iii) total depreciation expense; (iv) total amortization expense; (v) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period); and (vi) net extraordinary, unusual or non-recurring losses or charges; minus (b) to the extent increasing Consolidated Net Income for such period, the sum, without duplication, of amounts for (i) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); (ii) interest income received, including interest paid-in-kind, during such period; (iii) any gain arising on the purchase by the Borrower or any other Group Member at less than par of any securities issued by the Borrower or such Group Member; and (iv) net extraordinary, unusual or non-recurring gains.

“Consolidated Interest Expense” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to total interest expense (including that portion attributable to capitalized interest) with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding any amount not payable in cash.

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“Consolidated Net Income” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to (a) the net income (or loss) of the Borrower and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP; minus (b) where the financial results of a Partly Owned Group Member are included in the foregoing net income calculations, the ratable amount of income (or loss) of such Partly Owned Group Member that is attributable to the percentage ownership interests of such Partly Owned Group Member that are held by non-Group Members; and plus (c) where the financial results of a Partly Owned Group Member are not included in the foregoing net income calculations, the amount of any Dividends actually received by the Borrower or any of its Subsidiaries and paid by such Partly Owned Group Member during such period. For purposes of the foregoing definition, a “Partly Owned Group Member” means any Person that is not, directly or indirectly, a wholly owned Subsidiary of the Borrower.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of a Lien granted by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its assets is bound or to which it or any of its assets is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit D delivered by a Credit Party pursuant to this Agreement, including Section 5.23.

“Counterparty” as defined in Section 10.6(i)(1).

“CP Satisfaction Date” as defined in Section 3.1.

“CP Satisfaction Date Calculations” as defined in Section 3.1(o).

“CP Satisfaction Date Certificate” means a CP Satisfaction Date Certificate executed by an Authorized Officer of the Borrower in the form set forth as Exhibit G.

“Credit Documents” means (a) this Agreement, the Intercreditor Agreement, the Notes (if any), the Collateral Documents, each Hedging Agreement, the Fee Letter and the Agent’s Fee Letter; and (b) each other document, instrument or agreement executed and delivered by a Credit Party for the benefit of any Finance Party that such Credit Party and any Finance Party agree is a “Credit Document”.

“Credit Party” means the Borrower and each other Guarantor from time to time party to the Credit Documents.

“CS” as defined in the first paragraph hereto.

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“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the Group’s foreign currency risk and not for speculative purposes.

“Debt Service Coverage Ratio” means the ratio, as of any Quarterly Date, of (a) the lesser of (i) the aggregate amount of the consolidated cash balance of the Group; and (ii) the aggregate amount of dividends that are legally permitted to be declared and paid in cash by the Onshore Group Members to the Offshore Group Members under the applicable laws of the PRC: to (b) the Consolidated Debt Service amount of the Borrower and its Subsidiaries during the twelve (12) month period succeeding such Quarterly Date.

“Default” means a condition, event or circumstance that, with the expiry of a grace period, the giving of notice, the lapse of time, the making of any determination or any combination of any of the foregoing, would constitute an Event of Default.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated or the Obligations are declared or become immediately due and payable; (b) the date on which (i) the amount that such Defaulting Lender shall have failed to fund has been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Term Loans in accordance with the terms of Section 2.9 or Section 2.10 or by a combination thereof); and (ii) such Defaulting Lender shall have delivered to the Borrower and the Facility Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments; and (c) the date on which the Borrower and the Majority Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Designated Person” means a Person:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, or on a similar list published by any other Sanctioning Governmental Authorities; or

(c)	with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Disbursement Certificate” means a Disbursement Certificate executed by an Authorized Officer of the Borrower in the form set forth as Exhibit I.

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“Disposal” and “Dispose” each means a sale, lease, licence, transfer, loan or other disposal by a Person of any asset (whether by a voluntary or involuntary single transaction or any series of transactions), sale and leaseback, assignment, conveyance, exclusive license or any other disposition or exchange of any asset.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any Security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise; (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part; (c) provides for the scheduled payment of Dividends in cash; or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Final Maturity Date.

“Dividends” shall mean, for any Person, a remittance of proceeds made by such Person to its shareholders or holders of its Equity Rights as a result of any dividend or other distribution made by such Person in respect of its Equity Rights, or any capital reduction, share buyback or similar event effected by such Person, in each case that results in proceeds being remitted or distributed by such Person to its shareholders or holders of its Equity Rights, including any return of (or reduction of) any capital or any other distribution, payment or delivery of property or cash in respect of its Equity Rights to the holders thereof, or the redemption, retirement, purchase or acquisition, directly or indirectly, for consideration, of any shares of any class of such person’s stock or stock equivalents or the stock or stock equivalents of any direct or indirect Holding Company of such Person, or the purchase or acquisition by any Subsidiary of such person of any stock or stock equivalents such person.

“Dollars” and the signs “$” and “US$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof); and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of its business; provided that no Ineligible Assignee shall be an Eligible Assignee. For purposes of the foregoing, “Ineligible Assignee” means (i) any Group Member or Affiliate thereof; (ii) a natural person; or (iii) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or his or her relatives; provided that any such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Term Loans or Commitments; (y) is managed by a professional advisor, which is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans; and (z) has assets greater than US$25,000,000 (or its equivalent) and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided further that while an Event of Default is continuing, any Person (other than a Person that has been a Lender for more than six (6) months) shall be an Ineligible Assignee if after giving effect any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Term Loans.

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“Enforcement Event” as defined in Appendix D.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person in respect of any Environmental Law.

“Environmental Law” means any and all applicable current or future applicable laws, Governmental Authorizations, or any other requirements of Governmental Authorities that relate to (a) the pollution or protection of the environment; (b) the conditions of the workplace; or (c) the generation, handling, storage, use, release or spillage of any substance that, alone or in combination with any other, is capable of causing harm to the environment, including any waste.

“Environmental Permits” means any Governmental Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the assets owned, leased or otherwise used by any Group Member.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in any Person (other than a corporation), including partnership interests, membership interests or other equity rights or interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Event of Default” means each of the conditions or events set forth in Sections 8.1(a) to (s), and taking into account the provisions of Section 8.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Issuance” means the issuance by the Borrower of any of its ordinary shares after the Signing Date, the purpose of which is to use the proceeds thereof to fund a Permitted Acquisition or a Permitted Joint Venture if and to the extent that (a) the Borrower has notified the Facility Agent in writing at the time of any such issuance that the proceeds to be received by the Borrower are intended or committed to be used by the Group for a Permitted Acquisition or a Permitted Joint Venture (which shall be identified in reasonable detail in such notice) during the three (3) month period following the date of such issuance; and (b) the Borrower in fact uses such proceeds during the twelve (12) month period following the date of such equity issuance.

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“Excluded Taxes” means the following Taxes imposed on a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes, in each case, imposed by the jurisdiction in which such Lender is organized or in which its lending office is located, or in which such Lender or its lending office is deemed to be doing business; and (b) any withholding Taxes attributable to such Lender’s failure to comply with Section 2.19(d).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Existing 2007 Bond” means the Borrower’s synthetic RMB 1,110,000,000 zero coupon Convertible Senior Bonds due December 10, 2012.

“Existing 2007 Bond Redemption Amount” means the amount equal to (a) the amount of outstanding principal of the Existing 2007 Bond; multiplied by (b) 102.53%.

“Existing 2010 Bond” means the Borrower’s US$184,000,000 2% Convertible Senior Notes due December 15, 2015.

“Facility Agent” as defined in the first paragraph of this Agreement.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. 0078dd-1 et seq.), as amended.

“Fee Letter” means the Fee Letter, dated March 21, 2011, as amended by the amendment to Fee Letter dated May 24, 2011, by and among the Borrower and the Initial Mandated Lead Arrangers.

“Final Maturity Date” means, subject to Section 2.12(e), the earlier of (a) September 15, 2015; and (b) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Finance Parties” means the Mandated Lead Arrangers, the Lead Arranger, the Facility Agent, the Security Agent and the Lenders; provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, the Hedge Counterparties shall also be Finance Parties for the purposes of (a) the definition of “Secured Parties”; (b) Section 7; and (c) the Intercreditor Agreement.

“Financial Statements” means Annual Financial Statements and Quarterly Financial Statements.

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“First Priority” means, with respect to any Transaction Security, that the Lien that is granted to the Security Agent is the only Lien to which the underlying Collateral is subject, other than any Permitted Security; provided that where Equity Interests are Collateral, First Priority shall mean that such Equity Interests are subject to no Lien other than Transaction Security.

“Fiscal Quarter” means each three (3) month period ending on a Quarterly Date.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings and any successor thereto.

“Funding Confirmation” as defined in Section 2.1(b)(ii).

“Funding Default” as defined in Section 2.21.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any national, federal, state, provincial, municipal or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Group” means, collectively, the Borrower and its Subsidiaries from time to time (including, with effect from the Closing Date, the Target and its Subsidiaries), and “Group Member” shall mean the Borrower or any such Subsidiary.

“Group Structure Chart” means the group structure chart referenced in Schedule 4.1.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means the Borrower and each other Offshore Group Member.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hedge Counterparty” means each Lender (or any Affiliate thereof) that is party to a Hedging Agreement from time to time (including any Person that is a Lender (or any Affiliate thereof) at the time such Person enters into a Hedging Agreement but subsequently ceases to be a Lender (or an Affiliate thereof)) and is or becomes a party to the Intercreditor Agreement as a “Hedge Counterparty”.

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“Hedging Agreement” means an Interest Rate Agreement or a Currency Agreement entered into by the Borrower with any Hedge Counterparty.

“Holding Company” means, in relation to a Person, any other Person in respect of which it is a Subsidiary.

“ICBC” as defined in the first paragraph hereto.

“IFRS” means International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect at the time any applicable financial statements were prepared.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness”, as applied to any Person, means, without duplication,

(a)	all indebtedness of such Person for borrowed money;

(b)	that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;

(c)	notes payable and drafts accepted (or similar written instrument) representing extensions of credit whether or not representing obligations for borrowed money;

(d)	any obligation owed for all or any part of the deferred purchase price of assets or services, including any earn-out obligations, if (i) such purchase price is (1) due more than six (6) months from the date of incurrence of the obligation in respect thereof (but excluding trade payables); or (2) one of the primary reasons behind entering into the relevant agreement is to raise finance; or (ii) that is not incurred in the ordinary course of business;

(e)	all indebtedness of another Person that would constitute “Indebtedness” under any other paragraph of this definition that is secured by a Lien on any asset owned or held by that Person (a “pledged asset”) regardless of whether the indebtedness secured thereby shall have been assumed by that Person (provided that if recourse for such indebtedness is limited to such pledged asset, then only the lesser of the amount of such indebtedness and the fair market value of the pledged asset shall be considered as Indebtedness under this paragraph);

(f)	the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings;

(g)	Disqualified Equity Interests;

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(h)	the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of accounts receivable of such Person or another Person;

(i)	any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof (to the extent such obligation would constitute “Indebtedness” under any other paragraph of this definition) will be paid or discharged, or that such obligee will be indemnified or held harmless (in whole or in part) against loss in respect thereof, including through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligor’s obligation or any security therefor, or to provide funds for the payment or discharge of such obligor’s obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise); or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of such obligor; and

(j)	all obligations of such Person in respect of any exchange traded or over the counter derivative transaction (and in calculating the value of such transaction only the marked-to-market value (or if any actual amount is due by such person as a result of the termination or close-out of such transaction, that amount) shall be taken into account).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one New York counsel for the Indemnitees and, if necessary, of a single firm of local counsel in each other Relevant Jurisdiction (which may include one counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs the Borrower of such conflict, of another firm of counsel for such affected Indemnitee) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any applicable laws (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans or the use or intended use of the proceeds thereof, or any enforcement of rights under any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the Fee Letter or the Commitment Letter (as defined in the Fee Letter) (and any related fee letter) delivered by any Mandated Lead Arranger, Lead Arranger, Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any other Group Member.

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“Indemnified WHT” as defined in Section 2.19(b).

“Indemnitee” as defined in Section 10.3.

“Information Memorandum” means the confidential information memorandum dated July 4, 2011 prepared by the Borrower, which includes information about the Acquisition, the Term Loans, the Group and how the proceeds of the Term Loans will be used by the Borrower.

“Information Package” means the Reports and the Information Memorandum.

“Initial Mandated Lead Arrangers” means CS and J.P. Morgan.

“Installment” as defined in Section 2.8.

“Intellectual Property” means (a) any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and (b) the benefit of all applications and rights to use such assets of each Group Member (that may now or in the future exist).

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the CP Satisfaction Date among, inter alios, the Borrower, each of the other Guarantors, the Agents and the Hedge Counterparties.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in connection with the Term Loans and subject to Section 2.5(b), an interest period of 1, 2 or 3 Months (or such other period as agreed by the Borrower and the Facility Agent, or selected by the Borrower prior to the Syndication Date pursuant to Section 2.5(b)), as selected by the Borrower in the applicable Funding Notice or Interest Rate Notice, (a) initially, commencing on the Closing Date; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that no Interest Period with respect to any portion of any Term Loan shall extend beyond the Final Maturity Date (or any applicable Amortization Date, if such portion of any Term Loan is due and payable on such Amortization Date).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of effectively converting a floating rate of interest into a fixed rate of interest, and is entered into by the Borrower for the purpose of hedging the Borrower’s interest rate risk, and not for speculative purposes.

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“Interest Rate Notice” means an Interest Rate Notice substantially in the form of Exhibit A-2.

“Interest Reserve Account” means the interest-bearing Dollar account (as the same may be re-designated, substituted or replaced with the prior written consent of the Facility Agent from time to time):

(a)	held by the Borrower maintained with the Account Bank;

(b)	that is subject to Transaction Security pursuant to a Collateral Document in form and substance reasonably satisfactory to the Security Agent; and

(c)	from which no withdrawals may be made by the Borrower except as expressly contemplated by this Agreement (and should the Borrower wish to make such a withdrawal it shall confirm to the Facility Agent the basis on which such withdrawal is so expressly contemplated either prior to making such withdrawal or in the relevant payment instruction).

“ISDA” as defined in Section 10.17.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“J.P. Morgan” as defined in the first paragraph of this Agreement.

“Lead Arranger” as defined in the first paragraph of this Agreement.

“Legal Reservations” means the reservations below that are expressly set forth in the legal opinions delivered under Section 3.1(h) and Part D of Appendix F as qualifications as to matters of law of general application, including:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)	statutes of limitations, the possibility that an undertaking to assume liability for or indemnify a person against gross negligence or willful misconduct, or non-payment of taxes, may be void and defenses of set-off or counterclaim;

(c)	similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(d)	all such reservations with respect to the PRC Collateral Documents and contained in the legal opinions in respect of PRC law;

and for the avoidance of doubt, “Legal Reservations” shall not include any assumptions, reservations or qualifications as to matters of fact or matters of law of specific application.

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“Lender” means each financial institution listed on Appendix A as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption.

“Letter of Direction” as defined in Section 3.1(l).

“Leverage Ratio” means, as of any Quarterly Date, the ratio of (a) the amount of Consolidated Total Debt on such Quarterly Date; to (b) the amount of Consolidated EBITDA for the LTM Period ending on such Quarterly Date.

“LIBOR” means, in relation to each Term Loan, (a) the applicable Screen Rate; or (b) (if no Screen Rate is available for applicable Interest Period) the Reference Bank Rate, in each case as of 11:00 a.m. (London time) on the Quotation Day for a period comparable to the Interest Period of such Term Loan, and if any such rate is below zero, LIBOR shall be deemed to be zero.

“Lien” means, with respect to any asset, (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind on or of such asset, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale or other title retention agreement, and any lease or license in the nature thereof and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; and (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity Premium” means fifteen basis points (0.15%) per annum. The foregoing shall not limit the right of the Facility Agent or any Lender under Section 2.6, Section 8 or otherwise.

“London Business Day” means a day (other than a Saturday or Sunday) on which deposits may be dealt with in the London interbank market and the banks are open for general business in London.

“LTM Period” means, on any Quarterly Date, the last twelve (12) month period ending on such Quarterly Date.

“Major Default” means (a) any Event of Default set forth in Sections 8.1(a), 8.1(d), and 8.1(h) through 8.1(s) solely relating to the Group (excluding the Target Group members); (b) any Event of Default set forth in Section 8.1(d) relating to any Major Representation; (c) any Event of Default set forth in Sections 8.1(e), 8.1(f) and 8.1(g) relating to any Offshore Group Members; or (d) any Event of Default set forth in Sections 8.1(e), 8.1(f) and 8.1(g) and relating to those Onshore Group Members (excluding the Target Group members) that are also Material Group Members.

“Major Representation” means (a) each Specified Representation; and (b) any representation or warranty set forth in the Share Purchase Agreement relating to the Target Group or the Sellers (but only to the extent that the Borrower has the right to withhold consummation of the Acquisition under the Share Purchase Agreement as a result of a breach of such representation or warranty).

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“Majority Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 66.667% of the aggregate Term Loan Exposure of all Lenders; provided that a Lender may have more than one vote in relation to its share in the Term Loan Exposure and may split its vote in whatever percentages it may choose and may vote any percentage of its Term Loan Exposure in different ways.

“Mandated Lead Arrangers” as defined in the first paragraph of this Agreement.

“Mandatory Prepayment Account” means the interest-bearing Dollar account designated as such (as the same may be re-designated, substituted or replaced with the prior written consent of the Facility Agent from time to time):

(a)	held by the Borrower maintained with the Account Bank;

(b)	that is subject to Transaction Security pursuant to a Collateral Document in form and substance reasonably satisfactory to the Security Agent; and

(c)	from which no withdrawals may be made by the Borrower except as expressly contemplated by this Agreement (and should the Borrower wish to make such a withdrawal it shall confirm to the Facility Agent the basis on which such withdrawal is so expressly contemplated either prior to making such withdrawal or in the relevant payment instruction).

“Margin” means 3.75% per annum. The foregoing shall not limit the right of the Facility Agent or any Lender under Section 2.6, Section 8 or otherwise.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Market Disruption Event” as defined in Section 2.15(c)(i).

“Material Adverse Effect” means a material adverse effect (a) on the condition (financial or otherwise), results of operation, business, assets or properties of the Group, taken as a whole; (b) on the ability of the Guarantors to perform any of their respective payment obligations under any Credit Documents; or (c) the legality, validity or enforceability of any Credit Documents, including the Transaction Security provided thereunder.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew has or could reasonably be expected to have a Material Adverse Effect.

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“Material Group Members” means (a) initially, each Group Member listed as such on Appendix C; and (b) thereafter, (i) each Guarantor; and (ii) those Group Members that on and as of each December 31, (A) collectively, have earnings before interest, tax, depreciation and amortization (calculated on the same basis as Total EBITDA) representing 90% or more of the Total EBITDA of the Group; or (B) collectively, have assets (calculated on the same basis as Total Assets) representing 90% or more of the Total Assets of the Group, in each case calculated on an aggregate unconsolidated basis and in a manner consistent with that used in the Closing Date Calculations.

“Minimum IRA Balance Amount” means, on any date of determination, for the Borrower and the other Offshore Group Members on a consolidated basis, the aggregate amount of interest that is projected to be or become payable during the six (6) month period following such date on all outstanding Indebtedness (including the Term Loans and the Existing 2010 Bond, but excluding all commissions, discounts and other fees and charges owed with respect to letters of credit), calculated net of all payments projected to be made or received by the Borrower under the Interest Rate Agreements during such period.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Monthly Balances” as defined in Appendix D.

“Moody’s” means Moody’s Investor Services, Inc.

“NATIXIS” as defined in the first paragraph hereto.

“Net Insurance/Condemnation Proceeds” means an amount equal to (a) any cash payments or proceeds received by a Group Member (i) under any casualty insurance policy in respect of a covered loss thereunder; or (ii) as a result of the taking of any assets of such Group Member by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking; minus (b) (i) any attorney’s fees, accountant’s fees, and other customary costs and expenses actually incurred by a Group Member in connection with the adjustment or settlement of any claims of such Group Member in respect thereof; and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including taxes paid or reasonably determined to be payable as a result thereof.

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“New Lender” as defined in Section 10.6(b).

“Non-consenting Lender” as defined in Section 2.22(c).

“Nonpublic Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” means a note issued by the Borrower to any Lender to evidence its indebtedness in respect of the Term Loans.

“Notice” means a Funding Notice or an Interest Rate Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Finance Parties (including former Finance Parties), or the Hedge Counterparties, under any Credit Document or Hedging Agreement, whether for principal, interest (including interest that, but for the filing of a petition in connection with a Bankruptcy Event with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), or payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise.

“Obligors’ Agent” as defined in Section 10.24.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore” means a Person organized or formed under the laws of any jurisdiction (other than the PRC).

“Onshore” means a Person organized or formed under the laws of the PRC.

“Onshore Accounts Receivable Pledge” as defined in Section 5.27(d).

“Onshore Cash Sweep Certificate” means an Onshore Cash Sweep Certificate substantially in the form of Exhibit H.

“Onshore Debt Documents” means (a) the RMB 100,000,000 , dated May 31, 2011, by and between China Merchants Bank Company Limited, Shanghai Liyuan Branch, and Hemei Hotel Management (Shanghai) Limited; (b) the RMB 200,000,000 , dated November 4, 2010, by and between China Merchants Bank Company Limited, Shanghai Wenxi Branch, and ; (c) the RMB 200,000,000 , dated June 21, 2010, by and between Bank of Communications Company Limited, Shanghai Xuhui Branch and Hui Ju Hotel Equipment Leasing (Shanghai) Co., Ltd.; and (d) the RMB 300,000,000 , dated August 28, 2009, made by the Industrial and Commercial Bank of China, Shanghai Branch to Shanghai Huiyi Hotel Equipment Co., Ltd.

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“Onshore Distributions” as defined in Section 2.10(g).

“Organizational Documents” means, in relation to a Person, the memorandum and articles of association, articles of incorporation, bylaws, partnership agreements and all similar constitutional or foundational documentation (in each case, as applicable) of that Person.

“Original Financial Statements” means, as of the Closing Date, (a) the audited consolidated financial statements of the Borrower and its Subsidiaries, for each of the Fiscal Years 2008, 2009 and 2010; (b) the audited consolidated financial statements of the Target and Target Subsidiaries for each of the Fiscal Years 2007, 2008, 2009 and 2010; (c) the reviewed consolidated financial statements of the Borrower and its Subsidiaries for each interim accounting period ended subsequent to December 31, 2010 as to which such financial statements are available prior to the Closing Date; and (d) the reviewed consolidated financial statements of Target and its Subsidiaries for each interim accounting period ended subsequent to December 31, 2010 as to which such financial statements are available prior to the Closing Date. For purposes of the foregoing, “financial statements” shall mean balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for the relevant accounting period covered.

“Participant” as defined in Section 10.6(g).

“Participant Register” as defined in Section 10.6(g).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition by a Group Member of an asset (i) in the ordinary course of business; or (ii) from another Group Member under circumstances constituting a Permitted Disposal by such other Group Member;

(c)	an acquisition of Equity Interests pursuant to a Permitted Share Issue (other than pursuant to a Permitted Share Issue described in paragraphs (c), (d) and (e) of such definition);

(d)	an acquisition of Securities that are Cash Equivalents so long as those Cash Equivalents become subject to the Transaction Security (subject to the Agreed Security Principles) as soon as is reasonably practicable to the extent held by any Offshore Group Member;

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(e)	the incorporation or formation of a company that on incorporation or formation becomes a Group Member;

(f)	any acquisition (a “Business Acquisition”) by any Group Member, whether by purchase, merger or otherwise, of all or substantially all or a portion of the assets of, all or a portion of the Equity Interests of, or an ongoing business (including an ongoing line or unit or a division) of, any Person; provided that:

(i)	immediately prior to, and after giving effect to the Business Acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	all transactions in connection with the Business Acquisition shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)	no then existing Group Member is or becomes liable (including contingently liable) for any obligations of such Person; and

(iv)	the Group funds all of the consideration paid or payable in connection with a Business Acquisition (including any repayment of existing Indebtedness acquired as part of such Business Acquisition) from Borrower Equity Proceeds received pursuant to an Excluded Issuance.

“Permitted Disposal” means any Disposal (which except in the case of paragraph (b) below is on arm’s length terms):

(a)	of assets of any Group Member in the ordinary course of business;

(b)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), but if (and in the case of any Disposal effected from one Group Member to another where both are incorporated in the same jurisdiction, subject to the Agreed Security Principles):

(i)	the Disposing Company is a Credit Party, the Acquiring Company must also be a Credit Party;

(ii)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company must give equivalent Transaction Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets of an Onshore Group Member (other than Equity Interests, businesses and Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality (as reasonably determined in good faith by the relevant Onshore Group Member);

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(d)	by an Onshore Group Member of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalents for cash or in exchange for other Cash Equivalents;

(f)	constituted by a license of Intellectual Property rights permitted by Section 5.19;

(g)	to a Joint Venture, to the extent permitted by Section 6.5;

(h)	arising as a result of the granting of any Permitted Security;

(i)	without prejudice to the rights of the Finance Parties under Section 8.1(m), of assets by any seizure, expropriation or nationalization by, or by the order of, any Governmental Authority; or

(j)	of assets (other than Equity Interests) by any Onshore Group Member for cash and for fair market value where (1) no Event of Default is continuing at the time of such Disposal; (2) the proceeds from such Disposal shall be used to re-invest in the business of the Offshore Group Members within one (1) year from the date of receipt thereof; and (3) the net consideration receivable (when aggregated with the net consideration receivable for any other Disposal not allowed under the preceding paragraphs) does not exceed RMB 65,000,000 (or its equivalent) in total during any Fiscal Year of the Borrower;

provided that except to the extent permitted by clause (b) above, no Disposal of any Equity Interest in any Group Member shall be a Permitted Disposal.

“Permitted Distribution” means:

(a)	the payment of a Dividend by any Group Member to any other Group Member; and

(b)	the payment of a cash dividend by the Borrower to its shareholders; provided that

(i)	immediately prior to, and after payment of, the dividend, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	as of the date the proposed dividend is to be paid, the outstanding principal amount of the Term Loans is less than US$125,000,000;

(iii)	on the Quarterly Date most recently occurring prior to the date the proposed dividend is to be paid, the Leverage Ratio was less than 1.00; and

(iv)	the total amount of dividends declared and paid by the Borrower in any Fiscal Year shall not exceed an amount equal to 50% of the amount of Onshore Distributions received by the Offshore Group Members during the prior Fiscal Year.

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“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes, assessments or other governmental charges (i) not yet overdue for a period of more than thirty (30) days; (ii) not yet payable; (iii) not yet subject to penalties for non-payment; or (iv) that are being contested in good faith by appropriate actions diligently conducted for which appropriate reserves have been established in accordance with GAAP;

(b)	Liens imposed by law, such carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens and statutory Liens of landlords, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; and

(c)	Liens imposed by law securing judgments for the payment of money not constituting an Event of Default under Section 8.1(p); provided that the fair market value of assets encumbered by such Liens shall not exceed US$10,000,000 (or its equivalent) in the aggregate at any time.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments by Onshore Group Members in the ordinary course of business;

(b)	any performance or similar bond guaranteeing performance by an Onshore Group Member under any contract entered into in the ordinary course of business;

(c)	any guarantee of a Joint Venture to the extent permitted by Section 6.5;

(d)	any guarantee provided under Section 7;

(e)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security; and

(f)	any indemnity given by a newly acquired or newly formed Onshore Group Member in the ordinary course of the documentation of an acquisition or Disposal transaction that is a Permitted Acquisition, which indemnity is in a customary form and subject to customary limitations.

“Permitted Indebtedness” means Indebtedness:

(a)	arising under the Credit Documents;

(b)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Section 5.22;

(c)	of any Person acquired by a Group Member in connection with a Permitted Acquisition after the Closing Date that is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that Permitted Acquisition, and for which no other Group Member is or becomes liable (contingent or otherwise);

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(d)	arising under the Existing 2007 Bond or the Existing 2010 Bond (to the extent existing on the Signing Date); and

(e)	of Onshore Group Members not otherwise permitted by the preceding paragraphs and used for working capital purposes, that is unsecured and where the outstanding principal amount does not exceed RMB 300,000,000 (or its equivalent) in aggregate for the Onshore Group Members at any time; provided that no more than ninety (90) consecutive days shall pass without the aggregate drawn amount under any such working capital facilities being reduced to RMB 30,000,000 (or its equivalent) or less for a period of at least three (3) consecutive Business Days.

“Permitted Joint Venture” means any investment in any Joint Venture where the Joint Venture is engaged in a business substantially the same as or similar to or a reasonable extension of that carried on by the Group on the Closing Date; and

(a)	if the Joint Venture investment is made by an Onshore Group Member, then in any Fiscal Year, the aggregate amount of (i) all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any Onshore Group Member; plus (ii) the contingent liabilities of any Onshore Group Member under any guarantee given in respect of the liabilities of any such Joint Venture; and (iii) the market value of any assets transferred by any Onshore Group Member to any such Joint Venture, does not exceed in the aggregate 15% of the maximum amount of Consolidated Capital Expenditures permitted by Section 6.1(d) in that Fiscal Year; or

(b)	if the Joint Venture investment is made by an Offshore Group Member, then all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any Offshore Group Member is funded solely from Borrower Equity Proceeds received in connection with an Excluded Issuance.

“Permitted Loan” means:

(a)	any trade credit extended by any Onshore Group Member to its customers on normal commercial terms and in the ordinary course of business;

(b)	Indebtedness that is referred to in the definition of, or otherwise constitutes, Permitted Indebtedness;

(c)	a loan made to a Joint Venture by an Onshore Group Member to the extent permitted under Section 6.5;

(d)	a loan made by an Offshore Group Member to another Offshore Group Member;

(e)	a loan made by a Onshore Group Member to another Onshore Group Member (including by way of entrustment loans);

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(f)	a loan made by an Offshore Group Member to an Onshore Group Member (i) existing on the Signing Date and listed on Part C of Appendix F and (ii) if such loan is subordinated to the Term Loans on terms consistent with those in the Intercreditor Agreement or otherwise reasonably acceptable to the Facility Agent, and is subject to Transaction Security pursuant to a Collateral Document in form and substance reasonably satisfactory to the Security Agent; and

(g)	a loan made by a Group Member to an employee or director of any Group Member if the amount of that loan when aggregated with the amount of all loans to employees and directors by Group Members does not exceed US$500,000 (or its equivalent) at any time.

“Permitted Security” means:

(a)	any Lien arising by operation of law and in the ordinary course of business of an Onshore Group Member and not as a result of any default or omission by any Group Member;

(b)	any netting or set-off arrangement entered into by any Group Member in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Members but only so long as (i) such arrangement does not permit credit balances of the Credit Parties to be netted or set off against debit balances of Group Members that are not Credit Parties; and (ii) such arrangement does not give rise to other Liens over the assets of Offshore Group Members in support of liabilities of Onshore Group Members;

(c)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a Group Member that constitutes Permitted Indebtedness, excluding any Lien or Quasi-Security under a credit support arrangement;

(d)	any Lien or Quasi-Security over or affecting any asset acquired by a Group Member after the Closing Date if:

(i)	such Lien or Quasi-Security was not created in contemplation of the acquisition of that asset by such Group Member;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by such Group Member; and

(iii)	either (A) such asset was acquired, directly or indirectly, with Borrower Equity Proceeds; or (B) such Lien or Quasi-Security is removed or discharged within three (3) months of the date on which the relevant asset was acquired by the such Group Member, and at no time does such Lien extend to or cover any other asset of any other Group Member;

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(e)	any Lien or Quasi-Security over or affecting any asset of any company that becomes a Group Member after the Closing Date, where the Lien or Quasi-Security is created prior to the date on which that company becomes a Group Member if:

(i)	such Lien or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(iii)	such Lien or Quasi-Security does not extend to or cover any other assets of any Group Member; and

(iv)	either (A) such company was acquired, directly or indirectly, with Borrower Equity Proceeds; or (B) such Lien or Quasi-Security is removed or discharged within three (3) months of the date on which the relevant company became a Group Member, and at no time does such Lien extend to or cover any other asset of any other Group Member;

(f)	any Lien or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Onshore Group Member in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Member;

(g)	any Lien or Quasi-Security (existing as at the Signing Date) over assets of any member of the Target Group so long as the Lien or Quasi-Security is irrevocably removed or discharged by no later than the Closing Date;

(h)	any Permitted Encumbrance;

(i)	any Quasi-Security arising as a result of a Disposal that is a Permitted Disposal; or

(h)	any Lien on an asset of an Onshore Group Member that (i) such Onshore Group Member leases pursuant a lease classified under GAAP or other accounting principals as an operating lease; and (ii) is solely the result of the classification of such operating lease under GAAP or other accounting principals.

“Permitted Share Issue” means an issue of:

(a)	Equity Interests by a Group Member to its immediate Holding Company for non-cash consideration where (if the existing Equity Interests of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

(b)	Equity Interests issued by an Onshore Group Member to an Offshore Group Member to satisfy required PRC regulations regarding minimum investment amounts, to the extent (i) the amounts thereof are set forth on (and are made not earlier than the dates indicated in) Appendix G; or (ii) such amounts are funded with (1) Borrower Equity Proceeds that are not otherwise required to be used to prepay the Term Loan; or (2) Retained Onshore Proceeds (as defined in Section 2.11(b)(ii)(5)) at any time when an Event of Default is not continuing;

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(c)	Equity Interests issued by the Borrower in connection with the conversion of the Existing 2007 Bond or the Existing 2010 Bond;

(d)	Equity Interests issued by the Borrower that constitute Share Consideration (as defined in the Share Purchase Agreement); and

(e)	Equity Interests issued by the Borrower that result in Borrower Equity Proceeds.

“Permitted Transaction” means:

(a)	any Disposal required, Indebtedness incurred, guarantee, indemnity or Lien or Quasi-Security given, or other transaction arising under or expressly contemplated by, the Credit Documents;

(b)	the solvent liquidation or reorganization of any Onshore Group Member so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to another Group Member;

(c)	transactions by an Onshore Group Member (other than (i) any Disposal; and (ii) the granting or creation of any Lien or the incurring or permitting to subsist of any Indebtedness) conducted in the ordinary course of business on arm’s length terms; or

(d)	transactions by an Offshore Group Member (other than (i) any Disposal; and (ii) the granting or creation of any Lien or the incurring or permitting to subsist of any Indebtedness) conducted in the ordinary course of business of a holding company.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.6.

“PRC” means the People’s Republic of China and for purposes of this Agreement, does not include Hong Kong, Macau or Taiwan.

“PRC Collateral Document” means each Collateral Document governed by the laws of the PRC.

“PRC Property Law” means the Property Law of the People’s Republic of China promulgated by the National People’s Congress of the PRC on March 16, 2007 and effective on October 1, 2007.

“Price Sensitive Information” as defined in Section 9.5.

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“Principal Office” means the Facility Agent’s “Principal Office” as set forth on Appendix E, or such other office or office of a third party or sub-agent, as appropriate, as such the Facility Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Rata Share” means the percentage obtained by dividing (a) an amount equal to the sum of the Term Loan Exposure of a Lender; by (b) an amount equal to the sum of the aggregate Term Loan Exposure of all Lenders.

“Purchaser Material Adverse Effect” means any event or occurrence that, when taken individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of Purchaser and the Purchaser Subsidiaries, taken as a whole or (ii) the ability of Purchaser to consummate the transactions contemplated by the Transaction Agreements; provided, however, that in no event shall any of the following, alone or in combination, occurring after Signing Date, be deemed to constitute a Purchaser Material Adverse Effect pursuant to clause (i) hereto, nor shall any event or occurrence, occurring after Signing Date, to the extent relating to or resulting from any of the following be taken into account in determining whether a Purchaser Material Adverse Effect pursuant to clause (i) hereto has occurred or would result: (1) changes in general economic conditions in global or PRC markets (including financial, banking, credit, currency and capital markets); (2) fluctuations in currency exchange rates; (3) changes generally affecting the industry in which Purchaser and the Purchaser Subsidiaries operate; (4) changes in applicable law or in GAAP; (5) any actions taken, or failures to take action in accordance with the terms of this Agreement (other than with respect to Section 5.3) or at the request of Sellers; (6) the commencement or material worsening of a war or armed hostilities or other national or international calamity, or the occurrence of any military or terrorist attack; (7) acts of God or natural disasters; and (8) the announcement, in accordance with the terms of this Agreement, of the Transaction Agreements and the transactions contemplated hereby and thereby, including by reason of the identity of Purchaser, except in the case of clauses (1), (2), (3), (4), (6) and (7), any such change, event, occurrence or effect shall be taken into account if it has or would reasonably be expected to have a materially disproportionate effect on Purchaser and the Purchaser Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which they operate. Notwithstanding the first sentence of Section 1.1 of this Agreement, for the purposes of the foregoing definition, (a) capitalized terms used therein shall have the meanings given to them in the Share Purchase Agreement; and (b) any Section referred to therein shall mean a Section in the Share Purchase Agreement.

“Quarterly Date” means each March 31, June 30, September 30 and December 31.

“Quarterly Financial Statements” means the financial statements for a Fiscal Quarter delivered pursuant to Section 5.1(b).

“Quasi-Security” means (a) any sale, transfer or other disposition of any asset on terms whereby they are or may be leased to or re-acquired by the seller thereof; (b) any sale, transfer or other disposition of any receivables on recourse terms; (c) any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or (d) any other preferential arrangement having a similar effect, in each case in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

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“Quotation Day” means, with respect to any Interest Period, the date that is two (2) London Business Days prior to the first day of such Interest Period.

“Recipient” as defined in Section 2.19(b)(ii).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the Relevant Interbank Market in US$ and for the relevant period, were it to do so by asking for and then accepting interbank offers for US$ deposits in a reasonable market size for that period.

“Reference Banks” means the principal London office of each of Credit Suisse AG, JPMorgan Chase Bank, N.A. and BNP Paribas, and such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Register” as defined in Section 2.4(b).

“Registrar” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party” means, with respect to any Finance Party, the head office, any branch offices, representative offices, Subsidiaries, related corporations or Affiliates of such Finance Party.

“Relevant Interbank Market” means the London interbank market; provided that in respect of any Lender that does not regularly participate in the London interbank market, that Lender may designate that its Relevant Interbank Market may be either (a) the jurisdiction of its principal office; or (b) the jurisdiction where it books the Term Loan held by it.

“Relevant Jurisdiction” means, in relation to a Credit Party, (a) its jurisdiction of incorporation; (b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; (c) any jurisdiction where it conducts its business; and (d) the jurisdiction whose laws govern the perfection of any Transaction Security granted by it.

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“Relevant Month” as defined in Appendix D.

“Repeating Representations” means each of the representations set forth in Section 4.1 to Section 4.6, Section 4.10, Section 4.11(f), Section 4.12, Section 4.14 and Section 4.19 to Section 4.21.

“Replacement Lender” as defined in Section 2.22.

“Reports” means (a) the final financial and tax report dated February 15, 2011 prepared by PricewaterhouseCoopers Consultants; and (b) the final legal due diligence report dated February 15, 2011 prepared by Shanghai Pudong Law Office, in each case addressed to the Borrower regarding the Target Group and as updated or otherwise revised prior to the Closing Date.

“Required Annual Onshore Distribution Amount” as defined in Section 5.24.

“Restricted Payment” means (a) any Dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of the Borrower now or hereafter outstanding.

“RMB” means the lawful money of the PRC.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctioned Entity” means (a) a country or a government of a country, an agency of the government of a country, an organization directly or indirectly controlled by a country or its government, or a Person resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC; (b) Cuba, Sudan, Iran, Myanmar (Burma), Syria or North Korea or a government of any such country, an agency of the government of any such country, an organization directly or indirectly controlled by any such country or its government, or a Person resident in or determined to be resident in any such country; or (c) any other countries or any governments, agencies, organizations or other Persons resident in such countries that are subject to economic or trade sanctions as notified in writing by the Facility Agent (acting on behalf of any Lender) to the Borrower from time to time.

“Sanctioning Governmental Authorities” means the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland, OFAC, Her Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any other body notified in writing by the Facility Agent (acting on behalf of any Lender) to the Borrower from time to time.

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“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US$ and for the relevant period displayed on the appropriate page of the Reuters screen LIBOR01 at 11:00 a.m. (London time). If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Finance Parties and the Hedge Counterparties.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agent” as defined in the first paragraph of this Agreement.

“Sellers” as defined in the Share Purchase Agreement.

“SFO” as defined in Section 9.5.

“Share Purchase Agreement” means the Share Purchase Agreement, dated as of May 27, 2011, by and among the Sellers, the Target, and the Borrower.

“Share Redemption Amounts” has the meaning given to it in the Share Purchase Agreement.

“Shinhan” as defined in the first paragraph hereto.

“Signing Date” means the date of this Agreement.

“Sinking Fund Account” means the interest-bearing Dollar account designated as such (as the same may be re-designated, substituted or replaced with the prior written consent of the Facility Agent from time to time):

(a)	held by the Borrower maintained with the Account Bank;

(b)	that is subject to Transaction Security in form and substance reasonably satisfactory to the Security Agent; and

(c)	from which no withdrawals may be made by the Borrower except as expressly contemplated by this Agreement (and should the Borrower wish to make such a withdrawal it shall confirm to the Facility Agent the basis on which such withdrawal is so expressly contemplated either prior to making such withdrawal or in the relevant payment instruction).

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“Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of the Borrower in the form set forth as Exhibit F.

“Solvent” means, with respect to the Borrower and its Subsidiaries, that, on a consolidated basis, as of the date of determination, both (a) (i) the sum of the Group’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Group’s present assets; (ii) the Group’s capital is not unreasonably small in relation to its business as contemplated on such date; and (iii) the Group has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Group is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and all applicable laws relating to fraudulent transfers, financial assistance and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Specified Lender” as defined in Section 2.15(c)(ii).

“Specified Representation” means each representation and warranty set forth in Sections 4.1 through 4.9, 4.11, 4.12, 4.17, 4.18, 4.19 and 4.29 to the extent relating to any Group Members (excluding the Target Group members).

“Sponsor Affiliate” means any Person that directly or indirectly beneficially owns 10% or more of the Equity Interests of the Borrower.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such Person (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Date” means the day that is (a) ninety (90) days after the Closing Date or such earlier date notified by the Initial Mandated Lead Arrangers (acting together) to the Borrower and the Facility Agent in writing as being the date on which the primary syndication of the Term Loans has been completed; or (b) such later date as may be agreed between the Borrower and the Initial Mandated Lead Arrangers and notified to the Facility Agent by the Initial Mandated Lead Arrangers (acting together).

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“Target” means Motel 168 International Holdings Limited, a company incorporated under the laws of the Cayman Islands.

“Target Group” means the Target and the Target Subsidiaries.

“Target Shares” means 100% of the issued and outstanding Equity Interests of the Target.

“Target Subsidiaries” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Target. For purposes of this Agreement, the Target Subsidiaries shall include any joint venture in which the Target holds, directly or indirectly, at least a fifty percent (50%) interest, including Suzhou Tai De Hotel Management Co. Ltd. ( ).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a), and “Term Loans” means the aggregate amount of the loans so made or then outstanding, as applicable.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Terminated Lender” as defined in Section 2.22.

“Total Assets” means, as at any date of determination, the aggregate amount, without duplication, of all assets of the Borrower and its Subsidiaries determined on an unconsolidated basis in accordance with GAAP.

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“Total EBITDA” means, for each LTM Period ending on December 31, on an unconsolidated basis in accordance with GAAP, the aggregate amount determined for the Borrower and each of its Subsidiaries, without duplication, of (a) all net income, plus, to the extent reducing such net income for such period, the sum, without duplication, of amounts for (i) total interest expense; (ii) provisions for Taxes based on income; (iii) total depreciation expense; (iv) total amortization expense; (v) other non-cash charges reducing such net income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period); and (vi) net extraordinary, unusual or non-recurring losses or charges; minus (b) to the extent increasing such net income for such period, the sum, without duplication, of amounts for (i) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); (ii) interest income received, including interest paid-in-kind, during such period; (iii) any gain arising on the purchase by the Borrower or any other Group Member at less than par of any securities issued by the Borrower or such Group Member; and (iv) net extraordinary, unusual or non-recurring gains.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower or any of its Subsidiaries on or about the Closing Date in connection with the Acquisition, including the financing provided hereunder.

“Transaction Documents” means the Credit Documents and the Acquisition Documents.

“Transaction Security” means the Liens created or expressed to be created on any asset of a Credit Party in favor of the Security Agent for the benefit of the Secured Parties pursuant to the Credit Documents.

“Transfer” as defined in Section 10.6(b).

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate, price or credit risk.

“Unperfected Accounts” as defined in Appendix D.

“US”, “USA” and “United States” means the United States of America, including its territories and possessions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

“WFOE Share Pledge” as defined in Section 5.27(d).

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1.2.	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them, or shall otherwise be interpreted or calculated, in conformity with GAAP, and without duplication. Financial Statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that it is acknowledged that financial statements of the Target prepared prior to the Closing Date were prepared in accordance with IFRS and that there shall be no obligation to restate such financial statements or provide a detailed reconciliation with GAAP; and provided further that for the avoidance of doubt, the audited Financial Statements of the Borrower and its Subsidiaries (including the Target Group) for period ending December 31, 2011 shall be prepared in accordance with GAAP. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Borrower’s Original Financial Statements. Notwithstanding the foregoing, if there occurs any change in GAAP or in the application thereof after the Signing Date, and either the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change on the operation of any definition, covenant or other provision hereof or the Facility Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose, then (a) the Borrower and the Facility Agent shall negotiate in good faith amendments to the relevant provisions hereof with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP (or the application of GAAP) conform as nearly as possible to their respective positions as of the Signing Date (and such amendments, once agreed, shall be binding on all parties hereto); and (b) regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with clause (a) above. In addition and notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. A reference to “cash” means money, currency or a credit balance on deposit in any bank account.

1.3.	Interpretation.

(a)	Any of the terms used or defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided, and the words “this Section” refer to the numeric Section of this Agreement in which such words occur. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. The word “or” shall not be deemed to be exclusive. The words “shall” and “will” shall be deemed to have the same meaning. A reference to a Person’s knowledge means to the best of its, his or her knowledge and belief (having made due enquiry).

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(b)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Facility Agent”, the “Security Agent”, a “Mandated Lead Arranger”, the “Lead Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Guarantor”, an “Group Member”, any “Party” or any “Secured Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of any Agent, any person appointed by such Agent as its sub-agent;

(ii)	a document in “agreed form” is a document that is previously agreed in writing by or on behalf of the Borrower and the Facility Agent;

(iii)	any reference to “assets” includes all present and future properties and assets of any type or kind, including revenues and rights of every description (tangible and intangible), and including undertakings and ongoing businesses;

(iv)	a “Credit Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Credit Document or Transaction Document or other agreement or instrument as amended (however fundamentally), supplemented, extended, restated or replaced from time to time in accordance with the terms thereof (whether or not such amendment, supplement, extension, restatement or replacement contemplated as at the Signing Date), and including cases where the amendments concerned involve an increase, extension or other change (however material) to any facility or the grant of any additional facility (however material);

(v)	a reference to a “guarantee” means (other than in Section 7) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any Person or to make an investment in or loan to any Person or to purchase assets of any Person where, in each case, such obligation is assumed in order to maintain or assist the ability of such Person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	a time of day (including close of business) is a reference to Hong Kong time;

(ix)	Section, Clause and Schedule headings and the Table of Contents are for ease of reference only;

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(x)	a Default (excluding an Event of Default) shall be deemed “continuing” if it has not been remedied or waived in writing, and an “Event of Default” shall be deemed continuing until either (A) it has been waived in writing; or (B) solely with respect to any Event of Default (if fully remediable) that an Authorized Officer of the Borrower has certified to the Facility Agent as having been fully remedied by the Credit Parties (including a description of the remedial actions taken by the Credit Parties in reasonable detail), (1) a period of sixty (60) days has passed from the date (such date, the “Certification Date”) on which the Facility Agent received such certificate (or if any additional information that could reasonably be expected to be material to a Lender’s decision concerning such Event of Default or any remedial actions taken by the Borrower is requested by the Facility Agent during such sixty (60) day period, then such period shall instead end on the later of (x) the date that is sixty (60) days after the Certification Date; and (y) the date that is ten (10) Business Days after the date on which the Facility Agent has received all such requested information from the Borrower) during which period the Facility Agent has not received notices from Lenders having or holding Term Loan Exposure representing at least 33.334% of the aggregate Term Loan Exposure of all Lenders indicating that they disagree that such Event of Default has been fully remedied; and (2) a period of six (6) months has passed from the Certification Date during which period the Majority Lenders have not taken any of the actions set forth in the last paragraph of Section 8.1; and

(xi)	any reference to “applicable law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive (with binding effect), approval, filing, registration, requirement of, or other restriction imposed by, or any similar form of decision of or determination by, or any interpretation or determination of any of the foregoing by, any Governmental Authority, in each case whether now or hereafter in effect, and a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any Governmental Authority.

SECTION 2. LOANS

2.1.	Term Loans.

(a)	Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount up to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing of the Term Loan Commitments on the Closing Date, which shall be a Business Day that falls on or prior to the last day of the Certain Funds Period. Any Term Loan amount that is borrowed and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9(a) and 2.10, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Final Maturity Date. Each Lender’s undrawn Term Loan Commitment shall terminate immediately and without further action at the close of business on the last day of the Certain Funds Period.

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(b)	Borrowing Mechanics for Term Loans.

(i)	The Borrower shall deliver to the Facility Agent a fully executed Funding Notice by 11:00 a.m. (Hong Kong time) at least three (3) Business Days prior to the proposed Closing Date. Such Funding Notice shall be irrevocable. Promptly upon receipt by the Facility Agent of such Funding Notice, the Facility Agent shall notify each Lender of the proposed borrowing.

(ii)	On the date designated by the Borrower to be the Closing Date in the Funding Notice, each Lender shall (A) make its Term Loan available to the Facility Agent by wire transfer of immediately available funds in Dollars to the Facility Agent at the Principal Office and to an account in New York City designated by the Facility Agent; and (B) provide the Facility Agent with a copy of an MT 202 confirming such wire transfer (each, a “Funding Confirmation”) not later than 10:00 a.m. (Hong Kong time) on the Closing Date.

(iii)	Upon (1) satisfaction or waiver of the conditions precedent specified in Section 3.1 on the CP Satisfaction Date, and (2) the receipt by the Facility Agent of a duly executed Disbursement Certificate by 8:00 a.m. (Hong Kong time) on the Closing Date, the Facility Agent shall (A) make the proceeds of the Term Loans available to the Borrower on the Closing Date by causing an amount of immediately available funds in Dollars equal to the aggregate amount of funds wired to the Facility Agent pursuant to the MT 202 Funding Confirmations received by the Facility Agent pursuant to clause (ii) above to be remitted to the Persons set forth in the Letter of Direction delivered to the Facility Agent by the Borrower pursuant to Section 3.1(l); and (B) after the remittance of such funds to such Persons, promptly, and in any event no later than 2:30 p.m. (Hong Kong time) on the Closing Date, provide the Borrower a copy of an MT 103 confirming such wire transfers to such Persons set forth in the Letter of Direction.

(c)	Certain Funds.

(i)	Subject to the satisfaction of the terms and conditions of Section 3.1, during the Certain Funds Period, the Lenders will only be required to comply with Section 2.1(a) in relation to a proposed borrowing if, on the date of the Funding Notice, on the CP Satisfaction Date and on the Closing Date:

(1)	no Major Default is continuing or would result from the proposed borrowing; and

(2)	all the Major Representations are true and correct in all respects.

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(ii)	During the Certain Funds Period (except in circumstances where, pursuant to paragraph (i) above, a Lender is not required to comply with Section 2.1(a)), none of the Finance Parties shall be entitled to:

(1)	cancel any of its Term Loan Commitments to the extent to do so would prevent or limit the making of a Term Loan except as permitted under Section 2.16;

(2)	rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Credit Documents it may have to the extent to do so would prevent or limit the making of a Term Loan;

(3)	refuse to participate in the making of a Term Loan; or

(4)	exercise any right of set-off or counterclaim in respect of a borrowing request to the extent to do so would prevent or limit the making of a Term Loan;

provided that immediately following expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be fully available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

2.2.	Pro Rata Shares; Availability of Funds.

(a)	Pro Rata Shares. All Term Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder. All payment and prepayments of the Term Loans shall be made and applied among the Lenders proportionately to their respective Pro Rata Shares.

(b)	Availability of Funds. Unless the Facility Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Facility Agent the amount of such Lender’s Term Loan requested on the Closing Date, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent on the Closing Date and the Facility Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to the Facility Agent by such Lender, the Facility Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Facility Agent, at the customary rate set by the Facility Agent to reflect its cost of funds. If such Lender does not pay such corresponding amount forthwith upon the Facility Agent’s demand therefor, the Facility Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Facility Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Facility Agent, at the higher of (i) the rate payable hereunder for the Term Loans; and (ii) the customary rate set by the Facility Agent to reflect its cost of funds. Nothing in this Section shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

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2.3.	Use of Proceeds.

The proceeds of the Term Loans made on the Closing Date shall be applied by the Borrower to (a) fund a portion of the Cash Consideration; and (b) pay Transaction Costs. No portion of the proceeds of any Term Loan shall be used in any manner that causes or might cause such Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate any provision of the Exchange Act.

2.4.	Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)	Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Term Loans; and provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)	Register. The Borrower hereby designates the Facility Agent (the “Registrar”) to serve as the Borrower’s agent solely for purposes of maintaining at the Principal Office a register for the recordation of the names and addresses of the Lenders and the Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice. The Registrar shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any of the Borrower’s or any other Guarantor’s Obligations in respect of any Term Loan. The Borrower hereby agrees that the Registrar (in such capacity) and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”

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(c)	Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Facility Agent) at any time after the Signing Date, the Borrower shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any New Lender pursuant to Section 10.6) a Note to evidence such Lender’s Term Loan. The Borrower shall execute and deliver to the applicable Lender any such Note within five (5) Business Days of the date on which any such request is received by the Borrower.

2.5.	Interest on Loans.

(a)	Except as otherwise set forth herein, the Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at a rate equal to LIBOR plus the Margin plus the Liquidity Premium.

(b)	The Interest Period with respect to the Term Loans shall be selected by the Borrower and notified to the Facility Agent and Lenders pursuant to the applicable Funding Notice or Interest Rate Notice, as the case may be; provided that until the Syndication Date, the Borrower agrees that the Term Loans shall have an Interest Period of one (1) Month (or such shorter period elected by the Borrower after consultation with the Initial Mandated Lead Arrangers). The Funding Notice and each Interest Rate Notice shall be executed by an Authorized Officer of the Borrower and delivered to the Facility Agent and shall be irrevocable. Interest Rate Notices must be delivered at least five (5) Business Days prior to the first day of any Interest Period in which an election set forth therein is made.

(c)	There shall be no more than four (4) Interest Periods outstanding at any time. In the event the Borrower fails to specify an Interest Period for the Term Loans in the Funding Notice or to deliver an Interest Rate Notice, the Borrower shall be deemed to have selected an Interest Period of three (3) Months. The Facility Agent shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender of a rate of interest under this Agreement.

(d)	Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on the Term Loans, the date of the making of the Term Loans or the first day of an Interest Period applicable to the Term Loans shall be included, and the date of payment of the Term Loans or the expiration date of an Interest Period applicable to the Term Loans shall be excluded.

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(e)	Interest on the Term Loans shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at the Final Maturity Date.

(f)	On each day on which principal or interest on the Term Loans or the Existing 2010 Bond is due and payable, such amounts shall be paid by the Borrower in the following manner and order:

(i)	first, principal on the Term Loans or the Existing 2010 Bonds shall be paid by the Borrower from the Available Cash of the Offshore Group Members;

(ii)	second, if the aggregate amount of Available Cash of the Offshore Group Members is more than US$5,000,000, interest on the Term Loans or the Existing 2010 Bonds shall be paid by the Borrower from the Available Cash of the Offshore Group Members until such time as the aggregate amount of such cash is equal to US$5,000,000;

(iii)	third, if the aggregate amount of Available Cash of the Offshore Group Members is equal to or less than US$5,000,000, the Borrower shall have the right to elect to (A) apply funds on deposit in the Interest Reserve Account to the payment of interest then due in respect of the Term Loans; or (B) wire funds on deposit in the Interest Reserve Account to the Trustee (as defined in the Existing 2010 Bond documents) to be applied to the payment of interest then due in respect of the Existing 2010 Bonds; and

(iv)	thereafter, interest on the Term Loans or the Existing 2010 Bonds shall be paid by the Borrower from the Available Cash of the Offshore Group Members.

Any such election by the Borrower under clause (iii) above shall be made in writing to the Facility Agent by an Authorized Officer of the Borrower by 11:00 a.m. (Hong Kong time) at least three (3) Business Days prior to the applicable Interest Payment Date or date on which interest is due in respect of the Existing 2010 Bonds, and shall be accompanied by the Borrower’s confirmation of the amount of Available Cash of the Offshore Group Members, in sufficient detail to demonstrate the amount that should be withdrawn from the Interest Reserve Account in compliance with the terms of this Agreement. The existence and use of an Interest Reserve Account (and the provisions of this Section) are not a permitted alternative to timely payment of interest, and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Facility Agent or any Lender.

(g)	(i)	Subject to clause (ii) below, if two or more Interest Periods end on the same date, the relevant Term Loans shall, unless the Borrower specifies to the contrary in the Interest Rate Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the ending Interest Period.

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(ii)	Subject to clause (c) of this Section, if the Borrower requests in an Interest Rate Notice that a Term Loan be divided into two or more Term Loans with different Interest Periods, such Term Loan will, on the last day of its Interest Period, be so divided with the principal amounts specified in such Interest Rate Notice, having an aggregate principal amount equal to the principal amount of such Term Loan immediately before its division.

2.6.	Default Interest.

Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), all amounts under this Agreement that remain unpaid after their respective due dates shall thereafter bear interest (including post-petition interest in any proceeding under applicable laws relating to a Bankruptcy Event) payable on demand at a rate that is 200 basis points (2% per annum) in excess of the interest rate otherwise payable hereunder with respect to the Term Loans for successive Interest Periods each with a duration selected by the Facility Agent. Payment or acceptance of the increased rates of interest provided for in this Section is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Facility Agent or any Lender.

2.7.	Fees.

(a)	The Borrower agrees to pay to the Lenders a commitment fee (the “Commitment Fee”), which fee shall accrue at a rate of 1.40% per annum on the undrawn portion of the Term Loan Commitments, commencing thirty (30) days after the Signing Date. The Commitment Fee shall be payable in arrears on the earlier of (i) the Closing Date and (ii) November 25, 2011. The Commitment Fee shall be paid to the Facility Agent and upon receipt thereof, the Facility Agent shall promptly distribute to each Lender its Pro Rata Share.

(b)	The Borrower agrees to pay to the Initial Mandated Lead Arrangers such fees in the amounts and at the times as set forth in the Fee Letter.

(c)	The Borrower agrees to pay to the Agents such other fees in the amounts and at the times as set forth in any fee letter executed by them (the “Agent’s Fee Letter”).

2.8.	Scheduled Payments/Commitment Reductions.

The principal amounts of the Term Loans shall be repaid in consecutive installments (each, an “Installment”) on each of the dates (each, an “Amortization Date”) and in the aggregate amounts set forth in the table below:

Amortization Date	Installment
July 31, 2012	US$	55,000,000
July 31, 2013	US$	60,000,000
July 31, 2014	US$	65,000,000
September 15, 2015	US$	60,000,000
Total	US$	240,000,000

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Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.9, 2.10 and 2.11, as applicable; (y) such Installments shall be reduced pro rata if the Borrower fails to borrow the full amounts of the Term Loan Commitments on the Closing Date; and (z) all principal amounts of the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Final Maturity Date.

2.9.	Voluntary Prepayments.

(a)	At any time and from time to time, upon not less than three (3) Business Days prior written notice, the Borrower may prepay the Term Loans on any Business Day in whole or in part, but if in part in an aggregate minimum amount of US$1,000,000 and integral multiples of US$500,000.

(b)	The Borrower shall deliver such notice of prepayment to the Facility Agent by 10:00 a.m. (Hong Kong time) on the date required. Upon the giving of any such notice, the principal amount of the Term Loans specified therein shall become due and payable on the prepayment date so specified. Such notice shall be irrevocable, and any such voluntary prepayment shall be applied as specified in Section 2.11(a).

2.10.	Mandatory Prepayments and Certain Uses.

(a)	Insurance/Condemnation Proceeds - Offshore. No later than the fifth Business Day following the date of receipt by any Offshore Group Member, or the Security Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Term Loans as set forth in Section 2.11 in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(b)	Insurance/Condemnation Proceeds - Onshore. No later than the fifth Business Day following the date of receipt by any Onshore Group Member of any Net Insurance/Condemnation Proceeds, such funds shall be placed in a segregated bank account of the relevant Onshore Group Member, and such funds may be used by the Onshore Group Members (i) for the purposes of investing in assets of the general type used in the business of the Onshore Group Members, which investment may include the repair, restoration or replacement of the applicable assets thereof, but only to the extent that the use of such proceeds is committed within three (3) months, and actually applied within one (1) year of the date of receipt thereof, and (ii) for any other purposes with the prior written consent of the Majority Lenders.

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(c)	Issuance of Equity Securities. No later than the fifth Business Day following the date of receipt by the Borrower of any Borrower Equity Proceeds (other than if received pursuant to an Excluded Issuance), the Borrower shall prepay the Term Loans as set forth in Section 2.11 in an aggregate amount equal to 50% of such Borrower Equity Proceeds, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs and expenses actually incurred in connection therewith.

(d)	Issuance of Debt. No later than the fifth Business Day following the date of receipt by the Borrower or any other Group Member of the cash proceeds from the incurrence of any Indebtedness (other than Permitted Indebtedness) by the Borrower or any Group Member, the Borrower shall prepay the Term Loans as set forth in Section 2.11 in an aggregate amount equal to 100% of such cash proceeds, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs and expenses actually incurred in connection therewith. For the avoidance of doubt, notwithstanding the foregoing, the Borrower shall be required to obtain the consent of the Majority Lenders prior to any Group Member incurring any Indebtedness that is not Permitted Indebtedness.

(e)	Certain Recoveries. No later than the fifth Business Day following the date of receipt by the Borrower or any other Group Member of any cash proceeds from the settlement of any claims against, or collection of any judgments rendered in respect of or from, the Sellers under the Share Purchase Agreement or the providers of any Report (in each case excluding amounts received by the Borrower reflecting an adjustment for working capital, third party claims or replacement or reinstatement of relevant assets that are committed within ninety (90) days and actually made within one (1) year from the date of receipt of the proceeds thereof), the Borrower shall prepay the Term Loans as set forth in Section 2.11 in an aggregate amount equal to 100% of such proceeds (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment) net of investment banking fees and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably expected to be payable as a result thereof.

(f)	Early Termination of Hedging Agreements. No later than the fifth Business Day following the date of receipt by the Borrower or any other Group Member of any cash proceeds from the early termination of any Currency Agreements or Interest Rate Agreements, the Borrower shall prepay the Term Loans as set forth in Section 2.11 in an aggregate amount equal to 100% of such cash proceeds; provided that no such prepayment shall be required to the extent such cash proceeds are used by the Borrower to enter into a replacement Currency Agreement or Interest Rate Agreement, as the case may be, within thirty (30) days of the date such proceeds are received.

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(g)	Offshore Cash Sweep. No later than the fifth Business Day following the date of receipt by the Borrower or any other Offshore Group Member of any Dividends (other than Dividends declared pursuant to Section 5.28) from any Onshore Group Member (the “Onshore Distributions”), the Borrower shall use such cash proceeds to, inter alia, prepay the Term Loans to the extent set forth in Section 2.11(b)(ii).

(h)	Change of Control. The Borrower shall promptly notify the Facility Agent as soon as it becomes aware of any actual or pending Change of Control. Upon the occurrence of a Change of Control, all Term Loan Commitments shall terminate, and all outstanding Term Loans, together with accrued interest and all other amounts accrued under the Credit Documents shall be immediately due and payable.

(i)	Prepayment Certificate. With respect to any prepayment of the Term Loans pursuant to Sections 2.10(a) through 2.10(f), at least three (3) Business Days prior to such prepayment, the Borrower shall deliver to the Facility Agent (by 10:00 a.m. (Hong Kong time) on the date required) a certificate of an Authorized Officer demonstrating the calculation of the amount required to be prepaid, including the applicable net proceeds, excluded proceeds, cash holdings, etc. At least five (5) Business Days prior to each prepayment of the Term Loans made pursuant to Section 2.10(g), the Borrower shall deliver an Onshore Cash Sweep Certificate to the Facility Agent (by 10:00 a.m. (Hong Kong time)). In the event that the Borrower shall subsequently determine that the actual amount received or applied exceeded the amount set forth in any of the foregoing certificates, or that any additional amount was or should have been used to prepay the Term Loans, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such amount, and the Borrower shall concurrently therewith deliver to the Facility Agent an updated certificate of an Authorized Officer demonstrating the derivation of such amount.

(j)	Minimum Prepayment Amounts. Notwithstanding the foregoing, the Borrower shall only be required to effect a prepayment of the Term Loans if and to the extent the proceeds required to so prepay the Term Loans under each of Sections 2.10(a), (c), (d), (e) and (f) total in the aggregate US$1,000,000 or more at any time after the Signing Date.

2.11.	Application of Prepayments/Reductions.

(a)	Application of Voluntary Prepayments. Any prepayment of the Term Loans made pursuant to Section 2.9(a) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify how any such prepayment shall be applied, such prepayment shall be applied to reduce the scheduled remaining Installments of the Term Loans in forward order of maturity.

(b)	Application of Mandatory Prepayments.

(i)	Any prepayment of the Term Loans required to be made pursuant to Section 2.10(a) and Sections 2.10(c) through 2.10(f) shall be applied to reduce on a pro rata basis the remaining scheduled Installments of the Term Loans; provided that notwithstanding paragraph (a) above, any such prepayments that are required to be made prior to the Closing Date shall instead reduce the amount of the Commitments by an equal amount, and the proceeds thereof may be retained by the Borrower.

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(ii)	Any prepayment of the Term Loans made pursuant to Section 2.10(g) shall be applied within five (5) Business Days following the receipt of the proceeds of Onshore Distributions as follows:

(1)	first, to the extent an Event of Default is continuing under Section 8.1(a) due to any amount of principal or interest on the Term Loans then being due and payable hereunder but not yet paid, an amount equal thereto shall be remitted to the Mandatory Prepayment Account and used to pay such amounts;

(2)	second, to the extent the aggregate amount of Available Cash then held by the Offshore Group Members is less than US$5,000,000, the Borrower (or the relevant Offshore Group Member) shall be permitted to retain such proceeds (and use such proceeds as it elects, subject to compliance with the terms of this Agreement) to the extent required to ensure that on the date of such application, the aggregate amount of Available Cash then held by the Offshore Group Members plus the amount of funds so retained is equal to US$5,000,000 (after taking into account the application of funds under this Section (b)(ii));

(3)	third, the remainder of such proceeds shall be remitted to the Interest Reserve Account to the extent required to ensure that on such date, the balance thereof equals the Minimum IRA Balance Amount; and

(4)	fourth, to the extent (A) the amount of Available Cash of the Offshore Group Members minus US$5,000,000 is less than (B) the US$ equivalent of the then Existing 2007 Bond Redemption Amount minus the amount on deposit in the Sinking Fund Account, the Borrower may remit the remainder of such proceeds to the Sinking Fund Account until the amount on deposit in the Sinking Fund Account equals the US$ equivalent of the then Existing 2007 Bond Redemption Amount; and

(5)	fifth, 100% of the remainder of such proceeds shall be used to prepay the Term Loans, and applied in forward order of maturity to the remaining scheduled Installments thereof; provided that if on the date of receipt by the Borrower (or the relevant Offshore Group Member) of such Onshore Distributions the outstanding principal amount of the Term Loans is less than US$125,000,000, then instead the remainder of such proceeds in an amount equal to 50% of the original amount of the Onshore Distributions (or the remaining balance of the proceeds, if such amount is less) shall be used to prepay the Term Loans and applied in the foregoing manner, and any remainder following such application (“Retained Onshore Proceeds”) may be retained by the Borrower (or the relevant Offshore Group Member) and used as it elects, subject to compliance with the terms of this Agreement.

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(iii)	The Borrower agrees that the proceeds from Onshore Distributions shall not be used, directly or indirectly, to fund the purchase, redemption or repayment of the Existing 2007 Bond or the Existing 2010 Bond (other than by way of funding the Sinking Fund Account in accordance with the terms of this Section); provided that the Borrower may use Retained Onshore Proceeds for such purposes if it would otherwise be permitted to use such proceeds to declare and pay a dividend to its shareholders pursuant to a Permitted Distribution.

(c)	Minimization of Break Funding Costs.

(i)	Subject to paragraph (ii) below, the Borrower may elect that any prepayment of the Term Loans required under Section 2.10 be applied in prepayment of the Term Loans on the last day of the Interest Period relating thereto. If the Borrower makes that election, then the relevant proceeds shall be remitted to the Mandatory Prepayment Account (to the extent not already on deposit therein), and a proportion of the Term Loans equal to the amount of the relevant prepayment will be due and payable on the last day of the relevant Interest Period.

(ii)	If the Borrower has made an election under paragraph (i) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Term Loans in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing), and the Borrower shall (or the Facility Agent may, pursuant to Section 2.12(f)) apply the relevant proceeds on deposit in the Mandatory Prepayment Account to make such payment.

2.12.	General Provisions Regarding Payments.

(a)	All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to the Facility Agent (or the Initial Mandated Lead Arrangers, if applicable) not later than 11:00 a.m. (New York time) (or such other customary time specified by the Facility Agent to the Borrower from time to time by prior written notice) on the due date at the Principal Office.

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(b)	The Facility Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in immediately available funds prior to 11:00 a.m. (New York time) (or such other customary time specified by the Facility Agent to the Borrower from time to time by prior written notice) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Facility Agent until the later of (i) the time such funds become immediately available funds; and (ii) the applicable next Business Day. The Facility Agent shall give prompt notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become immediately available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(c)	All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal, or as otherwise set forth in the Intercreditor Agreement.

(d)	The Facility Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender to such account as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Facility Agent.

(e)	Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall instead be made on the next succeeding Business Day, unless such next succeeding Business Day falls in the next calendar month, in which case such payment shall instead be made on the first preceding Business Day.

(f)	The Borrower hereby authorizes the Facility Agent to charge the Interest Reserve Account and the Mandatory Prepayment Account in order to cause timely payment to be made to the Facility Agent of all principal, interest, fees and expenses due hereunder or any other fund transfers specified herein (subject to sufficient funds being available in the Interest Reserve Account and the Mandatory Prepayment Account for that purpose).

(g)	If an Event of Default shall have occurred and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, then all payments or proceeds received by the Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the Intercreditor Agreement.

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(h)	Where a sum is to be paid to the Facility Agent under the Credit Documents for another party under this Agreement, the Facility Agent is not obliged to pay such sum to such other party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received (or will receive, in the case of the disbursement of the Term Loans) such sum; and if the Facility Agent pays an amount to another party under this Agreement and it proves to be the case that the Facility Agent has not or does not actually receive such amount, then the party to whom such amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on such amount from the date payment of the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

2.13.	Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due or owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender), which amount is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Facility Agent and each other Lender of the receipt of such payment; and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon a Bankruptcy Event in respect of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Credit Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14.	Absence of Quotations.

Subject to Section 2.15, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation to the Facility Agent by 12:00 noon (London time) one (1) London Business Day after the Quotation Day, then LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks (provided that at least two (2) Reference Banks provide a quotation).

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2.15.	Market Disruption.

(a)	If a Market Disruption Event occurs in relation to a Term Loan for any Interest Period, then the rate of interest on each Lender’s Term Loan for the Interest Period shall be the percentage rate per annum that is the sum of:

(i)	the Margin plus the Liquidity Premium; plus

(ii)	(if the Lender is a Specified Lender) the rate notified to the Facility Agent by that Specified Lender as soon as practicable and in any event by close of business five (5) London Business Days prior to the end of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Specified Lender of funding its participation in that Term Loan from whatever source it may reasonably select; or

(iii)	(if the Lender is not a Specified Lender, but in respect of a Market Disruption Event under paragraph (1) of such definition only) the rate that is the weighted average of the rates of the Specified Lenders in the same Term Loan for that Interest Period as determined pursuant to paragraph (ii) above (expressed as a percentage rate per annum).

(b)	If (i) the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR; or (ii) a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, then the cost to that Lender of funding its participation in that Term Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	In this Agreement:

(i)	“Market Disruption Event” means:

(1)	at or about 12:00 noon (London time) on the Quotation Day for the relevant Interest Period, the Screen Rate is not available, and by 12:00 noon (London time) on the date falling one (1) London Business Day after the Quotation Day, none or only one of the Reference Banks has supplied a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

(2)	before the close of business in Hong Kong on or before the date falling six (6) Business Days after the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from Specified Lenders whose participations in the Term Loans equal or exceed 35% of the participations of all Specified Lenders in the Term Loans that the cost to each of them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR; and

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(ii)	“Specified Lender” means a Lender that is a commercial bank or other financial institution that customarily obtains funds for lending in a Relevant Interbank Market.

(d)	For the avoidance of doubt, if a Lender is not a Specified Lender, then in respect of a Market Disruption Event under paragraph (2) of such definition, the Screen Rate shall be used to determine the interest rate on its Term Loan.

2.16.	Illegality.

If on any date any Lender (an “Affected Lender”) shall have determined (which determination shall be made in good faith, but once made shall be conclusive and binding upon all parties hereto absent manifest error, but shall be made only after consultation with the Borrower and the Facility Agent) that due to a Change in Law, the making, maintaining or continuation of its Term Loan Commitment or Term Loan has or will become unlawful due to compliance with any applicable law, then (a) the obligation of the Affected Lender to maintain its Term Loan Commitment or make its Term Loan on the Closing Date shall be suspended until such notice shall be withdrawn by the Affected Lender; and (b) the Affected Lender’s obligation to maintain any outstanding Term Loan (an “Affected Loan”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loan and when required by applicable law, and the Borrower shall prepay the full amount of the Affected Loan (with interest accrued thereon) on the date of such termination. Except as provided in the preceding sentence, nothing in this Section shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans.

2.17.	Break Funding.

(a)	The Borrower shall, within ten (10) days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Term Loan being paid or prepaid by the Borrower on a day other than the last day of an Interest Period for that Term Loan.

(b)	A notice of a Lender setting forth the amounts necessary to compensate such Lender as specified in paragraph (a) of this Section shall be delivered (through the Facility Agent) to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such notice within ten (10) days after receipt thereof. Upon request by the Borrower, such Lender shall, as soon as reasonably practicable, provide a copy of the calculations setting forth how the amount set forth in such notice was determined, which shall be for informational purposes only and shall not be deemed to affect the rights of any Lender pursuant to the provisions of this Section.

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(c)	For purposes of the foregoing, “Break Costs” means the amount (if any) by which:

(i)	the interest (excluding the Margin and the Liquidity Premium) that a Lender should have received for the period from the date of receipt of all or any part of its participation in a Term Loan to the last day of the current Interest Period in respect of that Term Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount that such Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

(d)	If the Borrower has delivered the Funding Notice to the Facility Agent and for any reason the borrowing of the Term Loans does not occur on the Closing Date, the Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party (other than a Defaulting Lender) its break costs, being an amount equal to the amount (if any) by which (i) the interest (excluding the Margin and the Liquidity Premium) that a Lender should have received for the period from the Closing Date to the last day of the Interest Period set forth in the Funding Notice, had such Lender made its Term Loan to the Borrower on the Closing Date and the Borrower repaid such Term Loan on the last day of such Interest Period; exceeds (ii) the amount that such Lender would be able to obtain by placing an amount equal to the principal amount of such Term Loan on deposit with a leading bank in the Relevant Interbank Market for such Interest Period.

2.18.	Increased Costs; Capital Adequacy.

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)	impose on any Lender or the Relevant Interbank Market any other condition, cost or expense (but excluding any Excluded Taxes and any Indemnified WHT, which shall be addressed by the provisions of Section 2.19) affecting this Agreement or the Term Loans maintained by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, following delivery of the notice contemplated by paragraph (c) of this Section, the Borrower shall pay to such Lender such additional amount as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b)	If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law other than due to Excluded Taxes or Indemnified WHT, which shall be addressed by the provisions of Section 2.19 (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, following delivery of a notice contemplated by paragraph (c) of this Section, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)	A notice of a Lender setting forth the amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such notice within ten (10) days after receipt thereof. Upon request by the Borrower, such Lender shall, as soon as reasonably practicable, provide a copy of the calculations setting forth how the amount set forth in such notice was determined, which shall be for informational purposes only and shall not be deemed to affect the rights of any Lender pursuant to the provisions of this Section.

(d)	Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 225 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 225-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.19.	Taxes; Withholding.

(a)	Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

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(b)	Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Taxes, other than an Excluded Tax, from any sum paid or payable by any Credit Party to any Finance Party under any of the Credit Documents (such Taxes, collectively, “Indemnified WHT”), then:

(i)	the Borrower shall promptly notify the Facility Agent of any such requirement or any change in any such requirement upon becoming aware of it;

(ii)	the Borrower shall pay any such Indemnified WHT before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Facility Agent or such Lender, as the case may be) on behalf of and in the name of the relevant Finance Party (such Finance Parties, the “Recipients”);

(iii)	such sum payable by such Credit Party in respect of which any such Indemnified WHT is required to be paid shall be increased to the extent necessary to ensure that, after payment of the Indemnified WHT, the relevant Finance Party receives on the due date a net sum equal to what it would have received had no such payment of the Indemnified WHT been required or made; and

(iv)	within thirty (30) days after paying any sum from which it is required by applicable law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Indemnified WHT that it is required by clause (ii) above to pay, the Borrower shall deliver to the Facility Agent evidence reasonably satisfactory to the affected Finance Parties of such deduction, withholding or payment or the original or a certified copy of a receipt evidencing the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.22) under clause (iii) above to the extent that a Transfer of a Term Loan after the Signing Date results in an increase in the rate of such deduction, withholding or payment from that applicable to the assignor of such Term Loan as in effect on the date of such Transfer; provided that for the avoidance of doubt, any other amounts shall be payable to a Lender to the extent such Lender’s assignor would have been entitled to receive such additional amounts.

(c)	Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified WHT that are paid or payable by such Recipient in connection with any Credit Documents (including amounts paid or payable under this Section 2.19(c)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified WHT (and any penalties or interest associated therewith) were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section shall be paid within 10 days after such Recipient delivers to the Borrower a notice stating the amount of any Indemnified WHT (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto) so paid or payable by such Recipient and describing the basis for the indemnification claim. Such notice shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such notice to the Facility Agent.

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(d)	Status of Lenders. Any Lender that is entitled to an exemption from, or reduction of, any applicable Indemnified WHT with respect to any payments under any Credit Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in such Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Facility Agent, any Lender shall update any form or certification previously delivered pursuant to this Section if it is legally eligible to do so. If any form, notice or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the Borrower and the Facility Agent in writing of such expiration, obsolescence or inaccuracy and update the form, notice or certification if it is legally eligible to do so.

(e)	Treatment of Certain Refunds. If any Finance Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified WHT as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified WHT giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section, in no event shall any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

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2.20.	Obligation to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender; or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances that would cause such Lender to be an Affected Lender would cease to exist or the additional amounts that would otherwise be required to be paid to such Lender pursuant to Section 2.18 or 2.19 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section unless the Borrower agrees to pay the incremental expenses (if any) incurred by such Lender as a result of utilizing such other office as described above. A notice as to the amount of any such expenses payable by the Borrower pursuant to this Section (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Facility Agent) shall be conclusive absent manifest error.

2.21.	Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Term Loan (a “Defaulted Loan”), then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents. No Term Loan Commitment of any other Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Facility Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

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2.22.	Right of the Borrower to Replace Lenders.

Anything contained herein to the contrary notwithstanding, in the event that:

(a)	any Lender (an “Increased-Cost Lender”) shall (i) give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18 or 2.19, and the circumstances that have caused such Lender to be an Affected Lender or that entitle such Lender to receive such payments remain in effect; and (ii) fail to withdraw such notice within five (5) Business Days after the date of such notice; or

(b)	(i) any Lender shall become a Defaulting Lender; and (ii) the Default Period for such Defaulting Lender shall remain in effect; or

(c)	in connection with any proposed change with respect to any of the provisions contemplated by Section 10.5(b), the consent of the Majority Lenders shall have been obtained but the consent of one or more of other Lenders (each a “Non-Consenting Lender”) whose consent is required pursuant to Section 10.5(b) shall not have been obtained;

then with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (in each case, a “Terminated Lender”), the Borrower may, by giving written notice to the Facility Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby agrees) to Transfer (as defined in Section 10.6(b)) its outstanding Term Loan, Term Loan Commitments (if any) and all its other rights, title, interests and obligations under this Agreement in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such Transfer from an Increased-Cost Lender or a Non-Consenting Lender, and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such Transfer from such Defaulting Lender; provided that:

(i)	on the date of such Transfer, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender; (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time; and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.7;

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(ii)	on the date of such Transfer, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17 (if an Increased-Cost Lender or a Non-Consenting Lender), 2.18 or 2.19(b);

(iii)	in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such Transfer, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and

(iv)	any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender shall have against such Terminated Lender.

Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Term Loan Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof. Each Lender agrees that if the Borrower exercises its option hereunder to cause a Transfer by such Lender (as Terminated Lender), such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation (including an Assignment and Assumption) necessary to effectuate such Transfer in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within three (3) Business Days after receipt of such notice, each Lender hereby irrevocably authorizes and directs the Facility Agent to execute and deliver such documentation (including an Assignment and Assumption) on its behalf as may be required to give effect to a Transfer in accordance with Section 10.6 and any such documentation so executed by the Facility Agent shall be effective for purposes of documenting a Transfer pursuant to Section 10.6 and the Facility Agent shall notify the Terminated Lender immediately after such Transfer.

SECTION 3. CONDITIONS PRECEDENT

3.1.	Closing.

The obligation of each Lender to make its Term Loan to the Borrower is subject to the prior satisfaction (or waiver in accordance with Section 10.5) of each of the following conditions (including receipt by the Facility Agent of all of the following documents and evidence of satisfaction of such other conditions listed below) before 4:00 p.m. (Hong Kong time) (or such later time as agreed by the Facility Agent in its sole discretion) one Business Day prior to the Closing Date (the “CP Satisfaction Date”), each of which shall be in form and substance reasonably satisfactory to the Facility Agent:

(a)	Credit Documents. This Agreement, the Intercreditor Agreement, the Collateral Documents listed in Part A of Appendix F and the Agent’s Fee Letter, each duly executed and delivered by each applicable Credit Party.

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(b)	Officer’s Certificate. A certificate of an Authorized Officer of each Credit Party, dated the CP Satisfaction Date, (i) attaching a copy of the Organizational Documents of such Credit Party, which, to the extent applicable, shall be certified as of a recent date by the appropriate Governmental Authority; (ii) setting forth signature and incumbency confirmations of each of the Authorized Officers of such Credit Party that has or will execute each of the Credit Documents to which it is or will be a party and any notices to be given thereunder; (iii) attaching resolutions of the Board of Directors or similar governing body of such Credit Party, approving and authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party or by which it or its assets may be bound, certified as being in full force and effect without modification or amendment and authorizing the Authorized Officers to sign the Transaction Documents to which it is a party and to give notices thereunder; (iv) attaching resolutions of the shareholders (and in the case of a company or corporate shareholder, the resolutions of the board of directors of such company or corporation) of each Credit Party that is incorporated in Hong Kong, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound, certified as being in full force and effect without modification or amendment; (v) attaching, to the extent applicable, a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated within ten (10) Business Days prior to the Closing Date; (vi) confirming that there are no proceedings pending for the dissolution or liquidation of such Credit Party, and to the knowledge of such Authorized Officer, no such proceedings are threatened and the borrowing or guaranteeing of the Term Loan Commitments will not cause any borrowing or guarantee limit applicable to it to be exceeded; and (vii) attaching such other documents or confirmations as the Facility Agent may reasonably request.

(c)	Organizational and Group Structure. A final copy of the Group Structure Chart.

(d)	Consummation of the Acquisition. A certificate of an Authorized Officer of the Borrower dated the CP Satisfaction Date and certifying that, to the best knowledge of the Borrower, it expects that:

(i)	The Disbursement Certificate will be duly signed by an Authorized Officer of the Borrower dated the Closing Date and will be delivered to the Facility Agent on the Closing Date certifying that (1) all conditions to the effectiveness of the Acquisition (as set forth in the Share Purchase Agreement) shall have been satisfied (other than the payment of the Cash Consideration and Share Redemption Amounts to certain of the Sellers) or the fulfillment thereof shall have been waived with the prior written consent of the Initial Mandated Lead Arrangers; (2) upon the remittance of the Cash Consideration and the Share Redemption Amounts to the Sellers Designated Account as defined in and pursuant to Section 2.5(a)(i) of the Share Purchase Agreement, the Acquisition shall become effective in accordance with the terms of the Share Purchase Agreement, and the Borrower shall become the legal and beneficial owner, free and clear of all Liens, of all of the Target Shares; (3) the Borrower has duly issued the Share Consideration (as defined in the Share Purchase Agreement) to certain of the Sellers in accordance with the terms of the Share Purchase Agreement; and (4) the total consideration (excluding the Share Consideration) to be paid by the Group for all of the Target Shares (including any repayment of existing indebtedness of the Target Group) plus the amount of Transaction Costs (as set forth in the Base Case Model) is an amount equal to or less than the aggregate amount of the Term Loans to be made on the Closing Date plus the amount of freely available and unrestricted cash on hand of the Offshore Group Members.

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(ii)	A fully executed or conformed copy of each Acquisition Document and any documents executed in connection therewith will be delivered to the Facility Agent on and certified as of the Closing Date as true and correct copies thereof by an Authorized Officer of the Borrower under the Disbursement Certificate.

(iii)	Signed copies of (1) the written legal opinion of Walkers, Cayman Islands counsel for the Target, addressed, inter alia, to the Finance Parties, dated the Closing Date and in the form attached as Exhibit E to the Share Purchase Agreement; and (2) the written legal opinion of Jingtian & Goncheng Law Firm, PRC counsel for the Target, addressed, inter alia, to the Finance Parties, dated the Closing Date and in the form attached as Exhibit F to the Share Purchase Agreement, will be delivered to the Facility Agent on the Closing Date together with the Disbursement Certificate.

(e)	Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations (including the Competition Clearance) and all Authorizations of all other Persons, in each case that are necessary or required in connection with the transactions contemplated by the Credit Documents and the Acquisition as specified in the Acquisition Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Initial Mandated Lead Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f)	Collateral Documents. The Borrower and each other Guarantor has entered into each of the Collateral Documents set forth in Part A of Appendix F, and has complied with all its obligations thereunder (including its obligation to execute and deliver registrations, notices, acknowledgements, consents, originals of securities, blank or completed instruments of transfer, original title deeds and any other documents, as provided therein) that are required to be satisfied on or prior to the CP Satisfaction Date.

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(g)	Financial Statements, Base Case Model, Reports. (i) The Original Financial Statements; (ii) a pro forma unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the date of the most recent Original Financial Statement, reflecting the consummation of the Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date; (iii) the Base Case Model; and (iv) final copies of each of the Reports.

(h)	Opinions of Counsel. Executed copies of the written legal opinions of (i) Simpson Thacher & Bartlett LLP, New York counsel to the Credit Parties; (ii) Maples and Calder, Cayman Islands counsel to the Credit Parties; (iii) Li & Partners, Hong Kong counsel to the Credit Parties; and (iv) Paul Hastings LLP, New York counsel to the Agents, the Mandated Lead Arrangers and the Lead Arranger, in each case dated the CP Satisfaction Date (and each Credit Party hereby instructs such counsel to deliver such opinions to the Finance Parties).

(i)	Payment of Fees, Costs and Expenses. The Borrower shall have paid on or prior to the CP Satisfaction Date (or arrangements have been made to be paid out of Available Cash or the flow of funds from the proceeds of the Term Loans to be made on the Closing Date) all Transaction Costs and other fees, costs and expenses then due and payable pursuant to the terms of the Credit Documents.

(j)	Solvency Certificate. On the CP Satisfaction Date, the Borrower shall be, and following the disbursement of the Term Loans, the Borrower will be, Solvent, and the Facility Agent shall have received a Solvency Certificate from the Borrower.

(k)	CP Satisfaction Date Certificate. A duly executed CP Satisfaction Date Certificate.

(l)	Letter of Direction. Within three (3) Business Days of the Closing Date, a funds flow statement and duly executed wire transfer instructions and authorizations (collectively, the “Letter of Direction”) from the Borrower addressed to the Facility Agent, directing the disbursement on the Closing Date of the proceeds of the Term Loans.

(m)	“Know-your-customer” Checks. The Finance Parties shall have received all documentation and other information in respect of any Group Member or Affiliate thereof that is required by bank regulatory authorities or its internal procedures under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that any such Finance Party has requested from the Borrower at least five (5) Business Days prior to the Closing Date.

(n)	No Material Adverse Effect. From and after May 27, 2011, no change, event, effect or circumstances has occurred that has had or would reasonably be expected to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect.

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(o)	Material Group Members. A copy of the pro forma calculations of the Borrower to demonstrate the Borrower’s determination of the list of Material Group Members set forth on Appendix C (prepared by the Borrower assuming for such purpose that the Acquisition has occurred) (the “CP Satisfaction Date Calculations”).

(p)	Process Agent. A duly executed process agent acceptance letter or other evidence that the process agent referred to in Section 10.15(b) or as may be required under the applicable Collateral Document has accepted its appointment.

(q)	Funding Notice. A duly executed and delivered Funding Notice, which shall specify a borrowing date on or prior to November 25, 2011.

(r)	Non-Competition. Copies of non-competition and non-solicitation agreements entered into between the Borrower and the Group’s chief executive officer, chief operating officer, chief financial officer and chief strategy officer for a period of at least two (2) years from the Closing Date.

(s)	Accounts. The Borrower shall have (i) established with the Account Bank the Interest Reserve Account and the Mandatory Prepayment Account; and (ii) funded from cash on hand the Interest Reserve Account in an amount at least equal to the Minimum IRA Balance Amount as of the CP Satisfaction Date.

(t)	Major Representations. As of the CP Satisfaction Date, the Major Representations shall be, and immediately after giving effect to the making of the Term Loans requested on the Closing Date and the consummation of the Acquisition, the Major Representations will be, true and correct in all respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(u)	No Major Default. As of the CP Satisfaction Date, no Major Default shall have occurred and be continuing, or would result from the consummation of the Acquisition or the borrowing of the Term Loans on the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Finance Parties to enter into this Agreement, and to induce the Lenders to make the Term Loans to be made thereby on the Closing Date, each Credit Party represents and warrants to each of the Finance Parties, that each of the following statements is true and correct:

4.1.	Corporate Status.

(a)	Each Group Member is duly organized, validly existing and in good standing (where applicable) under the applicable laws of its jurisdiction of organization or formation as identified in Schedule 4.1.

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(b)	Each Group Member has the power and authority to own and operate its assets and carry on its business as it is being conducted and as proposed to be conducted.

(c)	Each Group Member is qualified to do business and in good standing (where applicable) in every jurisdiction where its assets are located and wherever required to carry out its business and operations, except in jurisdictions where the failure to be so qualified, individually or in the aggregate, or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. As of the CP Satisfaction Date and the Closing Date, no Credit Party is qualified as a foreign corporation or other entity to do business in any jurisdiction other than its jurisdiction of its incorporation, organization or formation.

(d)	No Group Member is a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 U.S.C. §§791 et seq.), as amended.

(e)	No Group Member is an “investment company” or a company “controlled” by an “investment company” or a “principal underwriter” of an “investment company” within the meaning of the United States Investment Company Act of 1940 (15 U.S.C. §§ 80a-1 et seq.), as amended, or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee Indebtedness.

4.2.	Binding Obligations.

(a)	Each Credit Document has been duly executed and delivered by each Credit Party that is or is expressed to be a party thereto.

(b)	Subject to the Legal Reservations:

(i)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(ii)	without limiting the generality of paragraph (i) above, each Collateral Document to which it is a party creates the Transaction Security that such Collateral Document purports to create, and those Collateral Documents are effective to create legal and valid First Priority (other than unperfected Transaction Security over the Unperfected Accounts permitted under the Agreed Security Principles) Liens in the Collateral in favor of the Security Agent.

4.3.	Non-Conflict.

The execution, entry into, delivery and performance by each Credit Party of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not:

(a)	conflict with in any material respect any applicable law, including any judgment or decree of any court or other Governmental Authority, binding on any Credit Party;

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(b)	conflict with any of the Organizational Documents of any Credit Party;

(c)	conflict with the terms of, or would constitute a default or termination event (however described) under, (i) the Onshore Debt Documents, the Existing 2007 Bond or the Existing 2010 Bond; or (ii) any other agreement or instrument binding upon any Credit Party or any other Group Member or any of its or any other Group Member’s assets, or constitute a default or termination event (however described) under any other Contractual Obligation, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

(d)	result in or require the creation or imposition of any Lien upon any of the assets of any Group Member (other than Permitted Security).

4.4.	Power and Authority.

(a)	Each Credit Party has the power to enter into, perform and deliver, and has taken all necessary action to authorize its execution, entry into, performance and delivery of, each of the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	The execution, entry into, delivery and performance by each Credit Party of, and the transactions contemplated by, each of the Transaction Documents to which it is a party, and the granting of the Transaction Security thereunder, do not and will not require (i) any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Group Member, except for such approvals or consents that have been or will be obtained on or before the CP Satisfaction Date and disclosed in writing to the Facility Agent; or (ii) any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (1) the Competition Clearance; and (2) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Security Agent for filing or recordation, as of the Closing Date; and (3) such as have been obtained or made and are in full force and effect, as of the CP Satisfaction Date.

4.5.	Validity and Admissibility into Evidence.

All Authorizations required:

(a)	to enable each Credit Party to lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect or, with respect to the Transaction Documents, will be promptly obtained and in full force and effect no later than the CP Satisfaction Date.

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4.6.	Governing Law and Enforcement.

(a)	Subject to the Legal Reservations, the choice of governing law of each of the Credit Documents will be recognized and enforced in each of its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Credit Document in the jurisdiction of the governing law of that Credit Document will be recognized and enforced in each of its Relevant Jurisdictions.

4.7.	Insolvency.

(a)	The Credit Parties, on a consolidated basis, are, and on the date of the incurrence of any Obligation by any Credit Party under a Credit Document will be, Solvent.

(b)	No Bankruptcy Event has occurred or, to its knowledge been threatened, in relation to any Credit Party or Material Group Member.

4.8.	Filings or Stamp Taxes.

Under the laws of each of the Relevant Jurisdiction of each Credit Party, it is not necessary that any Credit Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Credit Documents or the transactions contemplated by the Credit Documents; provide that

(a)	where the Relevant Jurisdiction is the Cayman Islands, stamp duty will be payable if the Credit Documents are signed in or later brought into the Cayman Islands or to be admitted in evidence in a Cayman Islands court;

(b)	where the Relevant Jurisdiction is Mauritius,

(i)	the particulars of all charges created by a Mauritian company under any Collateral Documents shall be filed with the Mauritius Registrar of the Companies within twenty-eight (28) days of the creation of the charge;

(ii)	any Credit Document to which a Mauritian company is a party to shall be registered with the Registrar General of Mauritius (and in the case of each fixed and floating charges governed by Mauritius law, shall be inscribed with the Conservator of Mortgages of Mauritius); and

(iii)	the registration and inscription of such Credit Documents will amount to approximately Mauritius Rupees 50,000 for each document;

(c)	where the Relevant Jurisdiction is Hong Kong,

(i)	certain charges specified in Section 80 of the Companies Ordinance provided by (A) any Credit Party incorporated in Hong Kong; or (B) any Credit Party not incorporated in Hong Kong and registered as an overseas company in Hong Kong under Part XI of the Companies Ordinance require registration in the Companies Registry of Hong Kong;

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(ii)	Collateral Documents governed by Hong Kong law charging trademarks that have been registered in Hong Kong shall be recorded at the Trade Marks Registry of Hong Kong to be effective against a Person acquiring a conflicting interest in or under the registered trademarks in ignorance of the transaction; and

(iii)	an ad valorem stamp duty will be charged where there is a transfer of shares of any Credit Party incorporated in Hong Kong; and

(d)	where the Relevant Jurisdiction is the PRC, any WFOE Share Pledge shall be approved by and filed with the applicable PRC Governmental Authorities, and any Onshore Accounts Receivable Pledge shall be registered with the PRC Credit Reference Center, in each case in order to perfect the Transaction Security granted thereunder.

4.9.	Deduction of Tax.

No Credit Party is required to make any deduction for or on account of Tax from any payment it may make under any Credit Document to a Finance Party.

4.10.	No Default.

(a)	No Event of Default and, on the Signing Date, the CP Satisfaction Date and the Closing Date, no Default is continuing or could be reasonably expected to result from the making of any Term Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No Group Member is in breach of or default under or with respect to any of the terms of (i) the Onshore Debt Documents, the Existing 2007 Bond or the Existing 2010 Bond; or (ii) any of its other Contractual Obligation that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.11.	No Misleading Information; Accuracy of Information Package.

Save as disclosed in writing to the Facility Agent, the Mandated Lead Arrangers and the Lead Arranger prior to the Signing Date (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

(a)	all factual information contained in the Information Package was true and accurate in all material respects and, without prejudice to the foregoing, all other written factual information provided to any Finance Party in connection with the Acquisition, the Group or the Target Group, when taken as a whole, was true, complete and accurate in all material respects, in each case as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

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(b)	the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information and were believed by the Borrower to be fair and based on assumptions believed to be reasonable at the time they were made;

(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and were believed by the Borrower to be fair and based on assumptions believed to be reasonable (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of a Credit Party for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were believed by such Credit Party to be fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld, that results in the information contained in the Information Package, when taken as a whole, being untrue or misleading in any material respect; and

(f)	no other documents, certificates or statements provided by or on behalf of any Group Member to a Finance Party for use in connection with the transactions contemplated by this Agreement and the other Credit Documents contained any untrue statement as to a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not misleading;

provided that it is acknowledged and agreed that the representations and warranties in this Section 4.11 that are made or deemed made on or prior to the Closing Date by each Credit Party are only made to the knowledge of such Credit Party to the extent that they relate to the Target Group.

4.12.	Accuracy of Original Financial Statements.

(a)	The Original Financial Statements in respect of (i) the Borrower and its Subsidiaries were prepared in accordance with GAAP, consistently applied; and (ii) the Target and its Subsidiaries were, to the Borrower’s knowledge, prepared in accordance with IFRS, consistently applied.

(b)	The unaudited Original Financial Statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries (on a consolidated basis) for the relevant month or fiscal quarter.

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(c)	The audited Original Financial Statements give a true and fair view of the financial condition and results of operations of the Borrower and its Subsidiaries (on a consolidated basis) during the relevant fiscal year.

(d)	There has been no material adverse change in the assets, business or financial condition of the Borrower and its Subsidiaries (on a consolidated basis) since December 31, 2010.

(e)	The most recent Financial Statements delivered pursuant to Section 5.1:

(i)	have been prepared in accordance with GAAP; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)	The Budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions that were reasonable as at the date they were prepared and supplied.

4.13.	No Proceedings Pending or Threatened.

There are no actions, suits, hearings, arbitration or administrative proceedings, litigation or investigations of, or before, any Governmental Authority, arbitral body or agency pending against, or to the knowledge of any Credit Party threatened against or affecting, the Credit Parties or any of their Subsidiaries that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.14.	No Breach of Laws.

(a)	No Group Member has breached any applicable law, which breach, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

(b)	No labor or employment disputes are currently pending, or to its knowledge are threatened, against any Group Member that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)	No Group Member, or any broker or other agent thereof, that is acting or benefiting in any capacity in connection with the Acquisition or any Term Loan:

(i)	is in violation of any Anti-Terrorism Law;

(ii)	is a Designated Person; or

(iii)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law or any Sanctioning Governmental Authorities.

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(d)	No Group Member has made (or attempted to make), directly or indirectly, an “unlawful payment” within the meaning of, and is not in any other way in violation of FCPA or any similar laws.

(e)	No part of the proceeds of the Term Loans will be used, directly or indirectly, to fund any operations in, finance any investments or activities in or make any payments to, a Designated Person or a Sanctioned Entity, or any other business activities that are subject to sanctions, restrictions or embargoes imposed by any Sanctioning Governmental Authorities.

4.15.	Environmental Laws.

(a)	Each Group Member is in compliance with Section 5.11 and to its knowledge no circumstances have occurred that would prevent such compliance in a manner or to an extent that has had or could reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to its knowledge) is threatened against any Group Member that has had or could reasonably be expected to have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is, to its knowledge, adequately provided for in the Base Case Model.

4.16.	No Tax Liabilities.

(a)	No Group Member is materially overdue in the filing of any Tax returns and no Group Member is overdue in the payment of any amount in respect of Tax (other than Taxes in an aggregate amount of not more than US$50,000 (or its equivalent)) except as currently being contested by the Credit Parties in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(b)	Each Credit Party is resident for Tax purposes only in the jurisdiction of its incorporation.

4.17.	Security.

(a)	No Lien or Quasi-Security exists over all or any of the present or future assets of any Group Member other than Permitted Security.

(b)	No Lien or Quasi-Security exists over any of the Equity Interests over which any Group Member purports to grant Transaction Security.

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4.18.	No Financial Indebtedness; Guarantees; Loans.

(a)	No Group Member has any Indebtedness outstanding other than Permitted Indebtedness.

(b)	No Group Member has any guarantee outstanding other than Permitted Guarantees.

(c)	No Group Member has any loans outstanding other than Permitted Loans.

4.19.	Pari Passu Ranking.

All unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against each Credit Party under the Credit Documents rank and will rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such Credit Party except those creditors whose claims are mandatorily preferred by laws of general application.

4.20.	Good Title to Assets.

Each Group Member has a good, valid and marketable title to, or valid leases or licenses of, and, except as could not reasonably be expected to have a Material Adverse Effect, all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted.

4.21.	Legal and Beneficial Ownership.

(a)	Each Group Member is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

(b)	All Equity Interests of each Offshore Group Member are, and all equity Interests of the Target will become on the Closing Date, legally and beneficially, directly or indirectly, wholly owned by the Borrower, free from any Liens or other competing interests.

4.22.	Valid Ownership and Rights to Intellectual Property.

(a)	The Borrower and each other Group Member owns or has license to use all material Intellectual Property necessary for the conduct of its business as currently conducted;

(b)	The use of Intellectual Property by each Group Member does not infringe on the rights of any third party in any respect that has had or could reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions required to maintain any Intellectual Property owned or licensed by it except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

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4.23.	Group Structure Chart.

(a)	The Group Structure Chart delivered to the Facility Agent on the CP Satisfaction Date is true, complete and accurate as of the CP Satisfaction Date and the Closing Date and shows the following information:

(i)	each Group Member assuming the Acquisition has been consummated (including current name and company registration number, its jurisdiction of incorporation or establishment, a list of shareholders and indicating whether a company is not a company with limited liability); and

(ii)	all minority interests in any Group Member majority owned by any Credit Party and any person in which any Credit Party holds shares in its issued share capital or equivalent ownership interest of such person.

(b)	As of the CP Satisfaction Date and the Closing Date, all necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set forth in the Group Structure Chart and have been or will be taken in compliance with all applicable laws.

4.24.	Identity of Material Group Members.

Each Group Member listed on Appendix C is a “Material Group Member” as of the CP Satisfaction Date and the Closing Date (assuming the Acquisition has been consummated).

4.25.	Representations under the Acquisition Documents, Disclosure.

(a)	The Acquisition Documents contain all the terms of the Acquisition.

(b)	To the Borrower’s knowledge, no Major Representation in the Share Purchase Agreement or any other Acquisition Document is untrue or misleading as of the CP Satisfaction Date and the Closing Date.

4.26.	No Adverse Consequences.

(a)	It is not necessary under the laws of any Relevant Jurisdictions:

(i)	in order to only enable any Finance Party to enforce its rights under any Credit Document; or

(ii)	by reason only of the execution of any Credit Document or the performance (if such Relevant Jurisdiction is the Cayman Islands or the British Virgin Islands, through a place of business outside of the Cayman Islands or the British Virgin Islands, as applicable) by any Finance Party of its obligations under any Credit Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any Relevant Jurisdictions.

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(b)	None of the Finance Parties is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance (if the Relevant Jurisdiction is the Cayman Islands or the British Virgin Islands, through a place of business outside of the Cayman Islands or the British Virgin Islands, as applicable) or enforcement of any Credit Document.

4.27.	Holdings Companies.

Each Offshore Group Member acts as a holding company and does not carry on any operating business or other trade, and only engages in activities normal and incidental to its status as a holding company.

4.28.	Accounting Reference Date.

In respect of each Group Member, the last day of its Fiscal Year for accounting purposes is December 31.

4.29.	No Material Adverse Effect.

Since December 31, 2010, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

4.30.	Margin Stock.

Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.

4.31.	Times when Representations Made.

(a)	All the representations and warranties in Section 4 are made by each Credit Party on the Signing Date.

(b)	All Specified Representations are made by each Credit Party on the CP Satisfaction Date and the Closing Date.

(c)	The representations and warranties in Section 4.11 that are in respect of the Information Memorandum are made by each Credit Party on the Syndication Date.

(d)	The Repeating Representations are deemed to be made by each Credit Party on the first day of each Interest Period (except that those contained in Section 4.12(a), (b), (c) and (d) will cease to be so made once subsequent Financial Statements have been delivered under this Agreement).

(e)	Each representation or warranty deemed to be made after the Closing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

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SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees with the Finance Parties that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, each of the covenants in this Section.

5.1.	Financial Statements.

The Borrower shall deliver to the Facility Agent and the Lenders:

(a)	as soon as they are filed by the Borrower with the SEC on Form 20-F after the end of each of its Fiscal Years (but in any event not later than 120 days after the end of each of its Fiscal Years) commencing with the Fiscal Year in which the Closing Date occurs, the audited consolidated financial statements of the Borrower and its Subsidiaries for that Fiscal Year; and

(b)	as soon as they are available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the reviewed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related reviewed consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous year.

5.2.	Provision and Contents of Compliance Certificate.

(a)	The Borrower shall supply a duly executed completed Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall set forth (in reasonable detail) computations as to compliance with Section 6.1.

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Borrower and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s Auditors substantially in the form of Annex A-4 to the form Compliance Certificate (the “Compliance Report”).

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(d)	Each Finance Party hereby (i) acknowledges and agrees that the Auditors do not assume any duties or obligations to such Finance Party in connection with providing it access to the Compliance Report; (ii) agrees to release the Auditors and their personnel from any claim by such Finance Party that arises solely as a result of the Auditors permitting it access to the Compliance Report; and (iii) agrees not to disclose or distribute the Compliance Report (unless such report was or becomes generally available to the public other than as a result of disclosure by the Finance Parties) to any other parties (except (A) as required by law, rule, regulation or judicial or arbitration process; (B) to any rating agency or hedging counterparties on a non-reliance basis when requested by it; provided that prior to any such disclosure, such rating agency or hedging counterparties shall undertake in writing to preserve confidentiality of the Compliance Report and agree to be bound by the no-duty-of-care and release terms and conditions set forth in the above clauses (i), (ii) and (iii); (C) to their respective head offices, branch offices, representative offices, subsidiaries, related corporations, affiliates, officers, employees, directors, accountants, attorneys, agents or professional advisors on a need-to-know and non-reliance basis and provided that such Persons are under a duty of confidentiality, contractual or otherwise, to such Finance Parties; (D) to any prospective new Lender or Participant on a non-reliance basis that (1) agrees to be bound by the confidentiality, non-disclosure, no-duty-of-care and release terms and conditions set forth in the above clauses (i), (ii) and (iii); or (2) otherwise accepts provisions substantially similar to the above clauses (i), (ii) and (iii); or (E) with the prior written approval of the Auditors). The Auditors bear no liability or duty to any party other than the Borrower for the contents of the Compliance Report. The Compliance Report relates only to the procedures specified therein and does not extend to any financial statements of the Borrower, taken as a whole. Notwithstanding anything contained herein to the contrary, the Auditors providing such Compliance Report shall be third party beneficiaries under, and entitled to enforce the provisions of, this Section 5.2(d).

5.3.	Requirements as to Financial Statements.

(a)	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cash flow statement. In addition the Borrower shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors and shall be accompanied by a comparison to the Budget (and contain a narrative by management in the event of any significant divergence from the Budget) and the prior year;

(ii)	each set of Quarterly Financial Statements includes a statement by the chief financial officer of the Borrower commenting on the performance of the Group for the Fiscal Quarter to which such Quarterly Financial Statements relate and the Fiscal Year to date, the comparison of the performance of the Group for such Fiscal Quarter and the performance of the Group for the corresponding Fiscal Quarter in the previous year, and any material developments or proposals affecting the Group or its business or financial condition.

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(b)	Each set of Financial Statements delivered pursuant to Section 5.1:

(i)	shall be certified by the chief financial officer of the Borrower as giving a true and fair view of (in the case of Annual Financial Statements for any Fiscal Year), or fairly representing (in other cases), the financial condition and operations of the Borrower and its Subsidiaries as at the date as at which those Financial Statements were prepared and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the Borrower by its Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated Financial Statements of the Group, shall be accompanied by a statement by the chief financial officer of the Borrower comparing actual performance for the period to which the Financial Statements relate to:

(1)	the projected performance for that period set forth in the Budget; and

(2)	the actual performance for the corresponding period in the preceding Fiscal Year of the Group; and

(iii)	shall, following the Closing Date, be prepared in accordance with GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements; provided, that the parties hereto acknowledge that the financial statements of the Target prior to the Closing Date have been prepared in accordance with IFRS and that there shall be no requirement to restate any such financial statements or provide a detailed reconciliation of such financial statements with GAAP (for the avoidance of doubt, the Financial Statements of the Borrower and its Subsidiaries (including the Target Group) for the Fiscal Year 2011 shall be prepared in accordance with GAAP).

5.4.	Budget.

(a)	The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within thirty (30) days after the end of each of its Fiscal Years, an annual Budget for that Fiscal Year.

(b)	The Borrower shall ensure that each Budget:

(i)	is in a form reasonably acceptable to the Facility Agent and includes a projected consolidated balance sheet, as of the end of the following Fiscal Year, the related consolidated profit and loss and cash flow statement for the Group and a description of the underlying assumptions applicable thereto;

(ii)	includes a comparison of the new Budget items against the actual performance of the Group during the prior Fiscal Year;

(iii)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements or management accounts under Section 5.1; and

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(iv)	has been approved by the board of directors of the Borrower (which approval may be of a high level summary or abstract of the Budget rather then the more detailed full Budget itself).

(c)	If the Borrower updates or changes the Budget, it shall promptly deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

5.5.	Presentations.

Once in every Fiscal Year (or more frequently if requested to do so by the Facility Agent if the Facility Agent reasonably suspects a Default is continuing or may have occurred or may occur), upon reasonable notice and at a reasonable time and location, at least two (2) members of senior management of the Borrower (one of whom shall be the chief financial officer) shall give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter that a Finance Party may reasonably request.

5.6.	Information: Miscellaneous.

The Credit Parties shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	at the same time as they are dispatched, copies of all reports, notices, proxy statements or other documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Credit Party to its creditors generally (or any class of them, including the holders of the Existing 2007 Bond and the Existing 2010 Bond);

(b)	promptly after filing thereof, copies of all reports on Form 6-K (or any successor forms adopted by the SEC) and each other document and form that the Borrower files with or submits to the SEC or any securities exchange;

(c)	promptly after becoming aware of them, the details of any litigation, arbitration or administrative proceedings that are current, threatened or pending against any Group Member and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)	promptly after becoming aware of them, the details of any written disclosure made pursuant to the terms of the Share Purchase Agreement that has or could reasonably be expected to have a material adverse effect on the information, opinions, intentions, forecasts and projections, taken as a whole, contained or referred to in the Information Package;

(e)	promptly after becoming aware of the relevant claim, the details of any claim that is current, threatened or pending against the Sellers or any other person in respect of the Acquisition Documents and details of any disposal or insurance claim that will require a prepayment under Section 2.10;

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(f)	promptly following request of the Facility Agent, a Mandated Lead Arranger or the Lead Arranger, details of the status of any outstanding Authorizations required in connection with the Acquisition and information reasonably requested in connection therewith;

(g)	promptly following receipt at any time on or prior to the Closing Date, copies of all financial statements or management accounts of the Target Group (if any) provided to the Borrower by the Target or Sellers pursuant to the Share Purchase Agreement;

(h)	promptly after request, such information as the Security Agent may reasonably require about the Transaction Security, the Collateral or compliance of the Credit Parties with the terms of any Credit Documents; and

(i)	promptly after request, such further information regarding the financial condition, assets or operations of the Group or any Group Member (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Credit Party under this Agreement, any changes to management of the Group and an up-to-date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) of any Group Member, as any Finance Party through the Facility Agent may reasonably request.

Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section or Section 5.1, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section, Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section or Section 5.1 contains Nonpublic Information, the Facility Agent reserves the right to post such document or notice solely on that portion of the Platform designated for the Lenders that wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

5.7.	Notification of Default.

(a)	Each Credit Party shall notify the Facility Agent of any Default or Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Credit Party is aware that a notification has already been provided by another Credit Party).

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(b)	Promptly upon a request by the Facility Agent if it reasonably suspects a Default could be continuing or may occur, the Borrower shall supply to the Facility Agent a certificate signed by two Authorized Officers on its behalf certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default is continuing, specifying the Default or Event of Default and the steps, if any, being taken to remedy it).

5.8.	“Know Your Customer” Checks.

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any applicable law made after the Signing Date;

(ii)	any change in the status of a Credit Party or the composition of the shareholders of a Credit Party (other than the Borrower) after the Signing Date; or

(iii)	a proposed Transfer by a Lender of any of its rights or obligations under this Agreement to a party that is not a Lender prior to such Transfer,

obliges the Facility Agent or any other Finance Party (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party or prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and its internal policy pursuant to the transactions contemplated in the Credit Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and its internal policy pursuant to the transactions contemplated in the Credit Documents.

(c)	The Borrower shall, by not less than ten (10) Business Days prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Guarantor.

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(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and its internal policy pursuant to the accession of such Subsidiary to this Agreement as an additional Guarantor.

5.9.	Authorizations.

Each Credit Party shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

each Authorization required under any applicable law of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Credit Documents and the Acquisition Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Credit Document or Acquisition Document; and

(iii)	carry on its business where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

5.10.	Compliance with Laws.

(a)	Each Credit Party shall (and the Borrower shall ensure that each Group Member will) comply in all respects with all applicable laws (including all Environmental Laws) to which it may be subject, if failure so to comply has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	Each Credit Party shall ensure that it will not, by act or omission, become subject to regulation under any of the any of the laws or regulations described in Sections 4.1(d), 4.1(e) and 4.14(d).

5.11.	Environmental Compliance and Claims.

(a)	Each Credit Party shall (and the Borrower shall ensure that each Group Member will):

(i)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

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(ii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

if failure to do so has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	Each Credit Party shall (through the Borrower), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(i)	any Environmental Claim against any Group Member that is current, pending or threatened; and

(ii)	any facts or circumstances that are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member,

where the claim, if determined against that Group Member, has or could reasonably be expected to have a Material Adverse Effect.

5.12.	Taxation.

(a)	Each Credit Party shall (and the Borrower shall ensure that each Group Member will) pay or cause to be paid all Taxes required to be paid by it within the time period allowed without incurring penalties, except for Taxes:

(i)	in an aggregate amount of not more than US$50,000 (or its equivalent); or

(ii)	that are being contested in good faith by appropriate proceedings for which adequate reserves or other appropriate provision are being maintained for those Taxes and claims and the costs required to contest them in accordance with GAAP.

(b)	The Borrower shall not change its residence for Tax purposes, or become a resident for Tax purposes in any other jurisdiction.

(c)	No other Credit Party shall change its residence for Tax purposes, or become a resident for Tax purposes in any other jurisdiction unless (i) it has provided the Facility Agent with at least thirty (30) days prior written notice; and (ii) at the request of the Facility Agent, delivered a legal opinion from counsel reasonably acceptable to the Facility Agent in each relevant jurisdiction confirming that such change will not result in adverse tax consequences to any Finance Party.

5.13.	Preservation of Assets.

Each Credit Party shall (and the Borrower shall ensure that each other Group Member will) maintain in good repair, working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to do so has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.14.	Pari Passu Ranking.

Each Credit Party shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Credit Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application.

5.15.	Payments and Enforcement of Rights under Acquisition Documents.

(a)	The Borrower shall promptly pay all amounts payable to the Sellers under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Member and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under any Acquisition Documents.

5.16.	Maintenance of Insurance.

(a)	Each Credit Party shall (and the Borrower shall ensure that each other Group Member will) maintain insurance on and in relation to its business and assets against at least those risks, in at least such amounts, with such deductibles and otherwise on such terms and conditions, as, in the reasonable judgment of the Borrower made in good faith, and to the extent as is usual for companies carrying on the same or substantially similar business in the same jurisdictions as the relevant Group Members.

(b)	All insurance required pursuant to paragraph (a) above shall be placed and maintained with reputable independent insurance companies or underwriters.

(c)	From and after the Closing Date, the Borrower shall use commercially reasonable efforts (which shall not include any increase in premium or cost of insurance or any requirement to change insurer) to ensure that each policy of insurance held by each Offshore Group Member shall (i) name the Security Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear; (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Security Agent, that names the Security Agent, on behalf of the Secured Parties, as an additional loss payee thereunder; and (iii) provide for at least ten (10) days’ prior written notice to the Security Agent of any material modification or cancellation of such policy.

5.17.	Pensions.

Each Credit Party shall (and the Borrower shall ensure that each other Group Member will) ensure that all pension schemes operated by or maintained for the benefit of Group Members or any of their employees are fully funded or provided for, as the case may be, as required by applicable law in each relevant jurisdiction and that no action or omission is taken by any Group Member in relation to such a pension scheme that has or could reasonably be expected to have a Material Adverse Effect.

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5.18.	Access by the Facility Agent.

Each Credit Party shall (and the Borrower shall ensure that each other Group Member will) keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP (or IFRS, if applicable with respect to the Onshore Group Members) shall be made of all material dealings and transactions in relation to its business and activities. Each Credit Party shall (and the Borrower shall ensure that each other Group Member will) not more than once in every Fiscal Year unless (i) a Default is continuing; or (ii) the Facility Agent reasonably suspects a Default is continuing or may occur, permit the Facility Agent or the Security Agent or accountants or other professional advisers and contractors of the Facility Agent or the Security Agent, upon reasonable prior notice and at all reasonable times and, if a Default is continuing or occurs, at the risk and cost of the Credit Parties to (a) the premises, assets, books, accounts and records of each relevant Group Member; and (b) meet and discuss matters with senior management of the Group, or with the Borrower’s Auditors (and the Borrower shall ensure that the Auditors are authorized to (i) discuss the financial position of each Group Member with any Agent upon the request of such Agent; and (ii) disclose to such Agent for the Finance Parties any information regarding the financial condition, assets, business or operations of the Group that such Agent may reasonably request).

5.19.	Ownership and Maintenance of Intellectual Property.

(a)	Each Credit Party shall (and the Borrower shall ensure that each Group member will), in each case to the extent a failure to do so would have or could reasonably be expected to have a Material adverse Effect:

(i)	be the sole legal and beneficial owner of or have licensed to it all the Intellectual Property that is material in the context of its business and that is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(ii)	take all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it;

(iii)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(iv)	use reasonable endeavors to prevent any infringement in any material respect of the Intellectual Property;

(v)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property; and

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(vi)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property that may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Member to use such property.

(b)	No Credit Party shall (and the Borrower shall ensure that no other Group member will) discontinue the use of the Intellectual Property necessary for the business of a Group Member, if such discontinuation would have or could reasonably be expected to have a Material Adverse Effect.

5.20.	Financial Assistance.

Each Credit Party shall (and the Borrower shall procure each other Group Member will) comply in all respects with any financial assistance legislation in applicable jurisdictions including in relation to the execution of the Credit Documents and payment of amounts due under this Agreement.

5.21.	Bank Accounts.

(a)	Prior to September 15, 2012, the Borrower shall open the Sinking Fund Account with the Account Bank.

(b)	From and after September 15, 2012, the Borrower ensure that the amount on deposit in the Sinking Fund Account shall at all times equal or exceed the US$ equivalent of the then Existing 2007 Bond Redemption Amount. The Borrower may only withdraw funds from the Sinking Fund Account to repay or prepay the principal amount of the Existing 2007 Bond.

5.22.	Hedging.

No Credit Party shall (and the Borrower will procure that no other Group Members will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by Currency Agreements or Interest Rate Agreements and entered into pursuant to Section 5.27;

(b)	any other Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of business of an Onshore Group Member and in each case not for speculative purposes; and

(c)	any other Treasury Transaction approved by the Majority Lenders.

5.23.	Further Assurance.

(a)	Subject to the Agreed Security Principles, each Credit Party shall (and the Borrower shall procure that each Credit Party will) promptly, at its costs and expenses, do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favor of the Security Agent or its nominees) from time to time:

(i)	to perfect the Security created or intended to be created under or evidenced by the Collateral Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets that are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Credit Documents or by law;

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(ii)	to confer on the Security Agent or confer on the Secured Parties Transaction Security over all of the assets of that Credit Party located in any jurisdiction equivalent or similar to the Transaction Security intended to be conferred by or pursuant to the Collateral Documents; or

(iii)	to facilitate the realization of the assets that are, or are intended to be, the subject of the Transaction Security.

(b)	Each Credit Party shall (and the Borrower shall procure that each Group Member will), promptly after reasonable request from the Security Agent, at its own costs and expenses, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Credit Documents.

(c)	Without prejudice to the rights of the Finance Parties under or arising under Section 8.1(i), if during the term of this Agreement any provision of any Credit Document ceases to be in full force and effect or any Transaction Security (or the ranking thereof) ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it to be ineffective, each Credit Party shall, at its own costs and expenses, do all such actions and undertake all such steps as the Facility Agent may reasonably request to remedy such circumstances.

(d)	Subject to Sections 5.8(c) and 5.8(d) and the Agreed Security Principles, in the event that any Person becomes an Offshore Subsidiary of the Borrower after the Closing Date, the Borrower shall (i) promptly send to the Facility Agent written notice setting forth (x) the date on which such Person became a Subsidiary of the Borrower; and (y) the exact legal name, jurisdiction of organization, organizational identification number (if any), place of business and capital structure of such Person and all other information reasonably requested by the Facility Agent; (ii) promptly (and in any event within thirty (30) days after such Person becomes an Offshore Subsidiary) cause such Offshore Subsidiary to become a Guarantor hereunder by executing and delivering to the Facility Agent and the Security Agent a Counterpart Agreement and grant (and cause such Offshore Subsidiary to grant) a First Priority Lien in favor of the Security Agent, for the benefit of the Secured Parties, in all of the Equity Interests of such Offshore Subsidiary and substantially all of its assets; and (iii) take (and cause such Offshore Subsidiary to take) all such actions (including the actions set forth in Part D of Appendix F) and execute and deliver, or cause to be executed and delivered, all applicable Collateral Documents and such other documents, opinions, instruments, agreements, and certificates as reasonably requested by the Security Agent in connection with the protecting, perfecting or giving priority to such Transaction Security in all applicable jurisdictions.

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(e)	Subject to the Agreed Security Principles, in the event that any Person becomes an Onshore Group Member directly owned by the Borrower or any Offshore Subsidiaries after the Closing Date, the Borrower shall (i) promptly (and in any event within thirty (30) days after such Person becomes an Onshore Group Member) enter into Collateral Documents (and cause each applicable Offshore Subsidiary to enter into Collateral Documents) in favor of the Security Agent, for the benefit of the Secured Parties, covering all of the Equity Interests of (and any shareholder loans made to) such Onshore Group Member, and use their best efforts to (1) obtain the approval from the Ministry of Commerce of the PRC or its local counterpart for each such Collateral Document within sixty (60) days after the date of execution of such Collateral Document (or such later date as may be agreed by the Security Agent); and (2) within forty (45) days after receipt of such approval (or such later date as may be agreed by the Security Agent), file with, and obtain written document from applicable Governmental Authorities evidencing that the registration is completed with, the Administration of Industry and Commerce of the PRC or its local counterpart for each such Collateral Document; and (ii) take (and cause any applicable Offshore Subsidiary to take) all such actions and execute and deliver, or cause to be executed and delivered, all applicable Collateral Documents and such other documents, opinions, instruments, agreements, and certificates as reasonably requested by the Security Agent.

(f)	Subject always to the Agreed Security Principles, if there is any Change in Law in the PRC that allows any Onshore Material Group Member to provide a guarantee of the Obligations or to grant Transaction Security over its assets to the Security Agent, then at the request of the Security Agent, the Borrower shall (to the extent applicable given such Change in Law) cause each such Onshore Material Group Member to take all of the actions (including the actions set forth in Part D of Appendix F) and execute and deliver, or cause to be executed and delivered, all applicable Collateral Documents and such other documents, opinions, instruments, agreements, and certificates as reasonably requested by the Security Agent in order to become a “Guarantor” hereunder and in connection with the creation and perfection of valid and enforceable First Priority Liens over all of its assets, and the Borrower and the Facility Agent shall negotiate in good faith any conforming changes that would be required to be made to the Credit Documents.

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5.24.	Dividends Maximization Undertaking.

From and after June 1st of each year, starting with calendar year 2012, the Credit Parties shall cause their Onshore Subsidiaries to declare and pay (and as soon as lawfully permitted) Onshore Distributions to the maximum extent permitted under applicable law (including the applicable laws of the PRC) up to an aggregate total amount equal to the Required Annual Onshore Distribution Amount; provided that the Onshore Group Members shall be entitled to retain a minimum cash balance of RMB 500,000,000 (or its equivalent) at all times, notwithstanding the foregoing requirement. For purposes of the foregoing, (a) the “Required Annual Onshore Distribution Amount” shall mean, for any year in which any Onshore Distribution is required to be made by the Group Members, the total amount of distributable earnings of all of the Onshore Group Members (each calculated on a consolidated basis) directly owned by any Offshore Group Member for the most recently ended Fiscal Year; and (b) “distributable earnings” shall mean, for any year, (i) the total amount of net income of such Onshore Group Members for such year calculated on a consolidated basis in accordance with generally accepted accounting principles of the PRC in effect as of the date of determination thereof; minus (ii) any statutory reserves required by the applicable laws of the PRC.

5.25.	Ongoing Accuracy of Information.

The Borrower shall ensure that any written factual information, including Financial Statements or other documents, furnished to any Finance Party in connection with this Agreement, any other Credit Document or any amendment or modification hereof or thereof, or waiver hereunder or thereunder, when taken as a whole, is or will be true, complete and correct in all material respects and does not, or will not when furnished, contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

5.26.	Auditors and Accounting Practices.

(a)	The auditor for the Borrower and its Subsidiaries shall at all times be PricewaterhouseCoopers Zhong Tian CPAs Limited Company or another Auditor.

(b)	Each Credit Party shall (and the Borrower shall ensure each Group Member will) cause its Fiscal Year to end on December 31 of each calendar year.

5.27.	Conditions Subsequent.

(a)	Within ninety (90) days after the Closing Date, the Borrower shall enter into and thereafter maintain Interest Rate Agreements in respect of notional amounts, in the aggregate, equal to at least 75% of the outstanding principal amount from time to time (taking into account scheduled repayments) of the Term Loans for a period ending at least three (3) years from the Closing Date; provided that if such Interest Rate Agreements are entered into (i) in the form of swaps or collars (or similar form), no premium or lump sum payments (other than the unwinding proceeds) are to be paid or received by the Borrower (or any other Group Member) during the life thereof; and (ii) in any other form, such Interest Rate Agreements are entered into at par or “at the money.”

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(b)	In the event that, following the Closing Date, the RMB/USD exchange rate is above 6.50 for any period of five (5) consecutive Business Days, then as soon as reasonably practicable and in any event within thirty (30) days of the last day of such period, the Borrower shall (to the extent sufficient Currency Agreements to meet the criteria outlined in this paragraph have not already been entered into) enter into, or cause one or more Group Members to enter into, Currency Agreements in respect of notional amounts, in the aggregate, equal to at least 50% of the outstanding principal amount from time to time (taking into account any remaining scheduled repayments) of the Term Loans for a period through the Final Maturity Date; provided that if such Currency Agreements are entered into (i) in the form of swaps or collars (or similar form), no premium or lump sum payments (other than the unwinding proceeds) are to be paid or received by the Borrower (or any other Group Member) during the life thereof; and (ii) in any other form, such Currency Agreements are entered into at par or “at the money.”

(c)	Subject to the Agreed Security Principles, as soon as reasonably practicable and in any event within forty-five (45) days after the Closing Date, the Borrower shall procure that the Target and each of its Offshore Subsidiaries (i) accedes as a Guarantor to this Agreement; and (ii) grants the Transaction Security in favor of the Security Agent that is contemplated by Part B of Appendix F, and carries out the actions set forth in Part D of Appendix F.

(d)	As soon as reasonably practicable and in any event within forty-five (45) days after the Closing Date, the Credit Parties shall (i) enter into Collateral Documents in favor of the Security Agent covering (A) the Equity Interests of each Onshore Group Member listed in Part C of Appendix F (collectively, the “WFOE Share Pledge”); and (B) the intercompany accounts receivable owed by each Onshore Group Member listed in Part C of Appendix F (collectively, the “Onshore Accounts Receivable Pledge”); (ii) provide certified copies of the register of shareholder and investment certificate recording such WFOE Share Pledge; and (iii) provide documents reasonably requested by the Security Agent in connection with the registration with the Credit Reference Center of the PRC for each Onshore Accounts Receivable Pledge. The Credit Parties shall use their best efforts to carry out any action reasonably required by the Security Agent to protect, perfect or give priority to each WFOE Share Pledge, including best efforts in (1) obtaining the approval from the Ministry of Commerce of the PRC or its local counterpart for each WFOE Share Pledge within sixty (60) days after the date of execution of such WFOE Share Pledge (or such later date as may be agreed by the Security Agent); and (2) within forty-five (45) days after receipt of such approval (or such later date as may be agreed by the Security Agent), filing with, and obtaining written document from applicable Governmental Authorities evidencing that the registration is completed with, the Administration of Industry and Commerce of the PRC or its local counterpart for each WFOE Share Pledge.

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(e)	The Credit Parties shall at their cost and expense duly submit or cause to be submitted for registration with the Hong Kong Companies Registry the required particulars of the Collateral Documents executed on or prior to the Closing Date under which any Credit Party is incorporated in Hong Kong or is registered under Part XI of the Companies Ordinance as soon as reasonably practicable and in any event within thirty (30) days of execution of the relevant Collateral Documents.

(f)	On the Closing Date, the Borrower shall deliver to the Security Agent a duly executed copy of Equitable Mortgage providing a charge over the Target Shares governed by Cayman Islands law, together with a copy of resolutions amending the Target’s Articles of Association reasonably satisfactory to the Security Agent and within five (5) days after the Closing Date (i) a copy of such resolution certified by the registered office provider as being filed with the Cayman Islands Registrar of Companies; and (ii) an executed copy of the written legal opinion of Maples and Calder, Cayman Islands counsel to the Credit Parties, with respect to the Target being a party to such Equitable Mortgage in form and substance reasonably satisfactory to the Facility Agent.

(g)	As soon as reasonably practicable and in any event within five (5) days after the Closing Date, the Borrower shall deliver to the Security Agent a copy of the register of charges and mortgages of the Borrower certified by its registered office provider showing details of all charges (including the charges under the Collateral Documents entered into on or prior to the Closing Date).

(h)	As soon as reasonably practicable and in any event within five (5) days after the Closing Date, the Credit Parties shall deliver to the Security Agent (i) the original share certificate of the Target representing all of the shares pledged under the Collateral Documents; (ii) the accompanying endorsements or other transfer forms or instruments, executed in blank and left undated; (iii) the executed undated resignation letters of each of the directors of the Target, together with the accompanying resolutions of the directors of the Target approving such resignations and the appointment of new directors; (iv) a copy of members’ register of the Target certified by its registered office provider showing a notation in relation to such share charge; and (v) a duly executed letter to the registered agent of the Target evidencing the recording of additional client of record contemplated in such share charge.

(i)	The Credit Parties shall at their cost and expense take any other action reasonably required by the Security Agent to protect, perfect or give priority to the Transaction Security in all applicable jurisdictions (including the execution, delivery, filing and registration of all documents, notices, instruments within the relevant time period specified in the applicable Collateral Documents).

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5.28.	Minimum Initial Offshore Cash Balance.

(a)	From and after February 29, 2012 and until the date on which the first Installment of the Term Loans has been fully repaid or prepaid (the “First Installment Repayment Period”), the Borrower shall ensure that the Offshore Group Members maintain in the aggregate Available Cash plus amounts on deposit in the Interest Reserve Account in an amount equal to or greater than the Minimum Initial Offshore Cash Balance Requirement.

(b)	The Borrower shall cause the Onshore Group Members to declare and pay Dividends to the Offshore Group Members to the extent necessary to comply with Section 5.28(a) above.

(c)	For purposes of this Section, the “Minimum Initial Offshore Cash Balance Requirement” means, on any date of determination, (i) an amount of Available Cash plus amounts on deposit in the Interest Reserve Account equal to (ii) the sum of (A) US$35,000,000; plus (B) the Borrower’s estimated amount of costs and expenses (including interest payments on the Term Loans and the Existing 2010 Bonds) expected or required to be spent or incurred by the Offshore Group Members from the date of determination until July 31, 2012.

(d)	On or prior to February 29, 2012, the Borrower shall deliver a certificate to the Facility Agent confirming compliance with the foregoing and setting forth in reasonable detail the calculation of the relevant cash balances of the Offshore Group Members as of February 29, 2012.

(e)	The requirements of this Section shall cease to apply upon the earlier to occur of (i) the last day of the First Installment Repayment Period; and (ii) the date on which the Borrower has made voluntary prepayments of the Term Loans in an amount equal to or greater than US$35,000,000.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section.

6.1.	Financial Covenants.

(a)	Consolidated Total Debt to Consolidated Capitalization Ratio. The Borrower shall not permit the ratio of Consolidated Total Debt to Consolidated Capitalization as of each Quarterly Date set forth in the table below to exceed the correlative ratio indicated:

Quarterly Date	Consolidated Total Debt to Consolidated Capitalization Ratio
December 31, 2011	0.50:1.00

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Quarterly Date	Consolidated Total Debt to Consolidated Capitalization Ratio
March 31, 2012	0.50:1.00
June 30, 2012	0.50:1.00
September 30, 2012	0.50:1.00
December 31, 2012	0.50:1.00
March 31, 2013	0.45:1.00
June 30, 2013	0.45:1.00
September 30, 2013	0.45:1.00
December 31, 2013	0.45:1.00
March 31, 2014 and each Quarterly Date thereafter	0.35:1.00

(b)	Debt Service Coverage Ratio. The Borrower shall not permit the Debt Service Coverage Ratio as of each Quarterly Date set forth in the table below to be less than the correlative ratio indicated:

Quarterly Date	Debt Service Coverage Ratio
December 31, 2011	1.25:1.00
March 31, 2012	1.25:1.00
June 30, 2012	1.25:1.00
September 30, 2012	1.25:1.00
December 31, 2012	1.25:1.00
March 31, 2013	1.35:1.00
June 30, 2013	1.35:1.00
September 30, 2013	1.35:1.00
December 31, 2013	1.35:1.00
March 31, 2014 and each Quarterly Date thereafter	1.50:1.00

(c)	Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of each Quarterly Date set forth in the table below to exceed the correlative ratio indicated:

Quarterly Date	Leverage Ratio
December 31, 2011	3.00:1.00
March 31, 2012	3.00:1.00
June 30, 2012	3.00:1.00
September 30, 2012	2.50:1.00

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Quarterly Date	Leverage Ratio
December 31, 2012	2.50:1.00
March 31, 2013	2.00:1.00
June 30, 2013	2.00:1.00
September 30, 2013 and each Quarterly Date thereafter	1.50:1.00

(d)	Capital Expenditures.

(i)	The Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for the Borrower and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Maximum Consolidated Capital Expenditures
2011	US$	135,000,000
2012	US$	180,000,000
2013	US$	240,000,000
2014 and each Fiscal Year thereafter	US$	295,000,000

(ii)	To the extent that Consolidated Capital Expenditures made by the Borrower and its Subsidiaries in any Fiscal Year are less than the amount set forth above opposite such Fiscal Year, 50% of such unused amount (the “Carry Forward Amount”) may be carried forward to the immediately succeeding Fiscal Year (but not any subsequent period). Any Carry Forward Amount carried forward into the immediately succeeding Fiscal Year shall be deemed to be spent prior to any other Consolidated Capital Expenditure incurred during such subsequent Fiscal Year.

(e)	Certain Calculations.

With respect to any period during which a Permitted Acquisition has occurred, for purposes of determining compliance with the financial covenants set forth in this Section, Consolidated EBITDA, Consolidated Total Debt, Consolidated Total Capitalization and the components of Debt Service Coverage Ratio shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events that are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Group, which shall be reformulated as if (i) such Permitted Acquisition, and (ii) any Indebtedness incurred or repaid in connection therewith, in each case had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).

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(f)	First Testing.

Notwithstanding anything to the contrary contained in this Section, if the Closing Date occurs after September 30, 2011, then the Borrower shall not be required to comply with the requirements of paragraphs (a), (b) and (c) of this Section in respect of December 31, 2011.

(g)	Non-Remediability.

For the avoidance of doubt, the failure of the Borrower to comply with its obligations in this Section shall not be remediable.

6.2.	Merger.

No Credit Party shall (and the Borrower shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

6.3.	Change of Business.

No Credit Party shall (and the Borrower shall ensure that no other Group Member will) make any substantial change to the general nature of the business of the Borrower, the Credit Parties or the Group taken as a whole from that carried on by the Group at the Signing Date.

6.4.	Acquisitions.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will):

(i)	acquire a company or any other Equity Interests or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company or form a Person.

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(b)	Paragraph (a) above does not apply to an acquisition of a company or other Equity Interest or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company for formation of a Person that is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

6.5.	Joint Ventures.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will):

(i)	enter into, invest in or acquire (or agree to acquire) any Equity Interests or other interests in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or grant a Lien in its assets to secure the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

6.6.	Holding Companies.

No Credit Party shall (and the Borrower shall ensure that no other Offshore Group Member will) trade, carry on any business, own any assets or incur any Indebtedness or any other obligations or liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of Equity Interests in its Subsidiaries, Intellectual Property, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalents but only if those Equity Interests, credit balances, cash and Cash Equivalents are subject to the Transaction Security;

(c)	repayment or conversion in accordance with the terms thereof of the Existing 2001 Bond and the Existing 2010 Bond; and

(d)	incurring any liabilities and performing any obligations under the Transaction Documents to which it is a party; and

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(e)	incurring professional fees and administration costs, and performing any other activities, in each case in the normal and ordinary course of business as a holding company (including, in the case of the Borrower, as a publically listed company).

6.7.	Negative Pledge.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will) create or permit to subsist any Lien or Quasi-Security over any of its assets.

(b)	Paragraph (a) does not apply to any Lien or Quasi-Security that is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

6.8.	Disposals.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no Group Member will) Dispose of any asset.

(b)	Paragraph (a) above does not apply to any Disposal that is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

6.9.	Arm’s Length Basis.

(a)	Except as permitted by paragraph (b) below, no Credit Party shall (and the Borrower shall ensure no Group Member will), directly or indirectly, enter into any transaction with any Person (other than the Borrower or any of its wholly-owned Subsidiaries) except on arm’s length terms.

(b)	The following transactions shall not be a breach of Section 6.9(a):

(i)	any Permitted Transaction;

(ii)	reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; or

(iii)	compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

6.10.	Loans or Credit.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will) be a creditor in respect of any Indebtedness.

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(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

6.11.	No Guarantees or Indemnities.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any Person.

(b)	Paragraph (a) does not apply to a guarantee that is:

(i)	a Permitted Loan;

(ii)	a Permitted Guarantee; or

(iii)	a Permitted Transaction.

6.12.	Dividends and Share Redemption.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will):

(i)	declare, make or pay any Dividend on or in respect of its Equity Interests;

(ii)	repay or distribute any Dividend or share premium reserve;

(iii)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, or make any Restricted Payment.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).

6.13.	Financial Indebtedness.

(a)	Except as permitted under paragraph (b) below, no Credit Party shall (and the Borrower shall ensure that no other Group Member will) incur or allow to remain outstanding any Indebtedness.

(b)	Paragraph (a) above does not apply to Indebtedness that is:

(i)	Permitted Indebtedness; or

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(ii)	a Permitted Transaction.

6.14.	Amendments to Transaction and Organizational Documents.

(a)	No Credit Party shall amend, vary, novate, supplement, supersede, waive or terminate any term of any Acquisition Document and any documents executed in connection therewith without (i) on or prior to the Closing Date, the prior written consent of the Initial Mandated Lead Arrangers; and (ii) after the Closing Date, the prior written consent of the Majority Lenders if such amendment, restatement, waiver or termination would have a material adverse effect on the interests of the Lenders or would result in a waiver or release of a claim in an aggregate amount of more than US$10,000,000 (or its equivalent).

(b)	No Credit Party shall amend, vary, novate, supplement, supersede, waive or terminate any term of any Organizational Document of such Credit Party delivered to the Facility Agent pursuant to Section 3.1, 5.23 or 5.27 (as the case may be) except in a way that either individually or in the aggregate could not be reasonably expected to materially and adversely affect the interests of the Lenders or the other Finance Parties.

6.15.	Security and Share Capital.

No Credit Party shall (and the Borrower shall ensure no other Group Member will) issue any Equity Interests except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

6.16.	Sanctions.

Each Credit Party shall (and the Borrower shall ensure that each other Group Member will) ensure that:

(a)	no Group Member (i) is or becomes a Designated Person or a Sanctioned Entity; (ii) has a more than 10% of its assets located in Sanctioned Entities; or (iii) derives more than 10% of its operating income from investments in, or transactions with, Designated Persons or Sanctioned Entities;

(b)	the proceeds of the Term Loans will not be used, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, or (ii) to fund any operations in, finance any investments or activities in or make any payments to, a Designated Person or a Sanctioned Entity, or any other business activities that are subject to sanctions, restrictions or embargoes imposed by any Sanctioning Governmental Authorities;

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(c)	no Group Member engages in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law;

(d)	none of the funds or assets of any Credit Party that are used to repay any Obligation under the Credit Documents shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person or Sanctioned Entity and no Designated Person nor any Sanctioned Entity shall have or acquire any direct or indirect interest in any Group Member that would constitute a violation of any Anti-Terrorism Laws; and

(e)	no Group Member funds all or part of any payment under this Agreement or any other Credit Document out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

SECTION 7. GUARANTY

7.1.	Guaranty of the Obligations.

Subject to the provisions of Section 7.2, each Guarantor jointly and severally hereby irrevocably and unconditionally guaranties to the Facility Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”).

7.2.	Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.

“Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor; to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.

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“Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under applicable law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.

“Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section), minus (b) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section.

7.3.	Payment by Guarantors.

Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of an automatic stay under applicable law), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Facility Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that, but for the Borrower’s becoming the subject to a Bankruptcy Event, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related Bankruptcy Event) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.	Liability of Guarantors Absolute.

(a)	Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)	this Guaranty is a guaranty of payment when due and not of collectability;

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(ii)	the Facility Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(iii)	the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) and the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against the Borrower or any other Guarantors and whether or not the Borrower is joined in any such action or actions;

(iv)	payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid; and without limiting the generality of the foregoing, if the Facility Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(v)	any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedging Agreements; and

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(vi)	this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a Lien in any collateral that secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

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(b)	This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety.

7.5.	Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries, (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person; (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person; (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Borrower or any other Person; or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder; (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof; (iii) any rights to set-offs, recoupments and counterclaims; and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any assets subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under the Hedging Agreements or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof.

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7.6.	Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations; (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower; and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Facility Agent on behalf of Beneficiaries and shall forthwith be paid over to the Facility Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.	Subordination of Other Obligations.

Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any Guarantor shall be subordinated in right of payment to the Guaranteed Obligations, as set forth in the Intercreditor Agreement.

7.8.	Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

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7.9.	Authority of Guarantors or the Borrower.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.	Financial Condition of the Borrower.

Any Term Loan may be made to the Borrower or continued from time to time, and any Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.11.	Bankruptcy.

(a)	So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Facility Agent acting pursuant to the instructions of the Majority Lenders, commence or join with any other Person in commencing, or participate in or maintain, any Bankruptcy Event. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving a Bankruptcy Event of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)	Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations that are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order that may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Facility Agent, or allow the claim of the Facility Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(c)	In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payments are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.	Termination.

The obligations of all Guarantors shall terminate on the date on which all Obligations are indefeasibly paid in full in cash. In connection with such termination, the Security Agent shall, at the request of the Borrower, execute and deliver to the Borrower and such Guarantor, at the sole costs and expenses of the Borrower or such Guarantor, all documents that such Guarantor or the Borrower may reasonably request to evidence such termination, in each case without any recourse, representation or warranty.

SECTION 8. EVENTS OF DEFAULT

8.1.	Events of Default.

Each of the following conditions or events shall be an Event of Default:

(a)	Non-Payment. Failure by the Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within five (5) days after the date due.

(b)	Breach of Financial Covenants and Certain Other Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Sections 5.1, Section 5.2, Section 5.7, or Section 6.1.

(c)	Breach of Other Covenants Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other clause of Section 8.1, and such default (if fully remediable) shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an officer or director of such Credit Party becoming aware of such default; or (ii) receipt by the Borrower of notice from the Facility Agent or any Lender of such default.

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(d)	Misrepresentations. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any certificate or document at any time given by any Credit Party or any of its Subsidiaries in writing to any Finance Party pursuant to this Agreement or such other Credit Document shall be incorrect or misleading as of the date made or deemed made; and such default (if fully remediable) shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (i) an officer or director becoming aware of such default; or (ii) receipt by the Borrower of notice from the Facility Agent or any Lender of such default.

(e)	Cross Default. The (i) failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of US$10,000,000 (or its equivalent) or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above; or (2) any loan agreement, mortgage, indenture or other agreement relating to such items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(f)	Insolvency.

(i)	Any Credit Party or Material Group Member is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts by reason of actual or anticipated financial difficulties, or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(ii)	The value of the assets of any Credit Party is less than its liabilities.

(iii)	A moratorium is declared in respect of the indebtedness of any Credit Party or Material Group Member. If such a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(g)	Insolvency Proceedings.

(i)	Any corporate or similar action, legal proceedings or other procedure or step is taken in relation to:

(1)	bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Credit Party or Material Group Member;

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(2)	a general assignment for the benefit of creditors of any Credit Party or Material Group Member;

(3)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Credit Party or Material Group Member or any of its assets; or

(4)	enforcement of any Lien over any assets of any Group Member having an aggregate fair market value of US$5,000,000 (or its equivalent) or more from and after the Signing Date,

or any analogous procedure or step is taken in any jurisdiction.

(ii)	Paragraph (i) shall not apply to:

(1)	any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement (or within sixty (60) days of commencement, if the Facility Agent has received a certificate from the chief financial officer of the Borrower within such twenty (20) Business Day period certifying that such winding-up petition is frivolous or vexatious and the applicable Group Member is solvent);

(2)	any step taken to appoint a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Credit Party or Material Group Member or any of its assets if the Facility Agent (acting reasonably) is satisfied that such step will be withdrawn or be unsuccessful; or

(3)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

(h)	Creditors’ Process. Any creditor’s expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Credit Party or Material Group Member having an aggregate value of US$10,000,000 (or its equivalent) and is not discharged within twenty (20) Business Days (or within sixty (60) days of commencement, if the Facility Agent has received a certificate from the chief financial officer of the Borrower within such twenty (20) Business Day period certifying that such process is frivolous or vexatious).

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(i)	Unlawfulness and Invalidity; Transaction Security.

(i)	Subject to the Legal Reservations, it is or becomes unlawful for a Credit Party to perform any of its obligations under the Credit Documents or any Transaction Security created or expressed to be created or evidenced by the Collateral Documents (subject to clause (iv) below, other than the PRC Collateral Documents, as a result of Change in Law) ceases to be effective, or is or becomes unlawful.

(ii)	Subject to the Legal Reservations, any obligation of any Credit Party under any Credit Documents is not or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Credit Documents.

(iii)	Subject to the Legal Reservations, any Credit Document ceases to be in full force and effect or any Transaction Security (subject to clause (iv) below, other than the PRC Collateral Documents, as a result of Change in Law) ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Credit Party) to be ineffective.

(iv)	Any Transaction Security created or expressed to be created or evidenced under the PRC Collateral Documents ceases to be legal, valid, binding, enforceable or effective as a result of Change in Law and such default shall not have been remedied or waived within three (3) months after such Change in Law becoming effective.

(j)	Cessation of Ongoing Business. Any Credit Party or Material Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of any Disposal or other transaction expressly permitted under this Agreement.

(k)	Change of Ownership. The Borrower Disposes, directly or indirectly, of any Equity Interests in (i) any Offshore Group Member; or (ii) any Onshore Material Group Member other than in connection with a Permitted Disposal.

(l)	Qualified Audit Opinion. The Auditors of the Group qualify the Annual Financial Statements of the Borrower and its Subsidiaries (except for any qualification made by the Auditors of the Group with respect to the Annual Financial Statements of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2011 solely for the lack of comparison against the interim quarterly financial results of the Target and its Subsidiaries for the quarters ended March 31, 2010 and June 30, 2010).

(m)	Expropriation. Any seizure, expropriation, nationalization or similar action by or on behalf of any governmental, regulatory or other authority or other person of any asset or assets of the Group Members which individually or in the aggregate have a fair market value equal to or more than US$5,000,000 (or its equivalent) during any Fiscal Year.

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(n)	Repudiation or Rescission of Agreements.

(i)	A Credit Party rescinds or purports to rescind or repudiates or purports to repudiate a Credit Document or any of the Transaction Security.

(ii)	After the Closing Date, any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or could reasonably be expected to have a material adverse effect on the interests of the Lenders under the Credit Documents.

(o)	Litigation. Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Member or its assets that has or could reasonably be expected to have a Material Adverse Effect.

(p)	Judgments and Attachments. One or more money judgments, writs or warrants of attachment or similar proceedings involving in the aggregate at any time an amount in excess of US$10,000,000 (or its equivalent) (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(q)	Material Adverse Effect. Any event or circumstance occurs that has had or could reasonably be expected to have a Material Adverse Effect.

(r)	Suspension in Trading of Listed Shares. The trading in the ADSs or shares of the Borrower that are listed on any stock exchange are suspended for more than five (5) consecutive Business Days on which such stock exchange is trading, or such ADSs or shares are delisted from such stock exchange.

(s)	Foreign Exchange Remittances. The imposition by any Governmental Authorities of the PRC of any restrictions on (i) the conversion of Dollars to RMB or RMB to Dollars; or (ii) the remittance of Dollars from Onshore Group Members to Offshore Group Members, in either case where such restrictions have limited, or could reasonably be expected to limit, in any material respect, the ability of any Credit Party to make payments of principal, interest and fees on the Term Loans or for any Credit Party fulfilling any other Obligations hereunder (after taking into account any Governmental Authorizations to be obtained by any Group Member).

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Upon (1) the occurrence and during the continuance of any Event of Default described in Section 8.1(f) or 8.1(g), automatically; or (2) the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Majority Lenders, upon notice to the Borrower by the Facility Agent:

(A)	subject to Section 2.1(c), the Term Loan Commitments, if any, of each Lender having such Term Loan Commitments shall immediately terminate;

(B)	the unpaid principal amount of and accrued interest on the Term Loans, and all other Obligations, shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party; and

(C)	the Facility Agent may cause the Security Agent to enforce any and all Liens granted or created pursuant to the Collateral Documents.

8.2.	Clean-Up Period.

(a)	Notwithstanding any other provision of any Credit Document, any Event of Default that is continuing on the Closing Date will be deemed not to be an Event of Default if:

(i)	it would have been (if it were not for this provision) an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to cause or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Borrower or any other Group Member; and

(iv)	it does not have and could not reasonably be expected to have a Material Adverse Effect.

(b)	If the relevant circumstances are continuing on or after the date falling sixty (60) days after the Closing Date, there shall be an Event of Default notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

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SECTION 9. AGENTS

9.1.	Appointment of Agents.

(a)	Each Lender hereby appoints (i) each of BNP, Chinatrust, CACIB, CS, J.P. Morgan, NATIXIS and Shinhan as a Mandated Lead Arranger hereunder; and (ii) ICBC as the Lead Arranger hereunder, and each Lender hereby authorizes each such Person to act as a Mandated Lead Arranger or Lead Arranger in accordance with the terms hereof and the other Credit Documents. BNP Paribas Hong Kong Branch is hereby appointed the Facility Agent and the Security Agent hereunder and under the other Credit Documents and each Lender hereby authorizes BNP Paribas Hong Kong Branch to act as the Facility Agent and the Security Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. Without limiting the generality of the other provisions in the Credit Documents, each Agent shall promptly notify the other Finance Parties if it receives notice from a Credit Party or a Lender referring to this Agreement describing a Default or it is aware of the non-payment of any principal, interest or other fee payable to a Finance Party under this Agreement. The provisions of Section 9 are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Mandated Lead Arranger and Lead Arranger, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. None of BNP, Chinatrust, CACIB, CS, J.P. Morgan, NATIXIS and Shinhan in its capacity as a Mandated Lead Arranger, nor ICBC in its capacity as the Lead Arranger, shall have any obligations arising under any Credit Document, but shall be entitled to all benefits of Section 9 and elsewhere in the Credit Documents to the extent provided therein.

(b)	Each Lender hereby authorizes the Facility Agent to enter into the Intercreditor Agreement for and on behalf of such Lender. Upon the Facility Agent’s execution of the Intercreditor Agreement, each Lender hereby agrees to be bound by all of the terms, provisions and conditions in the Intercreditor Agreement as a “Senior Lender” party thereto.

9.2.	Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Except where a Credit Document specifically provides otherwise, each Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Person party to a Credit Document. Each Agent’s duties under the Credit Documents are solely mechanical and administrative in nature.

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9.3.	General Immunity.

(a)	No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Facility Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans. The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that (i) no Default has occurred (unless it has actual knowledge of a Default arising under Section 8.1(a)); (ii) any right, power, authority or discretion vested in any Finance Party or the Majority Lenders has not been exercised; and (iii) any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Credit Parties.

(b)	Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Majority Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from the Majority Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Majority Lenders (or such other Lenders as may be required to give such instructions under Section 10.5). Notwithstanding any other provision of any Credit Document to the contrary, none of the Agents, the Mandated Lead Arrangers or the Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. Nothing in this Agreement shall oblige the Facility Agent to carry out any “know-your-customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it shall not rely on any statement in relation to such checks made by the Facility Agent. The Facility Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Credit Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Facility Agent for the purpose of such payment. No party to this Agreement (other than the Agents) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Credit Document or any Transaction Document and any officer, employee or agent of the Agents may rely on this Section.

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(c)	Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section and of Section 9.6 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Facility Agent or the Security Agent (as applicable). All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by each Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders; (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent; and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

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9.4.	Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or other Finance Party hereunder. With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. Notwithstanding the above, in acting as facility agent for the Finance Parties or security agent for the Secured Parties, each Agent shall be regarded as acting through agency division of its financial institution which shall be treated as a separate entity from any of its other divisions or departments. Such Agent shall not be deemed to have received any notice or information if its agency division has not received such notice or information even if such notice or information may have been received by another division or department of such Agent’s financial institution.

9.5.	Lenders’ Representations, Warranties and Acknowledgment.

(a)	Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Term Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

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(b)	Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Finance Party.

(c)	Without affecting the responsibility of any Credit Party for information supplied by it or on its behalf in connection with any Transaction Document, each Lender accepts and acknowledges to the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Lead Arranger that:

(i)	some or all of the information (including financial projections or other financial data) that has or may be provided to the Lenders (through the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the Lead Arranger or otherwise) is or may constitute (1) non-public information; or (2) relevant information (as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong (the “SFO”)) or similar applicable laws in any other applicable jurisdiction) in relation to the Borrower (collectively, “Price Sensitive Information”) and that the use of such information may be regulated or prohibited by applicable laws relating to, among other things, insider dealing or market abuse;

(ii)	upon possession of the Price Sensitive Information, a Lender may be prohibited or restricted under the applicable laws from, among other things, dealing in or counseling or procuring another Person to deal in the listed securities of the Borrower or its derivatives, or the listed securities of a related corporation (as defined in the SFO or similar applicable laws in any other applicable jurisdiction) of the Borrower or its derivatives, or otherwise from using or disclosing the Price Sensitive Information;

(iii)	none of the Facility Agent, the Security Agent, the Mandated Lead Arrangers nor the Lead Arranger shall be liable for any action taken by it under or in connection with distributing such Price Sensitive Information; provided that where it is required to act on the instructions of any Lender or the Lenders, the Facility Agent, the Security Agent, any Mandated Lead Arranger or the Lead Arranger may ask for a confirmation or certificate (in form and substance satisfactory to the Facility Agent, the Security Agent, any Mandated Lead Arranger or the Lead Arranger, as applicable) confirming that the instructing Lender or Lenders is or are not in possession of any Price Sensitive Information and that it is or they are not instructing the Facility Agent, the Security Agent, any Mandated Lead Arranger or the Lead Arranger, as applicable, to act as a consequence of being in possession of any Price Sensitive Information; and

(iv)	any information received under or in connection with the Transaction Documents shall not be used by such Lender for any unlawful purpose, and each Lender shall make an independent evaluation of, and ensure its compliance with, any legal and regulatory restrictions on the use or disclosure of such information.

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9.6.	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.	Successor Facility Agent and Security Agent.

(a)	The Facility Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and the Borrower, and the Facility Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Facility Agent and signed by the Majority Lenders. Upon any such notice of resignation or any such removal, the Majority Lenders shall have the right, upon five (5) Business Days notice to the Borrower, to appoint a successor Facility Agent. Upon the acceptance of any appointment as the Facility Agent hereunder by a successor Facility Agent, that successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Facility Agent and the retiring or removed Facility Agent shall promptly (i) transfer to such successor Facility Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Facility Agent under the Credit Documents; and (ii) execute and deliver to such successor Facility Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Facility Agent of the Liens created under the Collateral Documents, whereupon such retiring or removed Facility Agent shall be discharged from its duties and obligations hereunder. If the Majority Lenders have not appointed a successor Facility Agent, the Facility Agent shall have the right to appoint a financial institution to act as the Facility Agent hereunder; provided that the Facility Agent’s resignation shall become effective upon the appointment of a successor. Except as provided in the immediately preceding sentence, any resignation or removal of the Person then acting as Facility Agent pursuant to this Section shall also constitute the resignation or removal of that same Person as the Security Agent (if such Person is then acting as the Security Agent). After any retiring or removed Facility Agent’s resignation or removal hereunder as the Facility Agent, the provisions of Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent hereunder. Any successor Facility Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Security Agent for all purposes hereunder. If the Person acting as the Facility Agent pursuant to this Section has resigned as the Facility Agent but retained its role as the Security Agent and no successor Security Agent has become the Security Agent pursuant to the immediately preceding sentence, then such Person may resign as the Security Agent upon notice to the Borrower and the Majority Lenders at any time.

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(b)	In addition to the foregoing, the Security Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and the Credit Parties, and the Security Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Credit Parties and the Security Agent signed by the Majority Lenders. Upon any such notice of resignation or any such removal, the Majority Lenders shall have the right, upon five (5) Business Days notice to the Facility Agent, to appoint a successor Security Agent. Upon the acceptance of any appointment as the Security Agent hereunder by a successor Security Agent, that successor Security Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Security Agent under this Agreement and the Collateral Documents, and the retiring or removed Security Agent under this Agreement shall promptly (i) transfer to such successor Security Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Security Agent under this Agreement and the Collateral Documents; and (ii) execute and deliver to such successor Security Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Security Agent of the Liens created under the Collateral Documents, whereupon such retiring or removed Security Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Security Agent’s resignation or removal hereunder as the Security Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Security Agent hereunder.

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9.8.	Collateral Documents and Guaranty.

(a)	Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Facility Agent or the Security Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Facility Agent nor the Security Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of the Obligations with respect to any Hedging Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, the Facility Agent or the Security Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Majority Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented; or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which the Majority Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)	Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Facility Agent, the Security Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Facility Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Security Agent on behalf of the Secured Parties in accordance with the terms thereof; and (ii) in the event of a foreclosure by the Security Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Security Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Security Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Security Agent at such sale or other disposition.

(c)	Rights under Hedging Agreements. No Hedging Agreement will create (or be deemed to create) in favor of any Hedge Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(d)(i) of this Agreement or in the Intercreditor Agreement.

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9.9.	Withholding Taxes.

To the extent required by any applicable law, the Facility Agent may withhold from any payment to any Lender an amount equivalent to any applicable Indemnified WHT or other amount required to be withheld pursuant to Applicable Law. Each Lender shall severally indemnify (only to the extent that the Credit Parties have not already indemnified the Facility Agent for such amount and without limiting the obligation of the Credit Parties to do so) the Facility Agent for any Indemnified WHT or other withholding tax attributable to such Lender that are paid or payable by the Facility Agent in connection with any Credit Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified WHT or other withholding tax (and any penalties or interest associated therewith) were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 9.9 shall be paid within 10 days after the Facility Agent delivers to the applicable Lender a notice stating the amount of any Indemnified WHT or other withholding tax (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto) so paid or payable by the Facility Agent. Such notice shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 10. MISCELLANEOUS

10.1.	Notices.

(a)	Notices Generally. Any notice or other communication herein required or permitted to be given to or by a Credit Party or Finance Party shall be sent to such Person’s address as set forth on Appendix E or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix E or otherwise indicated to the Facility Agent in writing by at least five (5) Business Days (or such shorter period agreed by the Facility Agent) notice. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by fax, mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of fax, or three (3) Business Days after depositing it in the mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that any such notice or other communication shall at the request of the Facility Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Facility Agent from time to time.

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(b)	Electronic Communications.

(i)	Notices and other communications to the Credit Parties and Finance Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Facility Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Facility Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Facility Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)	Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Facility Agent.

(iii)	The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)	Each of the Credit Parties and the Finance Parties agrees that the Facility Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Facility Agent’s customary document retention procedures and policies.

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10.2.	Expenses.

The Borrower agrees to pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agents, each of the Mandated Lead Arrangers and the Lead Arranger and their respective Affiliates, including Paul Hastings LLP, counsel for the Agents, the Mandated Lead Arrangers and the Lead Arranger, and a single firm of local counsel in each Relevant Jurisdiction for the Agents, the Mandated Lead Arrangers and the Lead Arranger, in connection with the syndication of the credit facilities provided for herein, and the negotiation, preparation and execution of the Credit Documents (whether or not the transactions contemplated thereby shall be consummated); (b) all reasonable documented out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one firm of outside legal counsel to the Agents, in connection with any consents, amendments, waivers or other modifications thereto (whether or not the transactions contemplated thereby shall be consummated); (c) all documented out-of-pocket expenses incurred by the Finance Parties, including the documented out-of-pocket expenses of one firm of counsel (and, if necessary, of a single separate firm of local counsel in each Relevant Jurisdiction) for the Finance Parties (and in the case of an actual or perceived conflict of interest (as reasonably determined by an Agent or a Lender affected by such conflict) where such affected Finance Party informs the Borrower of such conflict and thereafter retains its own counsel, such other firm of counsel for such affected Finance Party), in connection with the enforcement, collection or protection of their rights in connection with the Credit Documents, including their rights under this Section, or in connection with the Term Loans made hereunder, including all documented out-of-pocket expenses (including allocated costs of internal counsel) incurred during any workout, restructuring or related negotiations in respect of such Term Loans or in connection with a Bankruptcy Event (and for the avoidance of doubt, no costs of internal counsel will be included for any amendment, waiver or other modification to documents that are unrelated to any workout, restructuring or related negotiations stemming from an Event of Default); and (d) all reasonable documented out-of-pocket expenses incurred by the Agents in the administration of the Credit Documents, including the reasonable documented fees, charges and disbursements of one firm of counsel (and if necessary, of a single separate firm of local counsel in each Relevant Jurisdiction). Expenses reimbursable by the Credit Parties under this Section include:

(i)	appraisals;

(ii)	liens and title searches, title insurance and endorsements to title insurance policies;

(iii)	taxes, fees and other charges for recording any mortgages, filing financing statements and continuations, and other actions to perfect, protect and continue the Security Agent’s Liens; and

(iv)	forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the CP Satisfaction Date or the Closing Date, as the case may be, all amounts due under this Section shall be payable by the Borrower within fifteen (15) days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

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10.3.	Indemnity.

(a)	In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated or the Term Loans shall be borrowed, each Credit Party agrees to indemnify and hold harmless, each Finance Party and its officers, partners, members, directors, trustees, advisors, employees, agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee; (ii) result from a material breach of the obligations of any that Indemnitee under the Credit Documents; or (iii) result from disputes brought by and between and among Indemnitees (not involving an act or omission of the Borrowers, the Credit Parties or their Affiliates as determined by a court of competent jurisdiction in a final and non-appealable decision). To the extent that the undertakings to indemnify and hold harmless set forth in this Section may be unenforceable in whole or in part because they are violative of or voidable under any applicable law (including for reasons of public policy), the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)	To the extent permitted by applicable law, no party to this Agreement shall assert, and each party hereby waives, any claim against each other party and its respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower (on behalf of itself and each other Credit Party) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4.	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder; or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have under any other document or agreement. The applicable Lender shall notify the Obligors’ Agent and the Facility Agent of such set-off application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.

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10.5.	Amendments and Waivers.

(a)	Majority Lenders Consent. Subject to the additional requirements of Sections 10.5(b), (c) and (d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom (each, a “proposed change”), shall in any event be effective unless made pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Facility Agent with the consent of the Majority Lenders.

(b)	Lenders Consent. Notwithstanding Section 10.5(a), in addition to Majority Lender approval, no proposed change (after obtaining the prior written consent of the Majority Lenders) may:

(i)	increase the Commitment of any Lender, without the written consent of such Lender;

(ii)	reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender;

(iii)	postpone the scheduled date of payment of the principal amount of any Term Loan to any Lender, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitment of any Lender, without the written consent of such Lender;

(iv)	change Section 2.12(c) or (d) or amend the defined term “Pro Rata Share” in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v)	change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

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(vi)	change the currency of payment of any amount under the Credit Documents, without the consent of each Lender;

(vii)	release any Lien over the Collateral or all or any Guarantors from the Guaranty, except in connection with a Permitted Disposal or as otherwise expressly provided in the Credit Documents or with the consent of each Lender; or

(viii)	consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, without the consent of each Lender.

(c)	Technical Amendments. The Facility Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(d)	Other Consents. No proposed change shall:

(i)	amend, modify or waive this Agreement or any other Credit Document so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedging Agreements or the definition of “Hedge Counterparty,” “Hedging Agreement,” “Obligations,” or “Secured Obligations” (as defined in the Intercreditor Agreement) in each case in a manner adverse to any Hedge Counterparty with Obligations then outstanding, without the written consent of any such Hedge Counterparty;

(ii)	amend, modify or otherwise affect the rights or duties of an Agent hereunder without the prior written consent of such Agent;

(iii)	amend, modify or otherwise affect the rights (or create any duties) of a Mandated Lead Arranger hereunder, without the prior written consent of such Mandated Lead Arranger; or

(iv)	amend, modify or otherwise affect the rights (or create any duties) of the Lead Arranger hereunder, without the prior written consent of the Lead Arranger.

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(e)	Snooze and Lose. In connection with any proposed change described in Section 10.5(a), if a Lender does not deliver to the Facility Agent an acceptance or rejection of the proposed change within twenty (20) Business Days (or such longer period as is agreed by the Borrower and the Facility Agent in relation to any proposed change) after the date the Borrower delivers a written request for a proposed change to the Facility Agent (or if any additional information that would reasonably be expected to be material to a Lender’s decision concerning a proposed change is requested from the Borrower by the Facility Agent during such twenty (20) Business Day period, then such period shall instead end twenty (20) Business Days from the date on which the Facility Agent has received all such material information so requested from the Borrower); then such Lender’s Term Loans and Term Loan Commitments shall not be included for the purpose of calculating whether a certain percentage of Term Loans or Term Loan Commitments has been obtained to approve an proposed change; provided that for the foregoing to be effective, the proposed change must contain a reference to this paragraph (e) and note that the Term Loan Exposure of any Lender that does not deliver to the Facility Agent an acceptance or rejection of the proposed change within twenty (20) Business Days will not included for the purpose of calculating whether a certain percentage of Term Loans or Term Loan Commitments has been obtained to approve the applicable proposed change.

(f)	Execution of Amendments. The Facility Agent may, but shall have no obligation to, with the concurrence of the Lenders, execute amendments, modifications, waivers or consents on behalf of the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on all of the Credit Parties.

10.6.	Successors and Assigns; Participations.

(a)	Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders and any such assignment without the Lenders’ prior written consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Finance Parties and each Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)	Register. The Borrower, the Facility Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no sale, assignment or transfer of any Term Loan Commitment or Term Loan (each, a “Transfer”) to any Person (a “New Lender”) shall be effective, in each case, unless and until recorded in the Register following receipt by the Facility Agent of an Assignment and Assumption effecting the Transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such Transfer, in each case, as provided in Section 10.6(d). Each Transfer shall be recorded in the Register on the fifth Business Day (or such shorter period agreed by the Facility Agent) after the Assignment and Assumption is received by the Facility Agent, if received by 12:00 noon, Hong Kong time, and on the following Business Day if received after such time, and prompt notice thereof shall be provided to the Borrower and a copy of such Assignment and Assumption shall be maintained, as applicable, by the Facility Agent. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c)	Right to Assign. Each Lender shall have the right at any time Transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided however that pro rata Transfers shall not be required and each Transfer shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments):

(i)	to a New Lender satisfying the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Facility Agent; and

(ii)	to any New Lender satisfying the criteria of clause (b) of the definition of the term of “Eligible Assignee” after consultation with the Borrower for at least three (3) Business Days (such consultation not to be required at any time an Event of Default shall have occurred and then be continuing) and upon giving of notice to the Facility Agent; provided that any such Transfer pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than US$1,000,000 and multiple amounts of US$1,000,000 (or such lesser amount as may be agreed to by the Facility Agent or as shall constitute the aggregate amount of the Term Loan Commitments and Term Loans of the assigning Lender).

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(d)	Mechanics. Transfers of Term Loans and Term Loan Commitments by the Lenders shall be effected by manual execution and delivery to the Facility Agent of an Assignment and Assumption not later than 12:00 noon (Hong Kong time) at least five (5) Business Days (or such shorter period agreed by the Facility Agent) prior to the Assignment Effective Date. Transfers made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with each Transfer, together with the Assignment and Assumption, there shall be delivered to the Facility Agent such forms, certificates or other evidence, if any, with respect to tax withholding matters as the Facility Agent may reasonably request, together with payment to the Facility Agent of a registration and processing fee of US$3,500 (except that no such registration and processing fee shall be payable in the case of a New Lender that satisfies the criteria of clause (a) of the definition of the term of “Eligible Assignee”). In addition, the New Lender, if it shall not be an existing Lender, shall at the request of the Facility Agent (i) deliver to the Facility Agent an administrative questionnaire in which the New Lender designates one or more contact persons to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the New Lender’s compliance procedures and applicable laws, including U.S. Federal and state securities laws; and (ii) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and its internal policy pursuant to the transactions contemplated in the Credit Documents.

(e)	Representations and Warranties of Lenders. Each Lender, upon execution and delivery of this Agreement, and each New Lender upon succeeding to an interest in the Commitments and Term Loans pursuant to an Assignment and Assumption, as the case may be, represents and warrants to the Facility Agent that as of the Closing Date or as of the Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Term Loan Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other U.S. federal or other applicable securities laws (it being understood that, subject to the provisions of this Section, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f)	Effect of Assignment. Subject to the terms and conditions of this Section, as of the Assignment Effective Date, (i) the New Lender shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the New Lender, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect any Term Loan Commitment of such New Lender and any Term Loan Commitment of such assigning Lender, if any; and (iv) if any such Transfer occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such Transfer or as promptly thereafter as practicable, surrender its applicable Notes to the Facility Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the New Lender or assigning Lender, to such New Lender or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments or outstanding Term Loans of the New Lender or the assigning Lender.

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(g)	Participations. Any Lender may, without the consent of the Borrower or any Finance Party, sell participations to one or more banks or other Person that is an Eligible Assignee (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.5(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 2.20 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.17 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided such Participant agrees to be subject to Sections 2.13 and 2.20 (and the applicable provisions of the Intercreditor Agreement) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Term Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Lender that sells a participation (i) may prior to any such sale or transfer, notify each Participant of the provisions of Section 2.22, and (ii) may notify each Participant of any matter requiring the consent of the affected Lenders pursuant to Section 10.5(b) from time to time. If, when voting on a matter requiring the consent of affected Lenders pursuant to Section 10.5(b), a Lender splits its vote to reflect the instructions of its Participants, then any percentage of that Lender’s vote cast against the requested change on the instructions of its Participant (the dissenting portion) shall be treated as a Non-Consenting Lender and the Borrower may require such Lender to terminate, unwind, liquidate or otherwise cancel its arrangements with its Participant (with the dissenting portion) and transfer the interest, rights and obligations corresponding to the dissenting portion to the Replacement Lenders in accordance with Section 2.22.

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(h)	Liens Granted by Lenders. Any Lender may at any time grant a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any Lien to secure obligations to a U.S. Federal Reserve Bank, and this Section shall not apply to any such granting of a Lien; provided that no such granting of a Lien shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)	Disenfranchisement of Sponsor Affiliates.

(i)	For so long as a Sponsor Affiliate (i) beneficially owns any Term Loan Exposure; or (ii) has entered into a sub-participation agreement relating to a Term Loan Exposure or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(1)	in ascertaining the Majority Lenders; or whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Credit Participations (as defined in the Intercreditor Agreement); or the agreement of any specified group of Lenders has been obtained to approve any request for a proposed change or to carry any other vote or approve any action under this Agreement or any other Credit Document, such Term Loan Exposure shall be deemed to be zero and, subject to paragraph (2) below, such Sponsor Affiliate (or the Person with whom it has entered into that sub-participation, other agreement or arrangement (a “Counterparty”)) shall be deemed not to be a Lender.

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(2)	Paragraph (1) above shall not apply to the extent that a Counterparty is a Lender by virtue otherwise than by beneficially owning the relevant Term Loan Exposure.

(ii)	Each Sponsor Affiliate that is a Lender agrees that:

(1)	in relation to any meeting or conference call to which all the Lenders, all the Secured Parties or any combination of those groups of Secured Parties are invited to attend or participate, it shall not attend or participate in the same if so requested by the Security Agent or, unless the Security Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(2)	it shall not, unless the Security Agent otherwise agrees, be entitled to receive any report or other document prepared at the request of, or on the directions of, the Security Agent or one or more of the Secured Parties.

10.7.	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.	Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Term Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements set forth in Sections 2.13, 2.17, 2.18, 2.19, 9.3(b), 9.6, 10.2, 10.3 and 10.4 shall survive the payment of the Term Loans.

10.9.	No Waiver; Remedies Cumulative.

No failure or delay on the part of any Finance Party in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Finance Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any applicable law or in any of the other Credit Documents or any Hedging Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

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10.10.	Marshalling; Payments Set Aside.

Neither any Agent nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Facility Agent (or to the Facility Agent, on behalf of the Lenders) or any other Secured Party, or any Agent or any other Secured Party enforces any Lien or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any applicable law relating to a Bankruptcy Event or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.	Severability.

To the maximum extent permitted by applicable law, if any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.	Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of the Lenders under the Credit Documents are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.	Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.	APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, U.S.A., WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

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10.15.	CONSENT TO JURISDICTION.

(a)	ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, BOROUGH OF MANHATTAN, UNITED STATES OF AMERICA. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)	Without prejudice to any other mode of service allowed under applicable law, each Credit Party (other than any Credit Party incorporated in United States):

(i)	irrevocably appoints the Person specified in the applicable process agent appointment letter as its agent for service of process in relation to any action, suit or proceedings before courts in the State of New York, USA in connection with any Credit Document;

(ii)	agrees that service of process in the manner provided in this Section in any action, suit or proceeding will be deemed personal service, will be accepted by such Credit Party as such and will be valid and binding upon such Credit Party for all purposes of any such action, suit or proceeding;

(iii)	agrees that failure by a process agent to notify the relevant Credit Party of the process will not invalidate the proceedings concerned; and

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(iv)	agrees that if any Person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Credit Parties) shall promptly (and in any event within fifteen (15) Business Days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent, on the sole cost and expense of the Credit Parties, for this purpose.

10.16.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/THE BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.17.	Confidentiality.

Each Finance Party shall hold all non-public information regarding the Group and its businesses identified as such by the Borrower and obtained by such Finance Party pursuant to the requirements hereof in accordance with such Finance Party’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Credit Parties that, in any event, each Finance Party may make (i) disclosures of such information to any Related Parties of such Finance Party and to their respective agents and advisors (and to other Persons authorized by a Finance Party to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section); provided that such Person is under a duty of confidentiality, contractual or otherwise, to such Finance Party; (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Group Member and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section or other provisions at least as restrictive as this Section); (iii) disclosures to any rating agency when required by it; provided that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender; (iv) disclosures to the International Swaps and Derivatives Association, Inc. (“ISDA”) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Credit Documents will be, or in order for the obligations under the Credit Documents to become, deliverable under a Treasury Transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto; (v) disclosures to any Group Member or any Person permitted by any Credit Party; (vi) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document; and (vii) disclosures required or requested by any applicable law (including any regulation issued under the Banking Act, Chapter 19 of Singapore and applicable to banks in Singapore in relation to the prevention of money laundering or countering the financing of terrorism), any Governmental Authority or representative thereof or pursuant to legal, regulatory, judicial or arbitration process. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. This Section supersedes any previous confidentiality undertaking given by a Finance Party in connection with the Term Loans prior to it becoming a party hereof.

10.18.	Usury Savings Clause.

(a)	For purposes of this Section, “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under applicable law by or in respect of any Lender and that are presently in effect or, to the extent allowed by applicable law, that may hereafter be in effect and that allow a higher maximum non-usurious interest rate than applicable laws now allow.

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(b)	Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by applicable law, the Borrower shall pay to the Facility Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any and all applicable laws in respect of usury. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.

10.19.	Counterparts.

This Agreement (and each amendment hereto or waiver granted in respect hereof) may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment hereto or waiver granted in respect hereof) by fax or any other electronic means (including e-mail) that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, amendment or waiver.

10.20.	Effectiveness.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Facility Agent of written notification (including by electronic communications in PDF format) of such execution and authorization of delivery thereof.

10.21.	USA Patriot Act.

Each Lender and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Facility Agent, as applicable, to identify such Credit Party in accordance with the USA Patriot Act.

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10.22.	Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.	No Fiduciary Duty.

The parties hereto acknowledge and agree that each Finance Party and each of its Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may from time to time have or acquire economic interests that conflict with those of the Borrower or another Group Member. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders, on the one hand, and the Borrower, any Group Member, their stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the other Group Members, on the other; (b) in connection therewith and with the process leading to such transaction, each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, any other Group Member, their management, stockholders, creditors or any other person; (c) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any other Group Member with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower or any other Group Member on other matters) or any other obligation to the Borrower or other Group Member, except the obligations expressly set forth in the Credit Documents; and (d) the Borrower and the other Group Members have consulted their own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it and the other Group Members are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any other Group Member, in connection with such transaction or the process leading thereto.

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10.24.	Borrower as Agent.

(a)	Each Offshore Group Member (other than the Borrower) by its execution of this Agreement or a Counterpart Agreement, irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Credit Documents (in such capacity, the “Obligors’ Agent”) and irrevocably authorizes:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Offshore Group Member notwithstanding that they may affect the Offshore Group Member, without further reference to or the consent of that Offshore Group Member; and

(ii)	each Finance Party to give any notice, demand or other communication that is required to be delivered to that Offshore Group Member pursuant to the Credit Documents to the Borrower,

and in each case the Offshore Group Member shall be bound as though the Offshore Group Member itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Credit Document on behalf of another Offshore Group Member or in connection with any Credit Document (whether or not known to any other Offshore Group Member and whether occurring before or after such other Offshore Group Member became a party to any Credit Document) shall be binding for all purposes on that Offshore Group Member as if that Offshore Group Member had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Offshore Group Member, those of the Obligors’ Agent shall prevail.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered by its respective Authorized Officer as of the date first written above.

HOME INNS & HOTELS MANAGEMENT INC. as Borrower

By:	/s/ May Yihong Wu
Name:	May Yihong
Title:	Chief Strategy Officer

HOME INNS & HOTELS MANAGEMENT INC. as Guarantor

By:	/s/ May Yihong Wu
Name:	May Yihong Wu
Title:	Chief Strategy Officer

HOME INNS & HOTELS MANAGEMENT
(HONG KONG) LIMITED as Guarantor

By:	/s/ May Yihong Wu
Name:	May Yihong Wu
Title:	Director

YITEL HOTEL MANAGEMENT (HONG KONG)
LIMITED as Guarantor

By:	/s/ May Yihong Wu
Name:	May Yihong Wu
Title:	Director

HONG KONG AI HOME HOTEL INVESTMENT
LIMITED as Guarantor

By:	/s/ May Yihong Wu
Name:	May Yihong Wu
Title:	Director

BNP PARIBAS HONG KONG BRANCH as Facility Agent

By:	/s/ Mary Loo
Name:	Mary Loo
Title:	Manager
Regional Agency, Hong Kong

By:	/s/ Didier Leblanc
Name:	Didier Leblanc
Title:	Managing Director, Head of Loan
Syndication, Acquisition & Leveraged Finance, Asia Pacific

BNP PARIBAS HONG KONG BRANCH as Security Agent

By:	/s/ Mary Loo
Name:	Mary Loo
Title:	Manager
Regional Agency, Hong Kong

By:	/s/ Didier Leblanc
Name:	Didier Leblanc
Title:	Managing Director, Head of Loan
Syndication, Acquisition & Leveraged Finance, Asia Pacific

BNP PARIBAS HONG KONG BRANCH as Mandated Lead Arranger

By:	/s/ Pierre Joseph Costa
Name:	Pierre Joseph Costa
Title:	Regional Head for Asia Pacific & Japan,
Structured Finance

By:	/s/ Didier Leblanc
Name:	Didier Leblanc
Title:	Managing Director, Head of Loan
Syndication, Acquisition & Leveraged Finance, Asia Pacific

BNP PARIBAS HONG KONG BRANCH as Lender

By:	/s/ Pierre Joseph Costa
Name:	Pierre Joseph Costa
Title:	Regional Head for Asia Pacific & Japan,
Structured Finance

By:	/s/ Didier Leblanc
Name:	Didier Leblanc
Title:	Managing Director, Head of Loan
Syndication, Acquisition & Leveraged Finance,
Asia Pacific

CHINATRUST COMMERCIAL BANK, LTD.
as Mandated Lead Arranger

By:	/s/ Charleen Sung
Name:	Charleen Sung
Title:	Chief Country Officer, Hong Kong Branch

CHINATRUST COMMERCIAL BANK, LTD. as Lender

By:	/s/ Charleen Sung
Name:	Charleen Sung
Title:	Chief Country Officer, Hong Kong Branch

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK as Mandated Lead Arranger

By:	/s/ Dominique Fournier
Name:	Dominique FOURNIER
Title:	Managing Director and Regional Head,
Real Estate & Hotel Group,
Structured Finance Asia

By:	/s/ Julian Ostheim
Name:	Julian OSTHEIM
Title:	Managing Director
Head of Acquisition
& Leveraged Finance Asia

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK as Lender

By:	/s/ Dominique Fournier
Name:	Dominique FOURNIER
Title:	Managing Director and Regional Head,
Real Estate & Hotel Group,
Structured Finance Asia

By:	/s/ Julian Ostheim
Name:	Julian OSTHEIM
Title:	Managing Director
Head of Acquisition
& Leveraged Finance Asia

[For Home Inns & Hotels Management Inc. Credit Agreement]

CREDIT SUISSE AG, SINGAPORE BRANCH
as Mandated Lead Arranger

By:	/s/ James Wood
Name:	James Wood
Title:	Director, General Counsel Division

By:	/s/ Kuvesh Pather
Name:	Kuvesh Pather
Title:	Director

CREDIT SUISSE AG, SINGAPORE BRANCH as Lender

By:	/s/ James Wood
Name:	James Wood
Title:	Director, General Counsel Division

By:	/s/ Kuvesh Pather
Name:	Kuvesh Pather
Title:	Director

JPMORGAN CHASE BANK, N.A., ACTING
THROUGH ITS HONG KONG BRANCH as Mandated Lead Arranger

By:	/s/ Sonia Li
Name:	Sonia Li
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., ACTING
THROUGH ITS HONG KONG BRANCH as Lender

By:	/s/ Neha Rastogi
Name:	Neha Rastogi
Title:	Vice President

NATIXIS, HONG KONG BRANCH
as Mandated Lead Arranger

By:	/s/ Eva Fung
Name:	EVA FUNG
Title:	Head of Acquisition & Strategic Finance – Asia

NATIXIS, HONG KONG BRANCH as
Mandated Lead Arranger

By:	/s/ Nicolas Farman
Name:	NICOLAS FARMAN
Title:	Director
Acquisition & Strategic Finance – Asia

NATIXIS, HONG KONG BRANCH as Lender

By:	/s/ Eva Fung
Name:	EVA FUNG
Title:	Head of Acquisition & Strategic Finance – Asia

NATIXIS, HONG KONG BRANCH as Lender

By:	/s/ Nicolas Farman
Name:	NICOLAS FARMAN
Title:	Director
Acquisition & Strategic Finance – Asia

SHINHAN ASIA LIMITED
as Mandated Lead Arranger

By:	/s/ Chang-Soo Oh
Name:	Chang-Soo OH
Title:	CEO

SHINHAN ASIA LIMITED as Lender

By:	/s/ Chang-Soo Oh
Name:	Chang-Soo OH
Title:	CEO

INDUSTRIAL AND COMMERCIAL BANK OF
CHINA (ASIA) LIMITED as Lead Arranger

By:	/s/ Spark Su
Name:	Spark Su
Title:	Head of Telecommunications,
Technology and Industrial Section

By:	/s/ Wami Ha
Name:	Wami Ha
Title:	Head of Corporate Finance Section

INDUSTRIAL AND COMMERCIAL BANK OF
CHINA (ASIA) LIMITED as Lender

By:	/s/ Spark Su
Name:	Spark Su
Title:	Head of Telecommunications,
Technology and Industrial Section

By:	/s/ Wami Ha
Name:	Wami Ha
Title:	Head of Corporate Finance Section